    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 17, 1999.

                                                    REGISTRATION NO. 333-[     ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM F-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                            GILDAN ACTIVEWEAR INC./
                      LES VETEMENTS DE SPORTS GILDAN INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             CANADA                                      2253                                  NOT APPLICABLE
(STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION       (I.R.S. EMPLOYER IDENTIFICATION
 INCORPORATION OR ORGANIZATION)                      CODE NUMBER)                                  NUMBER)

                              725 MONTEE DE LIESSE
                          VILLE SAINT-LAURENT, QUEBEC
                                CANADA, H4T 1P5
                                 (514) 735-2023
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             ---------------------

                             CT CORPORATION SYSTEM
                                 1633 BROADWAY
                            NEW YORK, NEW YORK 10019
                                 (212) 664-1666
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                             ---------------------
                        Copies of all correspondence to:

             GARY I. HOROWITZ, ESQ.                           STEPHEN M. BESEN, ESQ.
           SIMPSON THACHER & BARTLETT                       WEIL, GOTSHAL & MANGES LLP
              425 LEXINGTON AVENUE                               767 FIFTH AVENUE
            NEW YORK, NEW YORK 10017                         NEW YORK, NEW YORK 10153
                 (212) 455-2000                                   (212) 310-8000

                             ---------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                             ---------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. [ ]

     If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same Offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                               PROPOSED MAXIMUM
TITLE OF CLASS OF SECURITIES       AMOUNT TO BE         PROPOSED MAXIMUM      AGGREGATE OFFERING         AMOUNT OF
      TO BE REGISTERED              REGISTERED         OFFERING PRICE(1)           PRICE(1)         REGISTRATION FEE(1)
-------------------------------------------------------------------------------------------------------------------------
  Class A Subordinate Voting
  Shares, no par value......        3,450,000              US$12.625            US$43,556,250            US$12,109


--------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purposes of calculating the registration fee, based on the average of the high and low sales prices of the shares on the American Stock Exchange on March 15, 1999.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     The prospectus relating to the Class A Subordinate Voting Shares registered hereby to be offered in the United States (the "U.S. Prospectus") is set forth following this page. The prospectus relating to the Class A Subordinate Voting Shares registered hereby to be offered in Canada (the "Canadian Prospectus") will consist of alternate pages set forth following the U.S. Prospectus and the balance of the pages included in the U.S. Prospectus for which no alternate page is provided. The U.S. Prospectus and the Canadian Prospectus are identical except that they contain different front, inside front and back cover pages and different "Prospectus Summary--The Offering", "Price Range and Trading Volume of the Class A Subordinate Voting Shares", "Legal Matters" and "Underwriting" sections. The U.S. Prospectus contains additional sections under the captions "Price Range of Our Shares", "Taxation", "Exchange Controls", "Experts" and "Where You Can Find More Information", and the Canadian Prospectus contains additional sections under the captions "Table of Contents", "Explanatory Note", "Risk Factors--Dilution", "Dilution", "Prior Issuances", "Material Contracts", "Auditors, Transfer Agent and Registrar", "Eligibility for Investment", "Quebec Stock Savings Plan", "Purchasers' Statutory Rights", "Certificate of the Company" and "Certificate of the Underwriter".

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED MARCH 17, 1999
PROSPECTUS

                  3,000,000 CLASS A SUBORDINATE VOTING SHARES
                                      LOGO
                             GILDAN ACTIVEWEAR INC.

     This is a public offering of 3,000,000 Class A Subordinate Voting Shares of Gildan Activewear Inc. Gildan Activewear Inc. is selling all of the 3,000,000 Class A Subordinate Voting Shares offered under this prospectus.

     We have two classes of authorized share capital, the Class A Subordinate Voting Shares and the Class B Multiple Voting Shares. The economic rights of each class of share capital are identical, but the voting rights and conversion rights differ. Holders of Class A Subordinate Voting Shares are entitled to one vote per share on all matters while holders of Class B Multiple Voting Shares are entitled to eight votes per share on most matters. The Class A Subordinate Voting Shares are not convertible into Class B Multiple Voting Shares. The Class B Multiple Voting Shares are convertible into Class A Subordinate Voting Shares on a share-for-share basis at the option of the holder. Conversion of Class B Multiple Voting Shares into Class A Subordinate Voting Shares occurs automatically under some circumstances and is required under other circumstances.

     Our Class A Subordinate Voting Shares are listed on the American Stock Exchange under the symbol "GIL" and on both The Montreal Exchange and The
Toronto Stock Exchange under the symbol "GIL.A". On March   , 1999, the last
reported sale price per Class A Subordinate Voting Share was US$          on the
American Stock Exchange, Cdn$          on The Montreal Exchange and
Cdn$          on The Toronto Stock Exchange.

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING OUR CLASS A SUBORDINATE VOTING SHARES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

                                                             PER SHARE                  TOTAL
                                                             ---------                  -----
Public offering price...............................            US$                      US$
Underwriting discounts and commissions..............            US$                      US$
Proceeds, before expenses, to us....................            US$                      US$

                         ------------------------------

     The underwriters may, under some circumstances, purchase up to an additional 450,000 Class A Subordinate Voting Shares from us at the public offering price less the underwriting discount to cover over-allotments.

     The underwriters are severally underwriting the Class A Subordinate Voting Shares being offered. The underwriters expect to deliver the shares against
payment in New York, New York on           , 1999.

                         ------------------------------

BEAR, STEARNS & CO. INC.
          NESBITT BURNS SECURITIES INC.
                      THE ROBINSON-HUMPHREY COMPANY
                                 WASSERSTEIN PERELLA SECURITIES, INC.

               THE DATE OF THIS PROSPECTUS IS            , 1999.

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Presentation of Financial
  Information..........................       i
Cautionary Statement Regarding Forward-
  looking Statements...................      ii
Prospectus Summary.....................       1
Risk Factors...........................       8
Use of Proceeds........................      16
Dividends..............................      16
Exchange Rates.........................      17
Capitalization.........................      18
Price Range of Our Shares..............      19
Selected Consolidated Financial
  Information..........................      20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................      22
Business...............................      29

                                         PAGE
                                         ----
Management.............................      43
Certain Relationships and Related
  Transactions.........................      52
Principal Shareholders.................      55
Description of Share Capital...........      56
Description of Certain Indebtedness....      63
Shares Eligible for Future Sale and
  Escrow Arrangements..................      65
Taxation...............................      67
Exchange Controls......................      72
Underwriting...........................      73
Legal Matters..........................      74
Experts................................      75
Where You Can Find More Information....      75
Index to Consolidated Financial
  Statements...........................     F-1

                     PRESENTATION OF FINANCIAL INFORMATION

     Gildan Activewear Inc. prepares its financial statements in Canadian dollars and in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). These principles conform in all material respects with accounting principles generally accepted in the United States ("U.S. GAAP"), except as described in note 19 to the consolidated financial statements of Gildan Activewear Inc. included elsewhere in this prospectus. "Consolidated Financial Statements" refers to consolidated statements of income, retained earnings and changes in financial position of Gildan Activewear Inc. for ten-month fiscal 1996, fiscal 1997, first fiscal quarter 1998, fiscal 1998 and first fiscal quarter 1999, and the consolidated balance sheets at September 29, 1996, October 5, 1997, October 4, 1998 and January 3, 1999, and the related notes thereto.

     Unless otherwise specified, all references in this prospectus to "dollars", "$" or "Cdn$" are to Canadian dollars.

     Solely for your convenience, we provide some financial information relating to our business in U.S. dollars based on exchange rates indicated. We caution you that the amounts and rates used may not always be consistent with those used in preparation of our Consolidated Financial Statements.

     The following table sets forth the terms we use in this prospectus to refer to our fiscal periods:

                FISCAL PERIOD ENDED               REFERENCE
                -------------------               ---------
                November 30, 1993                 fiscal 1993
                December 2, 1994                  fiscal 1994
                December 1, 1995                  fiscal 1995
                September 29, 1996                ten-month fiscal 1996
                October 5, 1997                   fiscal 1997
                January 4, 1998                   first fiscal quarter 1998
                October 4, 1998                   fiscal 1998
                January 3, 1999                   first fiscal quarter 1999
                October 3, 1999                   fiscal 1999
                October 1, 2000                   fiscal 2000

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus are forward-looking. These forward-looking statements appear in the "Prospectus Summary--Gildan Activewear Inc.--Growth Strategy", "Use of Proceeds", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections of this prospectus. We typically use words such as "anticipate", "believe", "plan", "expect", "intend", "future", "will", "may" and similar expression to identify forward-looking statements. In addition, we may make forward-looking statements in future filings with the U.S. Securities and Exchange Commission and with the securities commissions in Canada and in written material, press releases and oral statements issued by us or on our behalf.

     Our actual results could differ materially from those anticipated from the forward-looking statements depending on risks, uncertainties and assumptions about us and the industry in which we operate, including, among other things:

     -  our ability to implement our growth strategy;

     -  the supply and price of cotton yarn;

     -  competition in the activewear industry;

     -  our relationship with major wholesale distributor customers;

     -  anticipated trends in the activewear industry;

     -  changes in international trade protection policies; and

     - social, political and economic conditions in countries other than the United States and Canada where we have operations.

     All forward-looking statements in this prospectus are based on information available to us on the date of this prospectus. We do not undertake to update any forward-looking statements that we may make in this prospectus or otherwise.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before you invest in the Class A Subordinate Voting Shares (together with the Class B Multiple Voting Shares, the "Equity Shares"). You should read the entire prospectus carefully. Unless the context indicates otherwise, "Gildan", "we", "us" and "our" refer to Gildan Activewear Inc. and its subsidiaries. Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' over-allotment option.

                             GILDAN ACTIVEWEAR INC.

     We are a rapidly growing, vertically-integrated manufacturer and marketer of premium quality branded basic activewear for sale principally into the wholesale imprinted activewear segment of the North American apparel market. We manufacture and sell premium quality 100% cotton T-shirts and placket collar golf shirts as well as premium quality sweatshirts, in a variety of weights, sizes, colors and styles. We sell our products as "blanks", meaning without design, which are ultimately decorated with designs and logos for sale to consumers.

     We believe that we are one of the low-cost producers of premium quality branded activewear. Our costs are low as a result of our modern, vertically-integrated textile operations and offshore sewing facilities in the Caribbean Basin and Central America. We market and sell our products through the wholesale channel of distribution, which is largely comprised of distributors, but also includes the largest screenprinters and embroiderers. We believe that our Gildan Activewear(TM) brand name is widely associated with premium quality merchandise and competitive pricing. We plan to capitalize on and strengthen this brand awareness by introducing new products and extending our existing product lines over the next few years.

     Over the past several years, we have significantly increased our customer base and increased our sales and cash flow. From fiscal 1993 through fiscal 1998, our sales grew from $30.9 million to $215.4 million and our earnings before interest, taxes, depreciation and amortization (EBITDA) grew from $2.8 million to $29.8 million, representing compounded annual growth rates of 49.5% and 63.3%, respectively. Sales for first fiscal quarter 1999 were $45.1 million, which represented an increase of 41.8% over sales for first fiscal quarter 1998.

OPERATING STRATEGY

     We believe that we have been able to rapidly increase our market presence by focusing on selected product lines with premium quality features and selling our products at competitive prices. We attribute our strong operating performance to our:

     - EMPHASIS ON PREMIUM QUALITY PRODUCTS. We offer our products in a wide variety of weights, sizes, colors and styles. All of our T-shirts are made with pre-shrunk 100% cotton fabric, feature top-stitched seamless collars and double stitched hems, and are quarter-turned to eliminate the center crease which would otherwise result from the production process. We ensure the premium quality of our products by applying stringent quality control procedures at all stages of the production process.

     - COMPETITIVE PRICING AND LOW-COST OPERATIONS. We are able to price our products competitively because of our success in achieving low production and operating costs. We accomplish this by:

       - locating the majority of our sewing operations in the Caribbean Basin and Central America, where we benefit from lower labor costs;

       -  using only modern, automated facilities;

       - locating our knitting and dyeing facilities in the Province of Quebec, where we benefit from an abundant supply of low-cost energy and water, resources necessary for the manufacturing, dyeing and finishing of fabric; and

       - selling to the wholesale channel which enables us to use a small sales force and avoid the costs and complexities of selling to the retail channel.

     - CONTROLLED DISTRIBUTION TO THE WHOLESALE CHANNEL. While our major competitors focus primarily on sales directly to the retail apparel industry, we market our products through the wholesale distribution channel, which is principally comprised of distributors and major garment imprinters. As part of this controlled distribution strategy, we limit the number and monitor the quality of our distributors and sell only to the largest garment decorators. We believe that this focused strategy enables us to:

       - foster strong customer and brand loyalty among our distributors and decorators;

       - establish control over the marketing and orderly distribution of our products;

       -  effectively plan and predict production; and

       -  manage expected increases in demand.

     - MODERN, VERTICALLY-INTEGRATED OPERATIONS. We intend to continue to acquire modern, automated equipment for all aspects of our manufacturing process to maximize production capacity and achieve high efficiency rates. Over the past three fiscal years, we have spent approximately $36.4 million on such improvements. Our operations are vertically-integrated, which means that we knit, dye, finish, cut and sew our products at our facilities. This enables us to maximize profit margins and monitor quality at all stages of the production process.

     - EXPERIENCED MANAGEMENT TEAM. Our top five senior executives collectively have more than 100 years of industry experience.

GROWTH STRATEGY

     We have a comprehensive long-term strategy to sustain our strong unit and dollar sales growth. The key elements of our strategy are:

     - INCREASING SALES TO NEW AND EXISTING CUSTOMERS. To increase sales, we plan to:

       - continue to develop new business with our existing customers as a result of our enhanced production and distribution capacity and the introduction of new products;

       - pursue additional wholesale distributors which we believe will generate substantial sales growth without adversely affecting sales to our existing customers; and

       - further develop our "mill direct" program which targets some of the largest screenprinters and embroiderers in North America which, due to their size, require larger quantities than distributors can typically provide. Our mill direct customers include, among others, Nike Canada Ltd. and Fortune Fashion, Inc., a major supplier of decorated T-shirts to The Walt Disney Company.

     - BROADENING PRODUCT OFFERING. We also intend to increase our sales through the introduction of complementary product lines and new products. In fiscal 1999, in response to customer demand, we introduced:

       - a new lightweight T-shirt, the Famous T(TM), to compete in the lower-priced market segments; and

       - placket collar golf shirts, which we believe to be one of the fastest growing product categories in the imprinted activewear industry.

     - EXPANDING PRODUCTION AND DISTRIBUTION CAPACITY. To satisfy the increasing demand for our existing products and to introduce new products, we are expanding our production and distribution facilities through equipment acquisitions and new facility construction. Under our investment plans, in fiscal 1999, we:

       - added knitting, dyeing and finishing machines and plan to add additional machinery;

       - expanded our sewing capacity in Honduras by moving one of our operations into a larger facility and are investing in new sewing equipment;

       - began building a facility in Barbados, which we expect to be operational by summer 1999, to provide additional sewing capacity for placket collar golf shirts;

       - opened a 210,000-square foot distribution center in Miami, Florida, which replaced our 67,000-square foot distribution center in Champlain, New York, to service our U.S. market and targeted Western European markets; and

       - will open a 60,000-square foot distribution center in Ville Saint-Laurent, Quebec to service our Canadian markets.

     - ENTERING NEW MARKETS. We plan to use the same strategy which has led to our success in North America to expand our selling territory to include Western Europe, with an initial emphasis on the United Kingdom. We anticipate shipping our products to distributors in Western Europe by fiscal 2000.

RECENT DEVELOPMENTS

     In February 1999, we established an international subsidiary, Gildan Activewear SRL, headquartered in Bridgetown, Barbados, which we expect to be responsible for all of our non-Canadian sales and to manage all related activities, such as manufacturing, warehousing, distribution, marketing and customer service. We also expect to manufacture placket collar golf shirts in Barbados. We anticipate that our operations in Barbados will benefit from a favorable tax treaty between Barbados and Canada.

     In the second quarter of fiscal 1999, we obtained $35.0 million in new financings. We issued a $15.0 million subordinated note due 2004, to Le Fonds de solidarite des travailleurs du Quebec (the "Fund"), one of the largest venture capital firms in Canada. We also issued a $15.0 million subordinated note due 2004 to Capital d'Amerique CDPQ Inc., a subsidiary of Caisse de depot et placement du Quebec. Caisse is the largest pension fund in Canada and one of the largest institutional investors in North America. Concurrently with the debt financing, Capital d'Amerique CDPQ Inc. purchased 444,444 of our Class A Subordinate Voting Shares at the market price prevailing on the date of the commitment letter, for an aggregate purchase price of $5.0 million.
                            ------------------------

     Our principal executive offices are located at 725 Montee de Liesse, Ville Saint-Laurent, Quebec, Canada H4T 1P5, and our telephone number at that address is (514) 735-2023.

                                  THE OFFERING

Class A Subordinate Voting
Shares Offered................    3,000,000

Equity Shares Outstanding
After   the Offering:
  Class A Subordinate Voting
     Shares(1)................   10,347,444
  Class B Multiple Voting
  Shares......................    3,047,000
     Total....................   13,394,444

Relative Rights of Equity
Shares........................   The economic rights of the Class A Subordinate
                                 Voting Shares and the Class B Multiple Voting
                                 Shares are identical, but the voting rights and conversion rights differ.

                                 The holders of the Class A Subordinate Voting Shares are entitled to one vote per share on all matters while the holders of the Class B Multiple Voting Shares are entitled to eight votes per share on most matters. In addition, the holders of Class A Subordinate Voting Shares, voting as a separate class, are entitled to elect two of our directors. The remaining directors are elected by holders of Class A Subordinate Voting Shares and Class B Multiple Voting Shares, voting as a single class, with each Class A Subordinate Voting Share entitled to one vote and each Class B Multiple Voting Share entitled to eight votes. As a result, holders of Class B Multiple Voting Shares have, and will continue to have, substantial control over most matters submitted to a vote of the shareholders, including the election of directors. See "Description of Share Capital--Equity Shares--Voting Rights". After giving effect to this offering, Harco Holdings Ltd., the sole holder of Class B Multiple Voting Shares, will own approximately 22.7% of the total outstanding Equity Shares and will have approximately 70.2% of the voting power of Gildan. See "Principal Shareholders".

                                 The Class A Subordinate Voting Shares are not convertible into any other class of shares, including Class B Multiple Voting Shares. The Class B Multiple Voting Shares are convertible into Class A Subordinate Voting Shares on a share-for-share basis at the option of the holder. The Class B Multiple Voting Shares are automatically converted into Class A Subordinate Voting Shares under some circumstances and are required to be so converted under other circumstances. See "Description of Share Capital--Equity Shares--Conversion".

-------------------------

(1) Based on Class A Subordinate Voting Shares outstanding at March 15, 1999. Excludes 995,000 Class A Subordinate Voting Shares subject to options which may be granted under our stock option plan. At March 15, 1999, options to buy 756,500 Class A Subordinate Voting Shares were outstanding, of which 180,666 will become exercisable on June 16, 2000. See "Management--Stock Option Plan". If the underwriters exercise their over-allotment option in full, we would offer an aggregate of 450,000 additional Class A Subordinate Voting Shares, and 10,797,444 Class A Subordinate Voting Shares would be outstanding after the offering.

Use of Proceeds...............   We estimate the net proceeds from this offering
                                 to be approximately $          million, which
                                 we plan to use initially to repay borrowings under our revolving loan agreement.
                                 Subsequently, we intend to use the newly available borrowing capacity under our revolving loan agreement for planned expansion of production and distribution capacity. See
                                 "Use of Proceeds".

Dividend Policy...............   We currently intend to retain available funds
                                 for the development and expansion of our business. Accordingly, we do not intend to pay dividends on our shares in the foreseeable future. See "Dividends".

American Stock Exchange
Symbol........................   GIL

The Montreal Exchange/The
Toronto Stock Exchange
Symbol........................   GIL.A

                                  RISK FACTORS

     For a description of certain risks that you should consider before you buy Class A Subordinate Voting Shares, see "Risk Factors" on page 8.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The summary consolidated financial information presented below is derived from Gildan's consolidated financial statements for, and as of the end of, fiscal 1994 and fiscal 1995, which have been audited by Richter, Usher & Vineberg, Chartered Accountants, and Gildan's consolidated financial statements for, and as of the end of, ten-month fiscal 1996, fiscal 1997 and fiscal 1998, which have been audited by KPMG LLP, Chartered Accountants. The summary consolidated financial information for the twelve months ended and as of September 29, 1996, for the first fiscal quarter ended January 4, 1998, and for the first fiscal quarter ended and as of January 3, 1999 is derived from the unaudited consolidated financial statements of Gildan, which in the opinion of management have been prepared on the same basis as the audited financial statements, reflecting all adjustments necessary, which consist only of normal recurring adjustments, for a fair presentation of such information.

     The Consolidated Financial Statements have been prepared in accordance with Canadian GAAP. These principles conform in all material respects with U.S. GAAP, except as described in note 19 to the Consolidated Financial Statements. The information presented below should be read in conjunction with the Consolidated Financial Statements included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                             TEN-MONTH     TWELVE
                         FISCAL YEAR ENDED    PERIOD       MONTHS              FISCAL YEAR ENDED
                         -----------------     ENDED        ENDED      ---------------------------------
                         DEC. 2,   DEC. 1,   SEPT. 29,    SEPT. 29,    OCT. 5,           OCT. 4,
                          1994      1995       1996        1996(1)       1997              1998
                         -------   -------   ---------   -----------   --------   ----------------------
                          CDN$      CDN$       CDN$         CDN$         CDN$       CDN$       US$(2)
                         -------   -------   ---------   -----------   --------   --------   -----------
                                                         (UNAUDITED)
                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND PERCENTAGES)
STATEMENT OF INCOME
 DATA (CANADIAN GAAP):
Sales..................  $45,896   $64,868    $70,448      $80,045     $119,844   $215,428    $147,876
Cost of sales..........   36,621    51,854     56,367       64,294       93,059    164,850     113,289
                         -------   -------    -------      -------     --------   --------    --------
Gross profit...........    9,275    13,014     14,081       15,751       26,785     50,578      34,587
Selling, general and
 administrative
 expenses..............    5,852     9,053      8,360        9,629       12,471     20,796      14,248
Depreciation and
 amortization
 expenses..............      940     1,764      1,633        2,026        2,337      4,063       2,782
Writeoff of advances...       --       924         --          281           --         --          --
                         -------   -------    -------      -------     --------   --------    --------
Operating income.......    2,483     1,273      4,088        3,815       11,977     25,719      17,557
Interest expense.......    1,382     2,709      2,507        2,997        2,974      5,032       3,460
Loss on settlement of
 debt..................       --        --         --           --           --        819         565
                         -------   -------    -------      -------     --------   --------    --------
Income (loss) before
 income taxes..........    1,101    (1,436)     1,581          818        9,003     19,868      13,532
Income taxes
 (recovery)............      327      (249)       608          314        3,338      6,700       4,583
                         -------   -------    -------      -------     --------   --------    --------
Net income (loss)......  $   774   $(1,187)   $   973      $   504     $  5,665   $ 13,168    $  8,949
                         =======   =======    =======      =======     ========   ========    ========
Net income per share
 (basic)...............                                                           $   1.65(3)  $   1.12
Number of shares
 (weighted avg.).......                                                              7,999       7,999
OTHER DATA (CANADIAN
 GAAP):
Gross profit margin....     20.2%     20.1%      20.0%        19.7%        22.3%      23.5%       23.5%
Operating income
 margin................      5.4%      2.0%       5.8%         4.8%        10.0%      11.9%       11.9%
Capital expenditures...  $ 6,997   $ 2,514    $ 6,390      $ 7,204     $  5,439   $ 24,588    $ 17,031
EBITDA(4)..............  $ 3,423   $ 3,037    $ 5,721      $ 5,841     $ 14,314   $ 29,782    $ 20,339
SELECTED OPERATING DATA
 (UNAUDITED):
Dozens of T-shirts
 sold..................              1,365      1,697        1,899        2,950      5,721
Dozens of sweatshirts
 sold..................                103         63           85          158        195
                                   -------    -------      -------     --------   --------
Total dozens sold......              1,468      1,760        1,984        3,108      5,916
                                   =======    =======      =======     ========   ========

                               FIRST FISCAL QUARTER ENDED
                         ---------------------------------------
                           JAN. 4,              JAN. 3,
                            1998                 1999
                         -----------   -------------------------
                            CDN$          CDN$         US$(2)
                         -----------   -----------   -----------
                         (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
STATEMENT OF INCOME
 DATA (CANADIAN GAAP):
Sales..................    $31,812       $45,109       $29,253
Cost of sales..........     25,969        33,079        21,451
                           -------       -------       -------
Gross profit...........      5,843        12,030         7,802
Selling, general and
 administrative
 expenses..............      3,617         7,195         4,666
Depreciation and
 amortization
 expenses..............        746         1,763         1,143
Writeoff of advances...         --            --            --
                           -------       -------       -------
Operating income.......      1,480         3,072         1,933
Interest expense.......        848         1,543         1,001
Loss on settlement of
 debt..................         --            --            --
                           -------       -------       -------
Income (loss) before
 income taxes..........        632         1,529           992
Income taxes
 (recovery)............        332           550           357
                           -------       -------       -------
Net income (loss)......    $   300       $   979       $   635
                           =======       =======       =======
Net income per share
 (basic)...............                  $  0.10       $  0.06
Number of shares
 (weighted avg.).......                    9,950         9,950
OTHER DATA (CANADIAN
 GAAP):
Gross profit margin....       18.4%         26.7%         26.7%
Operating income
 margin................        4.7%          6.8%          6.8%
Capital expenditures...    $ 6,362       $11,564       $ 7,498
EBITDA(4)..............    $ 2,226       $ 4,835       $ 3,136
SELECTED OPERATING DATA
 (UNAUDITED):
Dozens of T-shirts
 sold..................        820         1,192
Dozens of sweatshirts
 sold..................         59            41
                           -------       -------
Total dozens sold......        879         1,233
                           =======       =======







                               DEC. 2,   DEC. 1,   SEPT. 29,     OCT. 5,     OCT. 4,    JAN. 3,
                                1994      1995       1996         1997         1998       1999
                               -------   -------   ---------   -----------   --------   --------
                                CDN$      CDN$       CDN$         CDN$         CDN$       CDN$
                               -------   -------   ---------   -----------   --------   --------
                                                                                        (UNAUDITED)
                                                        (IN THOUSANDS)
BALANCE SHEET DATA
 (CANADIAN GAAP):
Working capital..............  $ 2,119   $ 1,149    $ 5,010      $15,406     $ 33,134   $ 34,222
Total assets.................   33,784    34,589     52,770       77,365      165,678    211,438
Total debt(5)................   26,593    28,585     42,793       61,712      112,348    157,129
Shareholders' equity.........    7,191     6,004      9,977       15,653       53,330     54,309








                                                                              FISCAL YEAR ENDED
                                                    TEN-MONTH       -------------------------------------    FIRST FISCAL QUARTER
                                                   PERIOD ENDED       OCT. 5,                                       ENDED
                                                  SEPT. 29, 1996       1997             OCT. 4, 1998             JAN. 3, 1999
                                                  --------------    -----------    ----------------------    --------------------
                                                       CDN$            CDN$         CDN$        US$(2)         CDN$       US$(2)
                                                  --------------    -----------    -------    -----------    --------    --------
                                                                                                                 (UNAUDITED)
                                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
FINANCIAL STATEMENT DATA (U.S. GAAP):
Net income....................................       $   973          $5,036       $12,438     $  8,453      $    975    $    632
Net income (loss) per share...................         (0.58)          (2.36)         2.63(3)      1.79          0.10        0.06
Total assets..................................        52,770          76,764       164,788      107,620       210,555     137,321
Total debt(5).................................        48,343          82,590       112,317       73,352       157,108     102,464
Shareholders' equity..........................         4,427          (5,826)       52,471       34,268        53,447      34,857
Cash flows from operations....................        (5,738)         (4,797)      (17,476)     (11,413)      (29,126)    (18,996)
Cash flows from investing activities..........        (7,735)         (6,539)      (26,537)     (17,331)      (12,987)     (8,470)
Cash flows from financing activities..........        13,473          11,336        44,013       28,744        42,113      27,466

-------------------------

(1) The data for the unaudited twelve-month period ended September 29, 1996 combine our unaudited data for the 62-day period ended December 1, 1995 and our audited data for ten-month fiscal 1996.

(2) U.S. dollar amounts are provided for convenience only. For the statement of income data, the U.S. dollar amounts are calculated using a weighted average of the Bank of Canada monthly average exchange rates. For the balance sheet data and the cash flow items, the U.S. dollar amounts are calculated using Bank of Canada closing rates, which were $1.5312 Canadian dollars per U.S. dollar at October 4, 1998 and $1.5333 Canadian dollars per U.S. dollar at January 3, 1999.

(3) The principal reason for the difference between net income per share of $1.65 under Canadian GAAP and net income per share of $2.63 under U.S. GAAP is the difference in the calculation of the weighted average number of shares outstanding. Under Canadian GAAP, 7,998,657 were outstanding, whereas under U.S. GAAP, 4,384,399 were outstanding. The primary difference between the weighted average number of shares outstanding calculations relates to the treatment of Class "A" Preferred Shares which were reclassified concurrently with our initial public offering in June 1998.

(4) EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is included because we believe that some investors use this information as one measure of a company's historical ability to service debt. However, you should not consider EBITDA as an alternative to net earnings as an indicator of our operating performance or as an alternative to cash flow as a measure of our overall liquidity as presented in the Consolidated Financial Statements. EBITDA as presented may not be comparable to similar computations presented by other companies.

(5) Total debt consists of total bank debt, current liabilities, other loans payable, secured and unsecured long-term debt, including capitalized leases and future taxes.

                                  RISK FACTORS

     You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before you invest in the Class A Subordinate Voting Shares.

OUR INDUSTRY IS EXTREMELY COMPETITIVE

     The wholesale imprinted activewear segment of the North American apparel market includes a number of significant competitors, and the activewear segment overall is extremely competitive. Some of our competitors are larger, more diversified, have substantially greater resources and, because they spin their own yarn, are more vertically integrated than we are. These factors may give them a competitive advantage over us.

     Our primary competitors are the major U.S.-based manufacturers of basic branded activewear for the wholesale and retail channels. These manufacturers include Anvil Knitwear, Inc., the Bassett-Walker division of VF Corporation, the Delta Apparel division of Delta Woodside Industries, Inc., Fruit of the Loom, Inc., the Hanes Corporation division of Sara Lee Corporation, the Jerzees division of Russell Corporation, Oneita Industries, Inc. and Tultex Corporation. Some of these manufacturers have moved the majority of their sewing operations "offshore" to lower-cost operating environments.

     We also compete with manufacturers of activewear outside the United States, which may have substantially lower labor costs.

     Our ability to remain competitive in the areas of quality, price, marketing, product development, manufacturing, distribution and order processing will, in large part, determine our future success. We cannot assure you that we will continue to compete successfully.

OUR INDUSTRY IS SUBJECT TO PRICING PRESSURES

     Prices in our industry have been declining over the past several years primarily as a result of the trend to move sewing operations offshore and the introduction of new manufacturing technologies. Products sewn offshore cost less to make primarily because labor costs are lower. Some manufacturers have used these cost savings to reduce prices. Prices have also declined in recent years because of inventory dumping. Some manufacturers have engaged in this practice because they overproduced inventory as a result of excess plant and equipment capacity.

     To remain competitive, we adjust our prices from time to time in response to these industry-wide pricing pressures. For example, in response to inventory dumping, we incurred expenses of approximately $4.2 million in customer rebates in each of fiscal 1997 and fiscal 1998.

     In the future, our financial performance may be negatively affected by these pricing pressures if:

     - we are forced to reduce our prices and we cannot reduce our production costs; or

     -  our production costs increase and we cannot increase our prices.

THE EFFECT OF CHANGING INTERNATIONAL TRADE REGULATION ON OUR RESULTS OF OPERATIONS IS UNCERTAIN

     The textile and apparel industries in both the United States and Canada have historically received a relatively higher degree of international trade protection than some other industries. However, this protection is diminishing as a result of the implementation of trade agreements reached in the last ten years. The ultimate effect of the changes in quotas, duties and tariffs on our business is uncertain.

     QUOTAS

     In 1995, the Agreement on Textiles and Clothing came into effect, requiring importing countries, including the United States, Canada and Western Europe, to eliminate quotas on imports of textiles and apparel from developing countries by 2005. This could result in increased competition from developing countries which historically have lower labor costs. This agreement only applies to countries that are members of the World Trade Organization. China and Taiwan, each a major apparel manufacturing country, currently remain outside the World Trade Organization. However, both are seeking membership and if either or both were to be admitted into the World Trade Organization on terms that did not allow for the imposition of quotas against their products, this could have a material adverse effect on our business because it would result in increased competition from countries with significantly lower labor costs.

     None of our products is currently subject to quotas into the United States, which accounted for 86% of our total sales in fiscal 1998. However, it is possible that, during the ten-year quota phase-out period, the United States will impose quotas on some or all of our products assembled in Honduras, El Salvador, Haiti and Nicaragua. The imposition of quotas could have a material adverse effect on our business.

     FUTURE TRADE AGREEMENTS

     Efforts have been made in the United States to extend some of the trade benefits in the North American Free Trade Agreement ("NAFTA") to the Caribbean Basin Initiative ("CBI") countries, such as Honduras, El Salvador, Haiti and Nicaragua. It is not known whether this legislation will come into effect nor what its terms would be. Under all pending legislative proposals, there would be no duty on goods sewn in CBI countries upon entry into the United States if the fabric were knit in the United States from yarn spun in the United States. The adoption of this legislation in the United States could adversely affect our operations because we knit all of our fabric in Canada. If any of these proposals were adopted into law, all of our goods sewn in the Caribbean and subsequently exported to the United States would remain subject to duty whereas some of our competitors that knit their fabric in the United States from yarn spun in the United States would no longer be subject to duty. This outcome would give some of our competitors an advantage over us. See "Business--Competition" and "Business--Trade Regulatory Environment".

OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED BY THE TREND TO GRANT EXTENDED PAYMENT TERMS

     Increased inventory costs, delays in collecting receivables and returns of inventory could negatively impact our business if:

     - wholesale distributors for the activewear industry demand and receive longer payment terms than are currently granted; or

     -  consignment of inventory becomes common within the activewear industry.

Wholesale distributors in the activewear industry generally warehouse inventory for a longer period than participants in other distribution channels and therefore receive longer payment terms. Historically, we have extended credit terms of 90 and 120 days to new customers to assist them in building inventory. In response to the seasonality of the activewear business, we have at times offered, and are currently offering, extended terms of 150 to 180 days to select existing customers, generally during our first two fiscal quarters. In addition, one activewear manufacturer recently introduced the practice of consigning products to wholesale distributors, which could become a trend in the activewear industry.

OUR RAPID GROWTH COULD SIGNIFICANTLY STRAIN MANAGERIAL AND FINANCIAL RESOURCES AND OPERATING SYSTEMS

     Our sales have grown from $30.9 million for fiscal 1993 to $215.4 million for fiscal 1998. This rapid growth has placed increasing demands on our managerial and financial resources and operating systems, and will continue to do so as we pursue our expansion strategy.

     We cannot guarantee that we will continue to manage growth effectively. In the future, we could experience manufacturing problems or product delivery delays due to factors such as:

     -  the diversion of management's resources;

     - construction delays in connection with the expansion or renovation of existing or future facilities;

     -  the training and integration of local labor at our offshore facilities;
        and

     -  ramping up production at new facilities.

If we cannot meet our manufacturing and delivery commitments on a timely basis, we could lose sales and our reputation in the marketplace could be damaged.

     Examples of our recent growth include:

     -  expanding our knitting facility in Ville Saint-Laurent in fiscal 1998;

     - purchasing an additional dyeing and finishing plant in Montreal in fiscal 1998;

     - leasing a plant in Honduras in fiscal 1998 to establish a second offshore Gildan-operated sewing facility;

     - creating a new international subsidiary in fiscal 1999 headquartered in Barbados, which we expect to be responsible for all of our non-Canadian sales and to manage all related activities;

     -  establishing a new distribution center in Miami in fiscal 1999;

     - establishing a new distribution center in Ville Saint-Laurent in fiscal 1999; and

     - building a sewing facility in Barbados, which is scheduled to begin operations in summer 1999, to increase our production of placket collar golf shirts.

WE RELY ON A SMALL NUMBER OF SIGNIFICANT CUSTOMERS, SOME OF WHICH HAVE BEEN OR COULD BE ACQUIRED BY OUR COMPETITORS

     We sell our products to approximately 100 customers. In fiscal 1998, our top three customers, Broder Bros., Co., Pluma Corporation (the Frank L. Robinson Company subsidiary and the Stardust Corporation subsidiary) and Alpha Shirt, accounted for 26.6%, 9.6% and 7.4% of sales, respectively, and our top ten customers accounted for 68.5% of total sales. If any of our significant customers substantially reduces its purchases or ceases to buy from us and we cannot replace that business with sales to other customers on similar terms, our business would be materially adversely affected.

     In addition, in fiscal 1998, one of our competitors, Pluma Corporation, expanded into the wholesale distribution channel by purchasing Frank L. Robinson Company and Stardust Corporation, two of our wholesale distributor customers. Although this purchase has not had an impact on our sales to these customers to date, we cannot predict whether we will be able to maintain or expand our historical levels of sales to them in the future. In addition, we cannot predict whether any of our other wholesale distributor customers will be acquired by our competitors, and if so, what impact this would have on our business.

     We do not have any purchase contracts with our wholesale distributor customers, except for a contract we entered into with Pluma Corporation in connection with its acquisitions of Frank L. Robinson Company and Stardust Corporation. Although we have maintained long-term relationships with many of our wholesale distributor customers, we cannot assure you that historic levels of business from any of our customers will continue or increase in the future.

OUR PERFORMANCE COULD BE ADVERSELY AFFECTED BY DIFFICULTIES IN THE RETAIL
INDUSTRY

     Historically, the apparel industry has been subject to substantial cyclical variations due, in part, to significant changes and difficulties in the retail industry. Significant and sustained difficulties at the retail level may adversely affect the wholesale activewear sector in general and our business. In addition, a recession in the U.S. or Canadian economy or uncertainties regarding future economic prospects that affect consumer spending habits would have a material adverse effect on our business.

WE ARE SUBJECT TO RISKS OF FLUCTUATIONS IN THE SUPPLY AND PRICE OF COTTON YARN

     Cotton yarn is the principal raw material we use in the manufacture of our products. In recent years, there have been significant shortages in the supply of cotton. Unlike some of our competitors, we do not spin our own yarn. Instead, we obtain substantially all of our yarn from three U.S.-based spinners. In fiscal 1998, Parkdale Mills Inc., Mayo Yarns, Inc. and Frontier Spinning Mills, LLC accounted for 56.0%, 23.0% and 16.5%, respectively, of our total yarn purchases. Any interruption in the availability of sufficient quantities of quality yarn would have a material adverse effect on our business. See "Business--Raw Materials".

     The price of yarn has fluctuated substantially over the past several years due to price volatility in the cotton industry. We enter into one-year supply agreements with spinners which allow us to lock in the price of yarn for the fiscal year, but do not otherwise hedge. Our supply agreements do not protect us in the event of price increases in following fiscal years. Our supply agreements also do not enable us to benefit from price decreases which might occur during the given fiscal year. In either scenario, our business may be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Raw Materials".

OUR CARIBBEAN BASIN OPERATIONS ARE SUBJECT TO POLITICAL, SOCIAL AND ECONOMIC
RISK

     In fiscal 1998, approximately 83% of our products were sewn outside of the United States and Canada. Our thirteen offshore sewing facilities are located in Honduras, El Salvador, Haiti, Mexico and Nicaragua. The following table provides, for the periods indicated, (a) the number of sewing facilities we operate, or that are operated for us, in each offshore country, (b) the percentage of total offshore sewing production generated by the largest facility in each country and (c) the percentage of total offshore sewing production generated in each country.

                COUNTRY                      PERCENTAGE OF TOTAL OFFSHORE
       (NUMBER OF FACILITIES IN              PRODUCTION IN FISCAL 1998 BY      PERCENTAGE OF TOTAL OFFSHORE
   EACH COUNTRY AT JANUARY 3, 1999)        LARGEST FACILITY IN EACH COUNTRY     PRODUCTION IN FISCAL 1998
---------------------------------------    --------------------------------    ----------------------------
Honduras (seven).......................                      26%                               62%
El Salvador (two)......................                      12                                14
Haiti (two)............................                      12                                12
Mexico (one)...........................                       6                                 6
Nicaragua (one)........................                       6                                 6

     Some of these countries have experienced political, social and economic instability in the past several years. We cannot predict the future political, social or economic stability of these countries or the impact on our business of changes, if any, in the political, social or economic conditions in these countries.

     The two facilities we operate directly, which are located in Honduras, can import and export goods on a duty-free basis and the profits we generate through these facilities are generally exempt from income tax. We anticipate that our future operations in Barbados will benefit from advantageous tax treatment as well. If these tax benefits are reduced, eliminated or, in the case of Barbados, fail to materialize, our business could be materially adversely affected.

OUR INDUSTRY IS SUBJECT TO SEASONALITY RISKS

     Typically, demand for our products is higher during the third and fourth quarters of each fiscal year than in the first and second quarters of each fiscal year. Based on discussions with our customers at the beginning of each fiscal year, we produce and store finished goods inventory to meet the expected demand for delivery in the second half of the fiscal year. If, after producing and storing inventory in anticipation of third and fourth quarter deliveries, demand is significantly less than expected, we may have to hold inventory for extended periods of time, or sell excess inventory at reduced prices. In either case, our profits would be reduced. Excess inventory could also result in slower production, lower plant and equipment utilization and lower fixed operating cost absorption, all of which would have a negative impact on our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Seasonality".

WE DEPEND ON KEY PERSONNEL TO MAINTAIN OUR COMPETITIVE POSITION

     Our ability to maintain our competitive position is largely dependent on the personal efforts and abilities of our senior management, particularly H. Gregory Chamandy, Chairman of the Board and Chief Executive Officer, Glenn J. Chamandy, President and Chief Operating Officer, and Edwin B. Tisch, Executive Vice President, Manufacturing. Each of H. Gregory Chamandy, Glenn J. Chamandy and Edwin B. Tisch has entered into an employment agreement with us. See "Management--Employment Agreements and Change of Control Agreements". We currently do not maintain key person life insurance for key executives. The loss of the services of any of these executives could have a material adverse effect on our business.

     In addition, we believe that our success is dependent on our ability to attract and retain additional qualified employees, and the failure to recruit or retain additional skilled personnel could have a material adverse effect on our business.

OUR OPERATIONS ARE SUBJECT TO ENVIRONMENTAL REGULATION

     We are subject to various environmental and occupational health and safety laws and regulations in our operations in the United States, Canada and offshore. Compliance with those laws and regulations has not had a material adverse effect on our business. However, future events, such as:

     -  a change in existing laws and regulations;

     -  the enactment of new laws and regulations;

     - a release of hazardous substances on or from our properties or any associated offsite disposal location; or

     - the discovery of contamination from prior activities at any of our properties,

may give rise to compliance costs that could have a material adverse effect on our business. See "Business--Environmental Regulation".

OUR OPERATIONS MAY SUFFER FROM YEAR 2000 COMPUTER PROBLEMS

     Most of our computer systems, including those used to manage procurement, production, inventory control, distribution and accounting functions, as well as some of our manufacturing equipment are susceptible to the Year 2000 problem. We use both internal and external resources to ensure that our systems and equipment will be Year 2000 compliant. We also plan to install a new Year 2000 compliant accounting system, which will replace our current accounting system. We cannot assure you that these measures will successfully identify and eliminate all possible Year 2000 problems in our systems and equipment. If we fail to identify or eliminate any Year 2000 problems, our business could be harmed.

     The failure of our customers and suppliers to be prepared for Year 2000 problems presents risks to us which we cannot quantify at this time. If any of the computer systems of these customers fail due to the "Year 2000" problem, our business could be harmed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance".

CURRENCY AND EXCHANGE RATE FLUCTUATIONS MAY ADVERSELY AFFECT OUR OPERATIONS

     Most of our business is transacted in U.S. dollars. The exchange rate between Canadian dollars and U.S. dollars has fluctuated significantly over the last several years. Any strengthening in the value of the Canadian dollar against the U.S. dollar could result in lower sales and earnings for us when translated into Canadian dollars.

     In addition, because we pay the employees at our two Honduran facilities in Honduran Lempiras, any weakening in the value of the Canadian or U.S. dollar against the Lempira could have a material adverse effect on our business. Any Gildan-owned facility established outside of Canada and the United States may face a similar currency risk.

WE ARE CONTROLLED BY HARCO

     Harco Holdings Ltd. ("Harco") is a Canadian corporation controlled jointly by H. Gregory Chamandy, our Chairman and Chief Executive Officer, and Glenn J. Chamandy, our President and Chief Operating Officer. Harco owns all of our outstanding Class B Multiple Voting Shares. Because the Class B Multiple Voting Shares have eight votes per share, H. Gregory Chamandy and Glenn J. Chamandy, through their ownership of Harco, will have, after giving effect to the sale of the Class A Subordinate Voting Shares offered hereby, approximately 70.2% of the voting power of Gildan. See "Principal Shareholders". Accordingly, H. Gregory Chamandy and Glenn J. Chamandy will be able to elect all of the directors, other than the two directors elected solely by the Class A Subordinate Voting Shares voting as a separate class, for so long as they retain more than 50.0% of the voting power of Gildan. See "Management--Board of Directors".

OUR ABILITY TO ISSUE PREFERRED SHARES COULD DELAY OR PREVENT A CHANGE IN CONTROL TRANSACTION

     Our Articles authorize the issuance of an unlimited number of First Preferred Shares and Second Preferred Shares (collectively, the "Preferred Shares"), which our board of directors may issue in one or more series and determine the conversion and other rights and preferences of any such series without any further action on the part of the shareholders. The issuance of Preferred Shares could be used to delay or prevent a change in control transaction by:

     -  discouraging an unsolicited acquisition proposal;

     -  discouraging a proxy contest;

     - making more difficult the acquisition of a substantial block of Class A Subordinate Voting Shares; or

     - limiting the price that investors might be willing to pay for Class A Subordinate Voting Shares.

POTENTIAL SALES OF CLASS A SUBORDINATE VOTING SHARES COULD RESULT IN A DECLINE IN THE MARKET PRICE OF THE CLASS A SUBORDINATE VOTING SHARES

     The market price of the Class A Subordinate Voting Shares could decline as a result of sales of a large number of Class A Subordinate Voting Shares in the market after this offering, or the perception that such sales could occur. These factors also could make it more difficult for us to raise funds through future offerings of share capital.

     Immediately after the offering, we will have outstanding 13,394,444 Equity Shares. In addition, 995,000 Class A Subordinate Voting Shares are subject to options which may be granted under our stock option plan. At March 15, 1999, options to buy 756,500 Class A Subordinate Voting Shares were outstanding, of which 180,666 will become exercisable on June 16, 2000.

     All of our outstanding share capital, except for the Equity Shares held by "affiliates" (as defined in Rule 144 of the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act")), will be freely tradeable without restriction under the U.S. Securities Act. The Equity Shares held by the H. Gregory Chamandy Family Trust, the Glenn Chamandy Family Trust, the Shirley Chamandy Family Trust and the Tisch Family Trust (collectively, the "Trusts"), the Fund and Harco are deemed to be "restricted securities" (as defined in Rule
144). Therefore, the Equity Shares owned by them are not freely tradeable and may be sold only subject to the timing, manner and volume restrictions of Rule 144 or under a registration statement or pursuant to an exemption therefrom. See "Shares Eligible for Future Sale and Escrow Arrangements".

     Pursuant to a registration rights agreement, Harco, the Fund and the Trusts generally have the right to require us to register the Class A Subordinate Voting Shares held by them under the U.S. Securities Act. See "Certain Relationships and Related Transactions--Registration Rights Agreement". However, the resale by Harco, the Fund and the Trusts of their Equity Shares is subject to lock-up provisions and escrow arrangements described under "Shares Eligible for Future Sale and Escrow Arrangements" and "Underwriting".

THE PRICE OF OUR SHARES MAY FLUCTUATE SIGNIFICANTLY

     The following factors, among others, could cause the market price of the Class A Subordinate Voting Shares to fluctuate significantly:

     - adverse changes in our results of operations, including as described in this "Risk Factors" section;

     - the limited number of outstanding Class A Subordinate Voting Shares that trade;

     - changes in the U.S. or Canadian apparel industry in general or the activewear industry in particular;

     -  failure to meet the projections of securities analysts; or

     -  other developments affecting us or our competitors.

     In addition, in recent years stock markets have experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

WE DO NOT INTEND TO PAY DIVIDENDS

     We do not intend to pay dividends because we plan to retain all of our earnings in the foreseeable future to develop and expand our business. Our future dividend policy will depend on our earnings, capital requirements, financial condition, bank facilities and other factors the board of directors considers relevant. See "Dividends". In addition, some of our credit facilities and debt instruments require the consent of the lenders before paying dividends. See "Description of Certain Indebtedness".

BECAUSE WE ARE A CANADIAN COMPANY, YOU MAY NOT BE ABLE TO ENFORCE CIVIL LIABILITIES UNDER THE U.S. FEDERAL SECURITIES LAWS AGAINST US

     We are incorporated in Canada under the Canada Business Corporations Act. Our registered office as well as a substantial portion of our assets are located outside the United States. Also, most of our directors and officers and some of the experts named in this prospectus reside outside the United States. Therefore, it may be difficult to serve process upon us or them in the United States or to collect upon a judgment obtained in the United States against us or them. Ogilvy Renault, our Canadian counsel, has advised us that there is doubt as to the enforceability of:

     - liabilities predicated on U.S. federal securities laws determined in original actions in the Province of Quebec; and

     - judgments of U.S. courts obtained in actions based upon the civil liability provisions of U.S. federal securities laws in the courts of the Province of Quebec.

Moreover, no treaty exists between the United States and Canada for the reciprocal enforcement of foreign court judgments. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against us or them.

WE HAVE DISCRETION OVER THE USE OF NET PROCEEDS

     We have not specifically allocated a substantial portion of the net proceeds of the offering. Consequently, we will retain a significant amount of discretion over the application of such proceeds. Because of the number and variability of factors that determine our use of net proceeds of the offering, we cannot assure you that such applications will not vary substantially from our current intentions. Presently, we intend to use these funds initially to repay our borrowings under our revolving loan agreement. Subsequently, we intend to use the newly available borrowing capacity under our revolving loan agreement for planned expansion of production and distribution capacity.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the 3,000,000 Class A
Subordinate Voting Shares offered hereby will be US$   million (US$   million if
the underwriters' over-allotment option is exercised in full) based on an
assumed public offering price of US$   per share and after deducting estimated
underwriting discounts and commissions and estimated offering expenses payable by us. Based on the inverse of the Noon Buying Rate (as defined under "Exchange
Rates") on March   , 1999 of Cdn$1.00 per US$     , the net proceeds from the
sale of the 3,000,000 Class A Subordinate offered hereby are estimated to be
$   million ($   million if the underwriters' over-allotment option is exercised in full).

     We plan to use these funds initially to repay borrowings under our revolving loan agreement. Subsequently, we intend to use the newly available borrowing capacity under our revolving loan agreement for planned expansion of production and distribution capacity.

                                   DIVIDENDS

     Except for an aggregate dividend of $500,000 (US$354,887, based on an exchange rate of 1.41 Canadian dollars per U.S. dollar at November 12, 1997) which was declared on Gildan's then existing Class "A" common shares and Class "A" preferred shares on November 12, 1997 and subsequently distributed in 1998, Gildan has not declared or paid any dividends on its shares. We anticipate that all of our earnings in the foreseeable future will be retained for the development and the expansion of our business and, therefore, we have no current plans to pay dividends. Future dividend policy will depend on our earnings, capital requirements, financial condition, bank facilities and other factors considered relevant by the board of directors. In addition, certain of our credit facilities and debt instruments require the consent of the lenders prior to the payment of dividends. See "Description of Certain Indebtedness".

                                 EXCHANGE RATES

     Fluctuations in the exchange rates between the Canadian dollar and the U.S. dollar will affect the U.S. dollar price of the Class A Subordinate Voting Shares.

     The following table sets forth the average, high, low and period-end Noon Buying Rate announced by the Federal Reserve Bank of New York (each, a "Noon Buying Rate").

                                            CANADIAN DOLLARS/U.S. DOLLAR NOON BUYING RATE
                                 -------------------------------------------------------------------
                                                      TEN-MONTH
                                                    PERIOD ENDED
                                   FISCAL YEAR      SEPTEMBER 29,     FISCAL YEAR
                                 ----------------   -------------   ----------------    FIRST FISCAL
                                  1994      1995        1996         1997      1998     QUARTER 1999
                                 ------    ------   -------------   ------    ------    ------------
Average(1)...................    1.3614    1.3741      1.3683       1.3707    1.4522       1.5430
High.........................    1.3954    1.4238      1.3822       1.3995    1.5770       1.5570
Low..........................    1.3103    1.3285      1.3530       1.3310    1.3718       1.5175
Period End...................    1.3720    1.3660      1.3632       1.3713    1.5505       1.5375

-------------------------
(1) The average rate is the average of the exchange rates on the last day of each month during the applicable period.

     On March 15, 1999, the Noon Buying Rate was 1.5275 Canadian dollars per U.S. dollar.

     We did not use these exchange rates to calculate the U.S. dollar equivalents provided for fiscal 1998 and first fiscal quarter 1999 under "Prospectus Summary--Summary Consolidated Financial Information", and "Selected Consolidated Financial Information". Rather, for the statement of income data, we used a weighted average of the Bank of Canada monthly average exchange rates, and for the balance sheet data and cash flow items, we used Bank of Canada closing rates, which were $1.5312 Canadian dollars per U.S. dollar at October 4, 1998 and $1.5333 Canadian dollars per U.S. dollar at January 3, 1999.

                                 CAPITALIZATION

     The following table sets forth our capitalization at January 31, 1999 (a) on an actual basis, (b) as adjusted to give effect to $30.0 million in new debt financings from the Fund and Capital d'Amerique CDPQ Inc., and the sale of 444,444 Class A Subordinate Voting Shares to Capital d'Amerique CDPQ, Inc. on February 1, 1999 at the market price prevailing on the date of the commitment letter, for an aggregate purchase price of $5.0 million and (c) as adjusted to give effect to the sale of the Class A Subordinate Voting Shares offered hereby
at an assumed public offering price of US$          ($          , based on the
inverse of the Noon Buying Rate on March   , 1999 of Cdn$1.00 per US$       )
per Class A Subordinate Voting Share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

     The table should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere in this prospectus, which include a summary of differences between Canadian GAAP and U.S. GAAP. See "Use of Proceeds", "Selected Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                                        AT JANUARY 31, 1999
                                                              ---------------------------------------
                                                                                          AS ADJUSTED
                                                                                           FOR THIS
                                                                ACTUAL      AS ADJUSTED   OFFERING(1)
                                                              -----------   -----------   -----------
                                                               (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                                              (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
Short-term debt:
  Bank indebtedness.........................................   $ 61,504      $ 61,504      $       (2)
  Current portion of long-term debt.........................      5,161         5,161
                                                               --------      --------      --------
       Total short-term debt................................   $ 66,665      $ 66,665      $
                                                               ========      ========      ========
Long-term debt(3)...........................................   $ 50,306      $ 80,306      $
Shareholders' equity:
  First Preferred Shares, without par value, unlimited
     number authorized; 0 issued and outstanding at January
     31, 1999; as adjusted, 0 issued and outstanding; as
     further adjusted, 0 issued and outstanding.............         --            --            --
  Second Preferred Shares, without par value, unlimited
     number authorized; 0 issued and outstanding at January
     31, 1999; as adjusted, 0 issued and outstanding; as
     further adjusted, 0 issued and outstanding.............         --            --            --
  Class A Subordinate Voting Shares, without par value,
     unlimited number authorized; 6,903,000 shares issued
     and outstanding at January 31, 1999; as adjusted,
     7,347,444 shares issued and outstanding; as further
     adjusted, 10,347,444 shares issued and
     outstanding(4).........................................     29,375        34,375
  Class B Multiple Voting Shares, without par value,
     unlimited number authorized; 3,047,000 shares issued
     and outstanding at January 31, 1999; as adjusted,
     3,047,000 shares issued and outstanding; as further
     adjusted, 3,047,000 shares issued and outstanding......      5,083         5,083
  Contributed surplus.......................................        323           323
  Retained earnings(5)......................................     19,528        19,528
                                                               --------      --------      --------
       Total shareholders' equity...........................     54,309        59,309
                                                               --------      --------      --------
          Total capitalization..............................   $104,615      $139,615      $
                                                               ========      ========      ========

---------------

(1) Assumes that the net proceeds are US$        ($   million, based on the
    inverse of the Noon Buying Rate on March   , 1999 of Cdn$1.00 per
    US$      ), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2) This debt may be reborrowed.

(3) Includes capitalized leases. See note 7 to the Consolidated Financial Statements.

(4) The number of Class A Subordinate Voting Shares outstanding does not reflect 995,000 Class A Subordinate Voting Shares subject to options which may be granted under our stock option plan, of which options to buy 737,000 Class A Subordinate Voting Shares were outstanding at January 31, 1999. See "Management--Stock Option Plan" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

(5) At January 3, 1999.

                           PRICE RANGE OF OUR SHARES

     Since our initial public offering in June 1998, our Class A Subordinate Voting Shares have traded on the American Stock Exchange under the symbol "GIL" and The Montreal Exchange and The Toronto Stock Exchange under the symbol "GIL.A". The following table sets forth, for each of the fiscal quarterly periods indicated, the high and low closing prices of the Class A Subordinate Voting Shares as reported on each of the respective exchanges:

                                                                                 THE TORONTO
                                         AMERICAN STOCK       THE MONTREAL          STOCK
                                            EXCHANGE            EXCHANGE          EXCHANGE
                                       -------------------   ---------------   ---------------
                                         HIGH       LOW       HIGH     LOW      HIGH     LOW
                                       --------   --------   ------   ------   ------   ------
Fiscal Year Ended October 4, 1998
  Third Quarter(1)...................   US$6.88    US$6.32   $ 9.70   $ 9.25   $14.50   $ 9.25
  Fourth Quarter.....................      9.25       6.00    14.05     9.25    12.50     9.25
Fiscal Year Ended October 3, 1999
  First Quarter......................      8.50       6.38    13.00    10.45    12.50    10.05
  Second Quarter(2)..................     13.25       7.38    20.25    11.50    20.25    11.75

-------------------------

(1) Trading began June 17, 1998.

(2) Through March 15, 1999.

     On March 15, 1999, the last reported sale price of the Class A Subordinate Voting Shares was US$12.75 per share on the American Stock Exchange. The last closing price of the Class A Subordinate Voting Shares on The Montreal Exchange and The Toronto Stock Exchange was $19.00 onMarch 9, 1999 and March 12, 1999, respectively. As at March 15, 1999, there were approximately six holders of record in the United States, holding approximately 2,825,800 Class A Subordinate Voting Shares, which represents 38.46% of the outstanding Class A Subordinate Voting Shares.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The selected consolidated financial information presented below is derived from Gildan's consolidated financial statements for, and as of the end of, fiscal 1994 and fiscal 1995, which have been audited by Richter, Usher & Vineberg, Chartered Accountants, and Gildan's consolidated financial statements for, and as of the end of, ten-month fiscal 1996, fiscal 1997 and fiscal 1998, which have been audited by KPMG LLP, Chartered Accountants. The selected consolidated financial information for the twelve months ended and as of September 29, 1996, for the first fiscal quarter ended January 4, 1998, and for the first fiscal quarter ended and as of January 3, 1999 is derived from the unaudited consolidated financial statements of Gildan, which in the opinion of management have been prepared on the same basis as the audited financial statements, reflecting all adjustments necessary, which consist only of normal recurring adjustments, for a fair presentation of such information.

     The Consolidated Financial Statements have been prepared in accordance with Canadian GAAP. These principles conform in all material respects with U.S. GAAP, except as described in note 19 to the Consolidated Financial Statements. The information presented below should be read in conjunction with the Consolidated Financial Statements included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                TEN-MONTH     TWELVE-
                            FISCAL YEAR ENDED    PERIOD        MONTH              FISCAL YEAR ENDED
                            -----------------     ENDED        ENDED      ----------------------------------
                            DEC. 2,   DEC. 1,   SEPT. 29,    SEPT. 29,    OCT. 5,    OCT. 4,       OCT. 4,
                             1994      1995       1996        1996(1)       1997       1998         1998
                            -------   -------   ---------   -----------   --------   --------    -----------
                             CDN$      CDN$       CDN$         CDN$         CDN$       CDN$        US$(2)
                            -------   -------    -------      -------     --------   --------     --------
                                                            (UNAUDITED)
                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND PERCENTAGES)
STATEMENT OF INCOME DATA
 (CANADIAN GAAP):
Sales.....................  $45,896   $64,868    $70,448      $80,045     $119,844   $215,428     $147,876
Cost of sales.............   36,621    51,854     56,367       64,294       93,059    164,850      113,289
                            -------   -------    -------      -------     --------   --------     --------
Gross profit..............    9,275    13,014     14,081       15,751       26,785     50,578       34,587
Selling, general and
 administrative
 expenses.................    5,852     9,053      8,360        9,629       12,471     20,796       14,248
Depreciation and
 amortization expenses....      940     1,764      1,633        2,026        2,337      4,063        2,782
Writeoff of advances......       --       924         --          281           --         --           --
                            -------   -------    -------      -------     --------   --------     --------
Operating income..........    2,483     1,273      4,088        3,815       11,977     25,719       17,557
Interest expense..........    1,382     2,709      2,507        2,997        2,974      5,032        3,460
Loss on settlement of
 debt.....................       --        --         --           --           --        819          565
                            -------   -------    -------      -------     --------   --------     --------
Income (loss) before
 income taxes.............    1,101    (1,436)     1,581          818        9,003     19,868       13,532
Income taxes (recovery)...      327      (249)       608          314        3,338      6,700        4,583
                            -------   -------    -------      -------     --------   --------     --------
Net income (loss).........  $   774   $(1,187)   $   973      $   504     $  5,665   $ 13,168     $  8,949
                            =======   =======    =======      =======     ========   ========     ========
Net income per share
 (basic)..................                                                           $   1.65(3)  $   1.12
Number of shares (weighted
 avg.)....................                                                              7,999        7,999
OTHER DATA (CANADIAN
 GAAP):
Gross profit margin.......     20.2%     20.1%      20.0%        19.7%        22.3%      23.5%        23.5%
Operating income margin...      5.4%      2.0%       5.8%         4.8%        10.0%      11.9%        11.9%
Capital expenditures......  $ 6,997   $ 2,514    $ 6,390      $ 7,204     $  5,439   $ 24,588     $ 17,031
EBITDA(4).................  $ 3,423   $ 3,037    $ 5,721      $ 5,841     $ 14,314   $ 29,782     $ 20,339
SELECTED OPERATING DATA
 (UNAUDITED):
Dozens of T-shirts sold...              1,365      1,697        1,899        2,950      5,721
Dozens of sweatshirts
 sold.....................                103         63           85          158        195
                                      -------    -------      -------     --------   --------
Total dozens sold.........              1,468      1,760        1,984        3,108      5,916
                                      =======    =======      =======     ========   ========





                                  FIRST FISCAL QUARTER ENDED
                            ---------------------------------------
                              JAN. 4,
                               1998             JAN. 3, 1999
                            -----------   -------------------------
                               CDN$          CDN$         US$(2)
                            (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
STATEMENT OF INCOME DATA
 (CANADIAN GAAP):
Sales.....................    $31,812       $45,109       $29,253
Cost of sales.............     25,969        33,079        21,451
                              -------       -------       -------
Gross profit..............      5,843        12,030         7,802
Selling, general and
 administrative
 expenses.................      3,617         7,195         4,666
Depreciation and
 amortization expenses....        746         1,763         1,143
Writeoff of advances......         --            --            --
                              -------       -------       -------
Operating income..........      1,480         3,072         1,993
Interest expense..........        848         1,543         1,001
Loss on settlement of
 debt.....................         --            --            --
                              -------       -------       -------
Income (loss) before
 income taxes.............        632         1,529           992
Income taxes (recovery)...        332           550           357
                              -------       -------       -------
Net income (loss).........    $   300       $   979       $   635
                              =======       =======       =======
Net income per share
 (basic)..................                  $  0.10       $  0.06
Number of shares (weighted
 avg.)....................                    9,950         9,950
OTHER DATA (CANADIAN
 GAAP):
Gross profit margin.......       18.4%         26.7%         26.7%
Operating income margin...        4.7%          6.8%          6.8%
Capital expenditures......    $ 6,362       $11,564       $ 7,498
EBITDA(4).................    $ 2,226       $ 4,835       $ 3,136
SELECTED OPERATING DATA
 (UNAUDITED):
Dozens of T-shirts sold...        820         1,192
Dozens of sweatshirts
 sold.....................         59            41
                              -------       -------
Total dozens sold.........        879         1,233
                              =======       =======

                             DEC. 2,   DEC. 1,   SEPT. 29,     OCT. 5,     OCT. 4,      JAN. 3,
                              1994      1995       1996         1997         1998        1999
                             -------   -------   ---------   -----------   --------   -----------
                              CDN$      CDN$       CDN$         CDN$         CDN$        CDN$
                             -------   -------    -------      -------     --------    --------
                                                                                      (UNAUDITED)
                                                        (IN THOUSANDS)
BALANCE SHEET DATA
 (CANADIAN GAAP):
Working capital............  $ 2,119   $ 1,149    $ 5,010      $15,406     $ 33,134    $ 34,222
Total assets...............   33,784    34,589     52,770       77,365      165,678     211,438
Total debt(5)..............   26,593    28,585     42,793       61,712      112,348     157,129
Shareholders' equity.......    7,191     6,004      9,977       15,653       53,330      54,309


                                                                                 FISCAL YEAR ENDED
                                                         TEN MONTH PERIOD   ----------------------------    FIRST FISCAL QUARTER
                                                         ENDED SEPT. 29,    OCT. 5,   OCT. 4,   OCT. 4,        ENDED JAN. 3,
                                                               1996          1997      1998       1998              1999
                                                         ----------------   -------   -------   --------   ----------------------
                                                               CDN$          CDN$      CDN$      US$(2)      CDN$       US$(2)
                                                             -------        -------   -------   --------   --------    --------
                                                                                                                (UNAUDITED)
                                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
FINANCIAL STATEMENT DATA (U.S. GAAP):
Net income.............................................      $   973        $ 5,036   $12,438   $  8,453   $    975    $    632
Net income (loss) per share............................        (0.58)         (2.36)     2.63(3)     1.79      0.10        0.06
Total assets...........................................       52,770         76,764   164,788    107,620    210,555     137,321
Total debt(5)..........................................       48,343         82,590   112,317     73,352    157,108     102,464
Shareholders' equity...................................        4,427         (5,826)   52,471     34,268     53,447      34,857
Cash flows from operations.............................       (5,738)        (4,797)  (17,476)   (11,413)   (29,126)    (18,996)
Cash flows from investing..............................       (7,735)        (6,539)  (26,537)   (17,331)   (12,987)     (8,470)
Cash flows from financing activities...................       13,473         11,336    44,013     28,744     42,113      27,466

---------------
(1) The data for the unaudited twelve-month period ended September 29, 1996 combine our unaudited data for the 62-day period ended December 1, 1995 and our audited data for ten-month fiscal 1996.

(2) U.S. dollar amounts are provided for convenience only. For the statement of income data, the U.S. dollar amounts are calculated using a weighted average of the Bank of Canada monthly average exchange rates. For the balance sheet data and the cash flow items, the U.S. dollar amounts are calculated using Bank of Canada closing rates, which were $1.5312 Canadian dollars per U.S. dollar at October 4, 1998 and $1.5333 Canadian dollars per U.S. dollar at January 3, 1999.

(3) The principal reason for the difference between net income per share of $1.65 under Canadian GAAP and net income per share of $2.63 under U.S. GAAP is the difference in the calculation of the weighted average number of shares outstanding. Under Canadian GAAP, 7,998,657 were outstanding, whereas under U.S. GAAP, 4,384,399 were outstanding. The primary difference between the calculations relates to the treatment of Class "A" Preferred Shares which were reclassified concurrently with our initial public offering in June 1998.

(4) EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is included because we believe that some investors use this information as one measure of a company's historical ability to service debt. However, you should not consider EBITDA as an alternative to net earnings as an indicator of operating performance or as an alternative to cash flow as a measure of our overall liquidity as presented in the Consolidated Financial Statements. EBITDA as presented may not be comparable to similar computations presented by other companies.

(5) Total debt consists of total bank debt, current liabilities, other loans payable, secured and unsecured long-term debt, including capitalized leases and future taxes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements included elsewhere in this prospectus.

CHANGE OF YEAR END

     Effective September 29, 1996, we changed our fiscal year end from the first Friday following November 29 to the first Sunday following September 28. The effective result of this change was to create a ten-month fiscal 1996 ("ten-month fiscal 1996"), compared to a twelve-month period ended December 1, 1995 ("fiscal 1995") and a twelve-month period ended October 5, 1997 ("fiscal 1997"). The primary purpose of the change was to recognize that our primary selling season is completed by the end of September of each year.

     As a result of this change, the Consolidated Financial Statements and Management's Discussion and Analysis compare fiscal 1997 to ten-month fiscal 1996. Information is also provided for an unaudited twelve-month period ended September 29, 1996 ("unaudited twelve-month 1996") to facilitate a more meaningful understanding of trends through comparison of like periods. The Consolidated Financial Statements have been prepared in accordance with Canadian GAAP. These principles conform in all material respects with U.S. GAAP, except as described in note 19 to the Consolidated Financial Statements. The information below should be read in conjunction with the Consolidated Financial Statements included elsewhere in this prospectus.

RESULTS OF OPERATIONS

     Our results of operations are affected by several factors, including: (a) competition; (b) general economic conditions; (c) raw material costs; (d) mix of products sold; and (e) plant utilization. Some activewear products of the type which we manufacture are generally available from multiple sources and our customers purchase products from more than one source. Sweatshirts and colored T-shirts are generally more profitable than white T-shirts. Accordingly, our overall gross profit margin is affected by our product mix. In addition, plant utilization levels are significant drivers of our profitability due to the capital intensive nature of our operations.

     Prices in the industry have been declining over the past several years primarily as a result of the trend to move sewing productions offshore by some manufacturers of basic activewear and the introduction of new manufacturing technologies. In addition, in recent years, some T-shirt and sweatshirt manufacturers have overproduced inventory as a result of excess plant and equipment capacity. This oversupply of inventory has on occasion led to inventory dumping, resulting in price reductions for T-shirts and sweatshirts. To remain competitive, we adjust our pricing structure from time to time in response to such industry-wide price changes.

     We generally have been able to mitigate pricing pressures by (a) continuing to improve and modernize our manufacturing processes to reduce production costs and (b) moving the majority of our sewing operations offshore to benefit from the lower wage rate environment. However, in response to price reductions initiated by our competitors, we incurred expenses of approximately $4.2 million in customer rebates in each of fiscal 1997 and fiscal 1998. See "Risk Factors--Our Industry Is Subject to Pricing Pressures".

     The largest component of our cost of goods sold is the cost of cotton yarn. Unlike some of our competitors, we do not spin our own yarn. Instead, we obtain substantially all of our yarn from three yarn suppliers and place our orders at the beginning of each fiscal year. In so doing, we can protect against yarn price increases during the fiscal year. However, we may be competitively disadvantaged if yarn prices decrease during the fiscal year. See "Risk Factors--We Are Subject to Risks of Fluctuations in Cotton Yarn Supply and Price" and "Business--Raw Materials".

     The following table presents the major components of our Statements of Income as a percentage of sales:

                                  AUDITED        UNAUDITED      AUDITED      AUDITED     UNAUDITED    UNAUDITED
                               SEPTEMBER 29,   SEPTEMBER 29,   OCTOBER 5,   OCTOBER 4,   JANUARY 4,   JANUARY 3,
                                   1996            1996           1997         1998         1998         1999
                                 10 MONTHS       12 MONTHS     12 MONTHS    12 MONTHS     3 MONTHS     3 MONTHS
                               -------------   -------------   ----------   ----------   ----------   ----------
Sales........................      100.0%          100.0%        100.0%       100.0%       100.0%       100.0%
Cost of sales................       80.1            80.3          77.7         76.5         81.6         73.3
                                   -----           -----         -----        -----        -----        -----
Gross profit.................       19.9            19.7          22.3         23.5         18.4         26.7
Selling, general and
  administrative expenses....       11.8            12.0          10.4          9.7         11.4         16.0
Depreciation and amortization
  expenses...................        2.3             2.5           1.9          1.9          2.4          3.9
Writeoff of advances.........         --             0.4            --           --           --           --
                                   -----           -----         -----        -----        -----        -----
Operating income.............        5.8             4.8          10.0         11.9          4.6          6.8
Interest expense.............        3.6             3.8           2.5          2.3          2.7          3.4
Loss on settlement of debt...         --              --            --          0.4           --           --
                                   -----           -----         -----        -----        -----        -----
Income before income taxes...        2.2             1.0           7.5          9.2          1.9          3.4
Income taxes.................        0.8             0.4           2.8          3.1          1.0          1.2
                                   -----           -----         -----        -----        -----        -----
Net income...................        1.4%            0.6%          4.7%         6.1%         0.9%         2.2%
                                   =====           =====         =====        =====        =====        =====

     FIRST FISCAL QUARTER 1999 COMPARED TO FIRST FISCAL QUARTER 1998

     Sales: Sales increased by $13.3 million to $45.1 million for first fiscal quarter 1999 from $31.8 million for first fiscal quarter 1998. This 41.8% increase was due to higher sales, primarily to existing customers. These sales resulted from greater product availability due to increased production capacity.

     Gross Profit: Gross profit increased to 26.7% of sales in first fiscal quarter 1999 from 18.4% of sales in first fiscal quarter 1998. The improvement was due to factors such as lower raw material costs (primarily yarn) and higher efficiencies in both textile and sewing operations.

     Selling, General and Administrative Expenses: Selling, general and administrative expenses increased to 16.0% of sales in first fiscal quarter 1999 from 11.4% of sales in first fiscal quarter 1998. The increase in selling, general and administrative expenses resulted from the following:

     - the transition from the Champlain distribution center to the Miami and Montreal distribution centers resulted in higher training costs and lower efficiencies. See "Business--Manufacturing Operations and Facilities--Distribution Operations";

     - the transfer of products from the Champlain distribution center to the Miami distribution center also resulted in additional costs;

     - the creation of our international sales office in Barbados resulted in additional overhead as the new operation was established; and

     - an increase in our staffing and executive ranks during first fiscal quarter 1999 in anticipation of the higher volumes we expect to ship in fiscal 1999 resulted in increased administrative costs.

     Depreciation and Amortization Expenses: Depreciation and amortization expenses increased to 3.9% of sales in first fiscal quarter 1999 from 2.4% of sales in first fiscal quarter 1998. This increase was principally due to capital expenditures incurred in fiscal 1998 to expand production capacity.

     Interest Expense: Interest expense rose to 3.4% of sales in first fiscal quarter 1999 from 2.7% of sales in first fiscal quarter 1998. This is the result of total interest-bearing debt levels that were 88.7% higher than those during first fiscal quarter 1998. The additional debt was used to fund capital expenditures and working capital requirements.

     Income Taxes: The effective income tax rate was 36.0% in first fiscal quarter 1999 compared to 52.5% in first fiscal quarter 1998 mainly due to the difference in the amount of unrecognized tax losses incurred by some of our subsidiaries of $11,000 in the first fiscal quarter 1999 compared to $63,000 in the first fiscal quarter 1998.

     YEAR ENDED OCTOBER 4, 1998 COMPARED TO YEAR ENDED OCTOBER 5, 1997

     Sales: Sales increased by $95.6 million to $215.4 million for fiscal 1998 from $119.8 million for fiscal 1997. This 79.8% increase was due to higher sales to existing customers and the addition of new customers. Existing customers accounted for 40% of the increase and new customers accounted for 60%. The impact of higher unit sales was partially offset by lower average selling prices during fiscal 1998 due to industry-wide customer rebate programs in the United States.

     Gross Profit: Gross profit increased to 23.5% of sales in fiscal 1998 from 22.3% of sales in fiscal 1997. This improvement was due to:

     - increased absorption of factory overhead as a result of the higher production volume;

     -  lower costs due to the increase in offshore sewing production; and

     -  the elimination of custom duties in Canada on cotton yarn of U.S.
       origin.

The increase in gross profit margin was partly offset by (a) the ice storm that hit the Province of Quebec and Northern New York State in January 1998, disrupting shipping and manufacturing activities and (b) lower average selling prices during fiscal 1998.

     Selling, General and Administrative Expenses: Selling, general and administrative expenses declined to 9.7% of sales in fiscal 1998 from 10.4% of sales in fiscal 1997. This is the result of our ongoing commitment to grow sales at a faster rate than expenses.

     Depreciation and Amortization Expenses: Depreciation and amortization expenses remained stable at 1.9% of sales for both fiscal 1998 and fiscal 1997.

     Interest Expense: Interest expense declined to 2.3% of sales during fiscal 1998 from 2.5% of sales in fiscal 1997. Our initial public offering in the third quarter of fiscal 1998 and the subsequent use of proceeds to repay long-term debt contributed to the reduction of interest expense as a percentage of sales.

     Settlement of Debt: Loss on settlement of debt in the amount of $0.8 million relates to a penalty incurred on the prepayment of $6.7 million of long-term debt in connection with the initial public offering.

     Income Taxes: The effective income tax rate was 33.7% in fiscal 1998 compared to 37.1% in fiscal 1997. The reduction of income taxes is due to the favorable tax treatment arising from the purchase of fixed assets used in the manufacturing process.

     YEAR ENDED OCTOBER 5, 1997 COMPARED TO TEN MONTHS ENDED SEPTEMBER 29, 1996

     Sales: Sales increased by $49.3 million, or 69.9%, to $119.8 million in fiscal 1997 from $70.5 million in ten-month fiscal 1996 (and increased by $39.8 million, or 50.0%, from $80.0 million in unaudited twelve-month 1996). This increase was primarily due to the addition of several major wholesale distributor customers during fiscal 1997. Broder Bros., the largest of these distributors, represented $23.5 million of sales. To a lesser extent, sales growth was due to an increase in sales to existing customers. The impact of the increase in unit sales was partially offset by lower prices during fiscal 1997 due to industry-wide customer rebate programs in the United States.

     Gross Profit: Gross profit increased to 22.3% of sales in fiscal 1997 from 19.9% of sales in ten-month fiscal 1996 (and 19.7% of sales in unaudited twelve-month 1996). The increase in gross profit was due to the following factors:

     - a shift of the majority of our sewing production from the United States and Mexico to the Caribbean Basin and Central America in fiscal 1997;

     -  increased operating efficiencies;

     - increased sales of higher margin sweatshirts, which were 14.5% of sales in fiscal 1997 compared to 11% of sales in ten-month fiscal 1996 (and 12.6% of sales in unaudited twelve-month 1996); and

     - a reduction in our reliance on higher-priced outside knitting and dyeing contractors in fiscal 1997.

     Selling, General and Administrative Expenses: Selling, general and administrative expenses decreased to 10.4% of sales in fiscal 1997 from 11.8% of sales in ten-month fiscal 1996 (and 12.0% of sales in unaudited twelve-month
1996). This improvement resulted from cost containment efforts combined with growth in sales.

     Depreciation and Amortization Expenses: Depreciation and amortization expenses decreased to 1.9% of sales in fiscal 1997 from 2.3% of sales in ten-month fiscal 1996 (and 2.5% of sales in unaudited twelve-month 1996) as a result of our sales growth.

     Interest Expense: Interest expense decreased to 2.5% of sales in fiscal 1997 from 3.6% of sales in ten-month fiscal 1996 (and 3.8% of sales in unaudited twelve-month 1996) as (a) we leveraged off of higher sales and (b) interest rates on our outstanding indebtedness declined.

     Income Taxes: The effective tax rate was 37.1% in fiscal 1997 compared to 38.5% in ten-month fiscal 1996 (and 38.4% in unaudited twelve-month 1996).

LIQUIDITY AND CAPITAL RESOURCES

     The principal sources of our liquidity have been bank loans, equipment and mortgage loans, unsecured and subordinated debt, cash generated from our operations and the proceeds from the initial public offering completed during the third quarter of fiscal 1998. Following the offering, we believe that, based upon current levels of operations and anticipated growth, we will be able to satisfy our ongoing cash requirements through the end of fiscal 2000 primarily with cash flow from operations, supplemented by borrowings under our revolving loan agreement as well as other financing and loan facilities which may be entered into following the offering.

     Bank Loans: Pursuant to our revolving loan agreement with a Canadian chartered bank executed on August 29, 1996, as subsequently amended and restated, we have a revolving credit facility in the aggregate amount of $100.0 million, subject to a "borrowing base" limitation as defined in the loan agreement. At February 28, 1999, we had $66.5 million in outstanding loans and $27.0 million of additional availability, based on our borrowing base at that time. The revolving loan agreement expires on September 30, 2001. The interest rate under the credit facility is variable. At February 28, 1999, the annual interest rate was 8.5% for Canadian dollar borrowings and 10.0% for U.S. dollar borrowings. The revolving loan agreement:

     -  is secured by substantially all of our personal (moveable) property;

     -  imposes certain operating restrictions on us; and

     -  requires us to maintain specific financial ratios and levels.

See "Description of Certain Indebtedness--Revolving Loan Agreement".

     Equipment and Mortgage Loans: We have relationships with several lenders which have provided financing by way of secured loans, mortgages, conditional sales contracts and capitalized leases. At January 3, 1999, these financings totalled $25.2 million, with the largest amount due to a single lender totaling $11.8 million, and bore interest at annual rates ranging from 5.9% to 13.0%. See "Description of Certain Indebtedness--Secured Equipment and Mortgage Loans".

     Unsecured and Subordinated Debt: We have unsecured and subordinated debt. At March 15, 1999, this indebtedness totalled $45.9, million, principally represented by:

     - a $15.0 million unsecured and subordinated debenture due 2003 issued to the Fund, bearing interest at an annual rate of 11.0%;

     - a $15.0 million unsecured and subordinated debenture due 2004 issued to the Fund, bearing interest at an annual rate of 12.0% for the first two years and 13.0% for the next three years; and

     - a $15.0 million unsecured and subordinated debenture due 2004, bearing interest at an annual rate of 12.5%, issued to Capital d'Amerique CDPQ Inc.

See "Description of Certain Indebtedness--The Fund" and "Description of Certain Indebtedness--Capital d'Amerique CDPQ Inc.".

     Cash Flow from Operations: For fiscal 1998, our operations generated cash, before changes in non-cash working capital, of $18.8 million. Our investment in working capital amounted to $36.0 million, resulting in a net use of $17.2 million, compared to a net use of $4.2 million in fiscal 1997. Cash used in operating working capital for fiscal 1998 was largely attributed to an increase in receivables and inventories of $24.5 million and $40.2 million, respectively, and offset by an increase in accounts payable and accrued liabilities of $27.5 million.

     - The increase in receivables was attributed to the increase in sales over the prior year. The majority of receivables were credit insured.

     - The increase in inventories was required to support the planned growth in sales for fiscal 1999 which we expect to result from (a) the increase in sales to existing customers, (b) the introduction of new products and
        (c) the expansion of our distribution channels.

     - The increase in accounts payable and accrued liabilities was attributable to the build-up of inventories during fiscal 1998.

     While we have been generally unable to fund our growth from operations only, especially in light of the high levels of capital expenditures incurred during the past three years, we have been able to fund our growth through bank loans and other debt and equity financings.

     Proceeds from Offerings: The sale of 3,000,000 Class A Subordinate Voting Shares offered in connection with our initial public offering in June 1998 contributed $25.9 million in new funds. Of this amount, approximately $6.7 million was used to repay some of our secured and unsecured debt, $2.5 million was used to buy back a stock option owned by the Fund, $0.8 million was used to pay prepayment penalties and the balance was used to reduce bank indebtedness. The sale of 444,444 Class A Subordinate Voting Shares offered in a private placement to Capital d'Amerique CDPQ Inc. in February 1999 contributed $5.0 million in new funds, which were used for general corporate purposes, including working capital.

CAPITAL EXPENDITURES

     Capital expenditures were $2.5 million in fiscal 1995, $6.4 million in ten-month fiscal 1996, $5.4 million in fiscal 1997, $24.6 million in fiscal 1998 and $11.6 million in first fiscal quarter 1999. The substantial portion of fiscal 1998 capital expenditures was used to acquire a second dyeing and finishing plant and purchase new equipment for the knitting, dyeing and finishing and sewing facilities. We expect that additional capital expenditures will be required in future years to meet continued growth expectations. We anticipate spending a total of approximately $30.0 million in fiscal 1999 to further update production and distribution facilities and enhance the information systems used to support our growth.

INFLATION AND EXCHANGE RATES

     Inflation generally affects us by increasing the interest expense of floating rate indebtedness and by increasing the cost of labor, equipment and raw materials. We do not believe that inflation has had any material effect on our business during the periods discussed herein.

     Most of our business is transacted in U.S. dollars. The exchange rate between Canadian dollars and U.S. dollars has fluctuated significantly over the last several years. Any strengthening in the value of the Canadian dollar against the U.S. dollar could result in lower sales and earnings for Gildan when translated into Canadian dollars.

FINANCIAL INSTRUMENTS

     We use interest rate swap arrangements to manage risks from fluctuations in interest rates and foreign exchange contracts to manage risks from fluctuations in the exchange rate between Canadian dollars and U.S. dollars. We do not use derivative financial instruments for trading purposes.

YEAR 2000 COMPLIANCE

     The Year 2000 issue is the result of computer programs which use two digits rather than four to define the applicable year. As a result, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This programming flaw could cause system failures or miscalculations which disrupt normal business activities. We have commenced a comprehensive plan to upgrade all of our management information and other computer systems which are not yet Year 2000 compliant. These systems include those used to manage procurement, production, inventory control, distribution, finance and accounting functions. Having completed our evaluation of these systems, we currently estimate that the total costs associated with making our systems Year 2000 compliant will be approximately $1.0 million, the majority of which will be incurred in calendar year 1999. These costs will be expensed as incurred.

     As part of our Year 2000 preparations, we are in the process of upgrading our distribution, inventory control, production and procurement systems so that they are Year 2000 compliant. We anticipate completing the upgrade by June 1999. We recently began analyzing the extent of our exposure to risks of Year 2000 non-compliance by third parties with whom we have an ongoing business relationship, such as suppliers and customers. As part of this process, we are sending letters to third parties to inquire about their Year 2000 readiness. However, at this time, we are unable to estimate the extent of material non-compliance by these parties and the risks we might face as a result. We intend to complete our analysis and follow-up to these inquiries by May 1999.

     In order to ensure that these timetables are met, we have assigned two full-time employees to work exclusively on the Year 2000 project, and we use the services of additional staff on an "as needed" basis.

     We also employ outside resources, including a consulting firm, to assist us in evaluating our systems and equipment, and to assist us in implementing necessary remedial measures. We have completed a full inventory of all items needing evaluation and have begun our analysis of changes to be made. We expect to complete all modifications and testing by August 1999.

     In addition, as a result of our rapid growth, we plan to install a new accounting system by September 1999, that is Year 2000 compliant. In case of unexpected delays in installing this software, we are developing a contingency plan to make our current accounting software Year 2000 compliant by September 1999. We estimate the costs of implementing the new accounting system to be approximately $0.5 million. These costs are in addition to the estimated costs directly related to our Year 2000 compliance efforts.

     We are designing contingency plans for worst case scenarios regarding potential Year 2000 problems. We expect these contingency plans to be in place by the end of September 1999. See "Risk Factors -- Our Operations May Suffer from Year 2000 Computer Problems".

RECENT ACCOUNTING PRONOUNCEMENTS

     In 1997, the Canadian Institute of Chartered Accountants and the Financial Accounting Standards Board, in a joint project, established identical standards for the way that public business enterprises report information about operating segments in interim and annual financial statements. The recommendations of the Canadian Institute of Chartered Accountants Handbook Section 1701 "Segment Disclosures" are effective for fiscal years beginning on or after January 1, 1998. Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" is effective for fiscal years beginning on or after December 15, 1997.

     In June 1998, the Canadian Institute of Chartered Accountants issued Handbook Section 1540 "Cash Flow Statements". The recommendations are effective for fiscal years beginning on or after August 1, 1998. Section 1540 establishes standards for the way that companies report information about the historical changes in cash and cash equivalents in interim and annual financial statements.

     We were not required to, and did not, adopt these sections for our fiscal 1998 consolidated financial statements. These sections had no material effect on our 1998 consolidated financial statements. We are currently evaluating what, if any, additional disclosures may be required when we do adopt the recommendations of these sections.

                                    BUSINESS

     We are a rapidly growing, vertically-integrated manufacturer and marketer of premium quality branded basic activewear for sale principally into the wholesale imprinted activewear segment of the North American apparel market. We manufacture and sell premium quality 100% cotton T-shirts and placket collar golf shirts as well as premium quality sweatshirts, in a variety of weights, sizes, colors and styles. We sell our products as "blanks", which are ultimately decorated with designs and logos for sale to consumers.

     Over the past several years, we have significantly increased our customer base and increased sales and cash flow. From fiscal 1993 through fiscal 1998, our sales grew from $30.9 million to $215.4 million and our EBITDA grew from $2.8 million to $29.8 million, representing compounded annual growth rates of 49.5% and 63.3%, respectively. Sales for first fiscal quarter 1999 were $45.1 million, which represented an increase of 41.8% over sales for first fiscal quarter 1998.

COMPANY OVERVIEW

     We were incorporated on May 8, 1984 pursuant to the Canada Business Corporations Act under the name of Textiles Gildan Inc. At our inception, we focused our activities on the manufacture of textiles and produced and sold finished fabric as a principal product line. However, in 1992, we redefined our operating strategy and, by 1994, our operations focused exclusively on the manufacture and sale of activewear for the wholesale distribution market. In March 1995, we changed our name to Gildan Activewear Inc./Les Vetements de Sports Gildan Inc. On June 16, 1998, in conjunction with our initial public offering, we filed Articles of Amendment to, among other things, remove the private company restrictions contained in our charter documents and change the structure of our authorized share capital.

OPERATING STRATEGY

     We believe that our focus on manufacturing selected product lines with premium quality features and selling our products at competitive prices, coupled with an innovative marketing strategy emphasized by our controlled distribution, is the reason we have been able to rapidly increase our market presence. We attribute our strong operating performance to our strategy which is composed of the following principal components:

     - EMPHASIS ON PREMIUM QUALITY PRODUCTS. We offer our products in a wide variety of weights, sizes, colors and styles. All of our T-shirts are made with pre-shrunk 100% cotton fabric, feature top-stitched seamless collars and double stitched hems, and are quarter-turned to eliminate the center crease which would otherwise result from the production process. To ensure the premium quality of our products, we apply stringent quality control procedures at all stages of the production process, both at our facilities and those of our contractors. We believe that our commitment to consistently produce premium quality, value-added products at competitive prices enhances our long-term relationships with our customers.

     - COMPETITIVE PRICING AND LOW-COST OPERATIONS. We believe that our combination of competitive prices and premium quality products provides superior value to our customers. We are able to price our products competitively because of our success in maintaining low production and operating costs. We accomplish this by:

       - locating the majority of our sewing operations in the Caribbean Basin and Central America, where we benefit from lower labor costs;

       -  using only modern, automated facilities;

       - locating our knitting and dyeing facilities in the Province of Quebec, where we benefit from an abundant supply of low-cost energy and water, resources necessary for the manufacturing, dyeing and finishing of fabric; and

       - selling to the wholesale channel which enables us to use a small sales force and avoid the costs and complexities of selling to the retail channel;

     - CONTROLLED DISTRIBUTION TO THE WHOLESALE CHANNEL. While our major competitors focus primarily on sales directly to the retail apparel industry, we market our products through wholesale channels of distribution, which is principally comprised of distributors and major garment imprinters. As part of this controlled distribution strategy, we limit the number and monitor the quality of our distributors, which comprise the largest component of our customer base. We sell only to the largest garment decorators, and direct orders from smaller ones to our customers. We believe that this focused strategy enables us to:

       - foster strong customer and brand loyalty among our distributors and decorators;

       - establish control over the marketing and orderly distribution of our products;

       -  effectively plan and predict production; and

       -  manage expected increases in demand.

     - MODERN, VERTICALLY-INTEGRATED OPERATIONS. We believe that our modern, vertically-integrated operations, which have been designed and developed to support our operating strategy, provide us with the flexibility and efficiency to meet our customers' needs. We intend to continue to acquire modern, automated equipment for all aspects of our manufacturing process to maximize production and achieve high efficiency rates. Over the past three fiscal years, we have spent $36.4 million on such improvements. Our operations are vertically-integrated, which means that we knit, dye, finish, cut and sew our products at our facilities. This enables us to maximize profit margins and monitor quality at all stages of the production process.

     - EXPERIENCED MANAGEMENT TEAM. Our top five senior executives collectively have more than 100 years of industry experience. Our strategy of locating all of our capital and technology-intensive textile manufacturing operations within one hour of our executive offices facilitates a proactive management philosophy.

GROWTH STRATEGY

     We have a comprehensive long-term strategy to sustain our strong unit and dollar sales growth. The key elements of this strategy are:

     - INCREASING SALES TO NEW AND EXISTING CUSTOMERS. To increase sales, we plan to:

       - continue to develop new business with our existing customers as a result of our enhanced production and distribution capacity and the introduction of new products;

       - pursue additional wholesale distributors which we believe will generate substantial sales growth without adversely affecting sales to our existing customers; and

       - further develop our "mill direct" program which targets some of the largest screenprinters and embroiderers in North America which, due to their size, require larger quantities than distributors can typically provide. Our mill direct customers include, among others, Nike Canada Ltd. and Fortune Fashion, Inc., a major supplier of decorated T-shirts to The Walt Disney Company.

     - BROADENING PRODUCT OFFERING. We also intend to increase our sales to existing customers through the introduction of complementary product lines and new products. In fiscal 1999, in response to customer demand, we introduced:

       - a new lightweight T-shirt, the Famous T(TM), to enable Gildan to effectively compete in the lower priced market segments; and

       - placket collar golf shirts, which we believe to be one of the fastest growing product segments in the imprinted activewear industry.

     - EXPANDING PRODUCTION AND DISTRIBUTION CAPACITY. To satisfy the increasing demand for our existing products and to introduce new products, we are expanding our production and distribution facilities through equipment acquisitions and new facility construction. Under our investment plans, in fiscal 1999, we:

       - added knitting, dyeing and finishing machines and plan to add additional machinery;

       - expanded our sewing capacity in Honduras by moving one of our operations into a larger facility and are investing in new sewing equipment;

       - began building a facility in Barbados, which we expect to be operational by summer 1999, to provide additional sewing capacity for placket collar golf shirts;

       - opened a 210,000-square foot distribution center in Miami, which replaced our 67,000-square foot distribution center in Champlain, to service our U.S. market and targeted Western European markets; and

       - will open a 60,000-square foot distribution center in Saint Ville-Laurent to service our Canadian markets.

     - ENTERING NEW MARKETS. We plan to use the same strategy which has led to our success in North America to expand our selling territory to include Western Europe, with an initial emphasis on the United Kingdom. We anticipate shipping our products to distributors in Western Europe by fiscal 2000.

INDUSTRY OVERVIEW

     We focus principally on sales of T-shirts, placket collar golf shirts and sweatshirts, in "blank" form, to the wholesale imprinted activewear market. "Imprinted" activewear is typically imprinted or embroidered with a logo, design or character before it reaches the consumer. Imprinted activewear is either branded or private label. Branded products reach consumers carrying the manufacturer's label, whereas products sold on a private label basis reach consumers carrying the brand name of the customer. Based on publicly available information, we believe that sales of imprinted T-shirts at the wholesale level in the United States were estimated to be US$6.1 billion for 1997 and are believed to be growing at an annual rate of 4-5%.

     We believe that growth in the imprinted activewear market has been driven primarily by:

     - significant development of the entertainment/sports licensing and merchandising businesses;

     - substantial growth in the ad specialty business, for example, corporate advertising;

     -  a greater use and acceptance of casual dress in the workplace;

     -  a growing consumer preference for apparel with a relaxed feel and look;

     -  a substantial increase in tourism; and

     -  an increasing emphasis on physical fitness.

     Over the past several years, casual wear has become increasingly acceptable in a wider array of settings. In the workplace, for example, many employers have adopted more flexible dress codes, resulting in greater consumer demand for casual wear, including T-shirts, knit shirts and sweatshirts. Based on publicly available information, we believe that 90% of United States companies now allow their employees to wear casual clothing to work, either regularly or on special occasions, as compared to 63% in 1992. In addition, a growing emphasis on physical fitness has spurred a substantial increase in sports participation and, as a result, has created a heightened demand for activewear. For example, based on published reports, from 1987 to 1996, the number of people in the United States participating more than once in the ten most popular sports increased by approximately 36.8 million. Furthermore, significant improvements in activewear apparel, ranging from enhanced product characteristics--pre-shrunk 100% cotton fabrics, improved fabric weight, blends and construction--to increased product variety--including new sizes, colors and styles--have enhanced consumer appeal. We believe these trends will continue to generate demand for activewear products for the foreseeable future.

     The activewear market is characterized by low fashion risk compared to many other apparel markets. While opportunity exists for product innovations and differentiation, basic garment styles generally are not driven by trends or fads. The activewear industry is also characterized by significant barriers to entry, including:

     - substantial capital expenditures required for vertically-integrated production;

     -  large investments in inventories and working capital;

     -  strong supplier relationships; and

     -  established customer relationships.

PRODUCTS

     Historically, we have manufactured two principal product lines: premium quality 100% cotton T-shirts and premium quality 90% cotton/10% polyester sweatshirts in a variety of weights, sizes, colors and styles. We market and sell these products under the Gildan Activewear(TM) brand name and have historically classified them into three categories: midweight, heavyweight and superweight. In 1999, we introduced a new lower weight T-shirt, the Famous T(TM). As part of our growth strategy, in fiscal 1999 we increased our product offerings to include 100% cotton placket collar golf shirts. All of our products carry a sub-brand name, for example, Ultraweight Cotton(TM), which has been developed to reinforce our emphasis on premium quality. The following table sets forth, for the periods indicated, certain information regarding sales of our activewear products.

                            TWELVE MONTHS ENDED              FISCAL YEAR ENDED                FISCAL YEAR ENDED
                            SEPTEMBER 29, 1996                OCTOBER 5, 1997                  OCTOBER 4, 1998
                       -----------------------------   ------------------------------   ------------------------------
                                 GROSS    AVG. SALES              GROSS    AVG. SALES              GROSS    AVG. SALES
                                 DOZENS   PRICE PER               DOZENS   PRICE PER               DOZENS   PRICE PER
                        SALES     SOLD      DOZEN       SALES      SOLD      DOZEN       SALES      SOLD      DOZEN
                       -------   ------   ----------   --------   ------   ----------   --------   ------   ----------
                                                   (IN THOUSANDS, EXCEPT PRICE PER DOZEN)
T-shirts.............  $69,979   1,899     $ 36.85     $102,367   2,950     $ 34.70     $195,623   5,721     $ 34.19
Sweatshirts..........   10,066      85      118.42       17,477     158      110.61       19,805     195      101.56
                       -------   -----                 --------   -----                 --------   -----
Total/Avg............  $80,045   1,984                 $119,844   3,108                 $215,428   5,916
                       =======   =====                 ========   =====                 ========   =====

                        FIRST FISCAL QUARTER ENDED
                              JANUARY 3, 1999
                       -----------------------------
                                 GROSS    AVG. SALES
                                 DOZENS   PRICE PER
                        SALES     SOLD      DOZEN
                       -------   ------   ----------
T-shirts.............  $40,728   1,192     $ 34.17
Sweatshirts..........    4,381      41      106.85
                       -------   -----
Total/Avg............  $45,109   1,233
                       =======   =====

     T-SHIRTS

     In fiscal 1998, T-shirts represented approximately 90% of our sales. We produce T-shirts in a variety of weights, sizes, colors and styles, including short and long-sleeved shirts, henleys and pocketed and mockneck products. Our primary T-shirt offerings are the Famous T(TM) T-shirt (4.8 oz. per sq. yd.), the Gildan Activewear Heavyweight Cotton(TM) T-shirt (5.3 oz. per sq. yd.), the Gildan Activewear UltraCotton Heavyweight(TM) T-shirt (6.1 oz. per sq. yd.) and the Gildan Activewear SupraCotton Superheavyweight(TM) T-shirt (7.0 oz. per sq. yd.). Each of these T-shirt lines incorporates styles with enhanced features such as quarter-turned creaseless fronts, shoulder to shoulder tape reinforcement, double stitching, tubular seamless neck and body, and 38 stitches per inch.

     SWEATSHIRTS

     In fiscal 1998, sweatshirts represented approximately 10% of our sales. We produce sweatshirts in a variety of weights, sizes, colors and styles. Our primary sweatshirt offerings are the Gildan Activewear Heavyweight Cotton(TM) Sweatshirt (7.0 oz. per sq. yd.), the Gildan Activewear UltraCotton Heavyweight(TM) Sweatshirt (9.0 oz. per sq. yd.) and the Gildan Activewear SupraCotton Superheavyweight(TM) Sweatshirt (12.0 oz. per sq. yd.).

     PLACKET COLLAR GOLF SHIRTS

     In fiscal 1999, we introduced placket collar golf shirts in a variety of weights, sizes, colors and styles. Our placket collar golf shirts include the Gildan Activewear UltraCotton Heavyweight(TM) Placket Collar Golf Shirt (6.1 oz. per sq. yd.) in jersey fabric, with or without a pocket, and the Gildan Activewear UltraCotton Heavyweight(TM) Placket Collar Golf Shirt (7.0 oz. per sq. yd.) in pique fabric.

MARKETING AND SALES

     We market our products directly to our customers through our direct sales force. Unlike our major competitors, we do not maintain regional sales offices. Instead, our sales personnel work from home offices. This allows us to incur lower selling expenses than many of our major competitors. Sales management is divided into two divisions: Canada and international, which is comprised principally of the United States and Western Europe.

     Our marketing strategy concentrates exclusively on the wholesale distribution channel catering to screenprinters, embroiderers and decorators. We promote ourselves through appearances at tradeshows and magazine advertising. We also engage in various forms of co-operative advertising with our major customers, including print advertising, catalogs and mailings. We believe that we have been innovative in maximizing the impact of our marketing to create a strong awareness of our products in the screenprinter and embroiderer market.

CUSTOMERS

     In fiscal 1998, we sold our products in the United States and Canada, which accounted for approximately 86% and 14% of total sales, respectively. We are also developing a network of distributors in Western Europe and we expect to ship our products to distributors in the United Kingdom in fiscal 2000. We currently sell our products to approximately 100 customers. In fiscal 1998, our top three customers, Broder Bros., Co., Pluma Corporation (the Frank L. Robinson Company subsidiary and the Stardust Corporation subsidiary) and Alpha Shirt, accounted for 26.6%, 9.6% and 7.4% of total sales, respectively, and our top ten customers accounted for 68.5% of total sales.

     Approximately 95% of total sales in fiscal 1998 were made through our wholesale distributors. The balance of sales consisted of sales to our mill direct customers, which include some of the largest screenprinters and embroiderers in North America and, on a private label basis, Nike Canada Ltd. and Boca/Au Coton. Our screenprinter and embroider customers are capable of purchasing our minimum container order sizes (for example, 5,000-6,000 dozen) in accordance with our terms. These sales are made in cooperation with our wholesale distributors, which provide smaller fill-in orders. Under the mill direct program, we will supply our products to Fortune Fashion, Inc., a major supplier of decorated T-shirts to The Walt Disney Company.

     We do not have any purchase agreements with our wholesale distributor customers, except for a contract we entered into with Pluma Corporation in connection with its acquisitions of Frank L. Robinson Company and Stardust Corporation. Instead, we meet with these customers at the beginning of each fiscal year to ascertain their projected requirements and then plan our production and marketing strategy accordingly. Our wholesale distributor customers then send purchase orders to us during the course of the fiscal year. Our experience with this practice has been favorable, since customer projections have historically been reliable indicators of actual orders.

RAW MATERIALS

     Cotton yarn is the principal raw material we use in the manufacture of our products. In fiscal 1998, we purchased all of our yarn from U.S.-based spinners. Although Parkdale Mills Inc., Mayo Yarns, Inc. and Frontier Spinning Mills, LLC accounted for approximately 56.0%, 23.0% and 16.5%, respectively, of our yarn in fiscal 1998, we believe that the yarn we use may be purchased from a number of sources. Our practice has been to enter into one-year yarn supply agreements at the beginning of each fiscal year based on a projected budget. This allows us to fix our price of yarn for the year, and, consequently, to insulate the largest part of our raw material cost from adverse price fluctuations. Each of our supply agreements require the spinner to supply, and Gildan to purchase, a fixed quantity of yarn for the year at a fixed price. To date, we have not experienced any significant shortages of raw materials, even during periods of cotton shortage.

     We also purchase chemicals and dyestuff, mainly from Clariant International AG, Bayer AG and BASF Aktiengesellschaft, and purchase thread from a variety of suppliers. These raw materials have historically been available in adequate supply.

MANUFACTURING OPERATIONS AND FACILITIES

     We currently operate eight major facilities:

     - a knitting plant in Ville Saint-Laurent, Quebec, which knits all of the fabric from which our products are manufactured and also houses our executive offices;

     -  a dyeing and finishing plant in Montreal, Quebec;

     -  a dyeing and finishing plant in Valleyfield, Quebec;

     - a cutting plant in Malone, New York, which cuts all of the fabric from which our products are manufactured;

     - a sewing plant in Montreal, Quebec, which sews all products for sale in Canada;

     -  two sewing plants in Honduras; and

     -  a distribution center in Miami, Florida.

     In addition to the eight facilities we operate, we use the sewing services of eleven contractors in the Caribbean Basin and Mexico on an exclusive basis. We are currently renovating the recently acquired Montreal distribution center, which we expect to be operational in April 1999 and which will service all our Canadian sales.

     The following diagram illustrates the present flow of our products through our vertically-integrated operations.

                                   DIAGRAM
-------------------------

* The Canadian distribution operations will, after April 1999, be handled by the new Montreal distribution center.

     TEXTILE OPERATIONS

     Knitting. We conduct all of our knitting operations at our central knitting facility in Ville Saint-Laurent, Quebec. We operate circular knitting machines at this facility, producing jersey, fleece and ribbing in body-sized fabrics in tubular form using cotton and cotton/polyester yarns. Substantially all of our knitting equipment is less than five years old, and we believe that such equipment is among the latest technology available to the knitting industry. As part of our expansion strategy, we will continue to acquire additional knitting equipment.

     Dyeing and Finishing. Knitted fabric is batched for bleaching and dyeing and is taken to our dyeing and finishing facilities in Valleyfield and Montreal. We have invested approximately $30 million to acquire, modernize and expand operations at these facilities. These capital expenditures have resulted in a substantial improvement in the quality of fabrics and a significant reduction in the percentage of redyes, yield losses and claims with respect to off-shade, unevenness and roping flaws in the fabric. These capital improvements have also been directed to modernize production planning and control. These facilities have been very effective in meeting our needs.

     CUT AND SEW OPERATIONS

     Cutting. All of the fabric produced at the Montreal and Valleyfield plants is shipped to our automated cutting facility in Malone, New York, which began operations in July 1994 and serves as the cutting department for all of our sewing requirements.

     Sewing. We conduct our sewing operations for products sold in Canada at our 54,000-square foot facility in Montreal. The facility is automated and operates on a group incentive basis designed to maximize productivity and output while maintaining our rigorous quality control system. This plant provides us with the ability to effectively service the Canadian marketplace.

     We conduct offshore sewing operations at thirteen facilities, two of which we operate out of leased premises located in Honduras. Of the remaining eleven facilities, five are located in Honduras, two in El Salvador, two in Haiti, one in Mexico and one in Nicaragua. These thirteen facilities provide us with substantially all of our non-Canadian market sewing assembly requirements. The eleven facilities owned by third parties are used by us under exclusive contract arrangements. Our contractual arrangements with these independent operators have initial terms ranging between one and three years (with provisions for renewal), and provide us with a predetermined price and production output as well as the right of reasonable access to enforce our quality control procedures. We recently reached agreements in principle with two of our Honduran contractors to purchase their operations and we expect to complete these acquisitions by April 1999. Our offshore sewing management team, headquartered in San Pedro Sula, Honduras, maintains regular production and quality reviews at all thirteen of the offshore facilities. We expect to begin operations at a sewing facility in Barbados, which will provide additional sewing capacity for placket collar golf shirts, in summer 1999.

     We have invested significant managerial resources in ensuring that the working conditions at our offshore sewing facilities meet or exceed the standards imposed by Canadian occupational health and safety laws. We contractually obligate our contractors to follow prescribed employment policies requiring, for example, minimum employee age of sixteen years and a clean and safe work environment. To ensure that these employment standards are appropriate, we have worked with the Canadian International Development Agency, a Canadian federal governmental agency, to secure the services of professionals who specialize in social/gender analysis and environmental audits with respect to developing nations.

     DISTRIBUTION OPERATIONS

     During fiscal 1998, we distributed all of our products to our customers directly from our 67,000-square foot distribution center in Champlain, New York. In June 1998, we began leasing a 210,000-square foot facility located in Miami, Florida. This facility brings our distribution operations closer to the main port of entry of most of our products into the United States from the Caribbean Basin where they are sewn. This facility became operational in October 1998 and will replace the Champlain facility which will close in March 1999. Given our rapid growth, we plan to replace this facility with a larger facility in the same geographic region in calendar year 2000.

     We also acquired a 60,000-square foot distribution center in November 1998, which is located in Ville Saint-Laurent, Quebec. We plan to begin operations at this distribution center, which will service our Canadian market, in April 1999.

PROPERTIES

     The following table sets forth the location, use and approximate size of each of our principal properties, and indicates whether it is owned or leased, and if leased, when the lease expires.

                                                                   APPROXIMATE AREA   OWNED OR
            LOCATION                            USE                 IN SQUARE FEET     LEASED    LEASE EXPIRATION(1)
--------------------------------   -----------------------------   ----------------   --------   -------------------
Ville Saint-Laurent, Quebec        Executive offices                    17,000         Leased           2016
                                   Knitting facility                    93,000         Leased           2016
Bridgetown, Barbados               Executive office                     20,000          Owned            n/a
                                   Sewing facility(2)                   20,000          Owned            n/a
Valleyfield, Quebec                Dyeing and finishing facility        63,000          Owned            n/a
Montreal, Quebec                   Dyeing and finishing facility        88,000          Owned            n/a
Malone, New York                   Cutting facility                     87,000         Leased           1999
Montreal, Quebec                   Sewing facility                      54,000         Leased             (3)
San Pedro Sula, Honduras           Sewing facility                      45,000         Leased           2012
El Progresso, Honduras             Sewing facility                      70,000         Leased           2013
Ville Saint-Laurent, Quebec        Distribution facility(4)             60,000          Owned            n/a
Champlain, New York                Distribution facility(5)             67,000         Leased           1999
Miami, Florida                     Distribution facility               210,000         Leased           2000

-------------------------

(1) Includes renewals.

(2) This facility is under construction. We expect to begin production of placket collar golf shirts at this facility in summer 1999.

(3) This facility is comprised of three buildings with separate leases which expire in 2002, 2003 and 2004.

(4) We plan to begin distribution operations at this facility by April 1999.

(5) Distribution operations at this facility are winding down and will cease by April 1999.

     We believe that all of these facilities, whether owned or leased, are well maintained and in good operating condition. We expect to accommodate our anticipated sales growth through ongoing maintenance and improvement of our manufacturing facilities, together with the opening of our Miami distribution center and the planned openings of our new sewing plant in Barbados and our Montreal distribution center.

SUBSIDIARIES

     We have seven wholly-owned subsidiaries:

     - Gildan Activewear (Barbados) Inc., a Barbados corporation, which is the holding company for Gildan Activewear San Jose, S.A. and Gildan Activewear El Progresso, S.A.;

     - Gildan Activewear (BVI) Inc., a British Virgin Islands corporation, which owns the facility in Barbados that will house both the executive offices of Gildan Activewear SRL and the sewing facility for placket collar golf shirts;

     - Gildan Activewear El Progresso, S.A., a Honduras corporation, which operates a sewing facility in Honduras;

     - Gildan Activewear Malone, Inc., a New York corporation, which cuts fabric and also operates the Champlain distribution center. This distribution center is, however, being phased out during fiscal 1999;

     - Gildan Activewear Miami, Inc., a Florida corporation, which operates the Miami distribution center;

     - Gildan Activewear San Jose, S.A., a Honduras corporation, which operates a second sewing facility in Honduras; and

     - Gildan Activewear SRL, a Barbados corporation, which is responsible for all of our non-Canadian sales and related activities.

QUALITY CONTROL

     Our quality control team has adopted strict standards and procedures to ensure the quality of our products. Our quality control team enforces plant-specific quality control standards at the facilities we own and monitors quality control at the facilities run by offshore contractors. As a result of our quality control team's efforts, we have not experienced any significant quality claims from our customers or end-users.

MANAGEMENT INFORMATION SYSTEMS

     We have invested in information technology as a tool to:

     -  reduce overall costs;

     -  enhance the efficiency of our garment design and manufacturing; and

     -  support the sale and distribution of our products to our customers.

Our production software processes customer orders, schedules production for such orders and monitors the products ordered during all stages of production, from knitting to sewing and during packaging and distribution. We believe that our information technology has been effective in meeting our needs. We are presently evaluating various Enterprise Resource Planning systems for implementation during fiscal 1999 and fiscal 2000. These new systems will enhance our information technology capabilities which, in turn, will support our planned growth. See "Management Discussion and Analyses of Financial Condition and Results of Operations--Year 2000 Compliance".

SEASONALITY

     The activewear business is seasonal. Demand for our products is higher during the third and fourth quarters than in the first two quarters of each fiscal year. We meet with our customers at the beginning of each fiscal year to ascertain their projected requirements and then plan our production and marketing strategy accordingly. Based on these discussions, we produce and store finished goods inventory in order to meet the expected demand for delivery in the second half of the fiscal year. This practice enables us to plan for the expected demand for delivery during the year. Our experience with this practice has been favorable, as customers' projections have been sufficiently reliable in the past. However, if after producing and storing inventory in anticipation of third and fourth quarter deliveries, demand is significantly less than expected, we may be required to hold inventory for an extended period of time at our expense, or sell the excess inventory at reduced prices, thereby reducing profits. See "Risk Factors--Our Industry Is Subject to Seasonality Risks".

COMPETITION

     The wholesale imprinted activewear segment of the North American apparel market includes a number of significant competitors, and the activewear segment overall is extremely competitive. Our primary competitors are the major U.S.-based manufacturers of basic branded activewear for the wholesale and retail channels. These manufacturers include Anvil Knitwear, Inc., the Bassett-Walker division of VF Corporation, the Delta Apparel division of Delta Woodside Industries, Inc., Fruit of the

Loom, Inc., the Hanes Corporation division of Sara Lee Corporation, the Jerzees division of Russell Corporation, Oneita Industries Inc., and Tultex Corporation. Some of these manufacturers have moved the majority of their sewing operations offshore to reduce operating costs by lowering labor costs. We also compete with manufacturers of activewear outside the United States, which may have substantially lower labor costs.

     We compete primarily on the basis of quality and price. We produce only premium quality products. We are able to price our products competitively because of our success in maintaining low production and operating costs. We accomplish this by:

     - locating the majority of our sewing operations in the Caribbean Basin and Central America, where we benefit from lower labor costs;

     -  using only modern, automated facilities;

     - locating our knitting and dyeing and finishing facilities in the Province of Quebec, where we benefit from an abundant supply of low-cost energy and water, resources necessary for the manufacturing, dyeing and finishing of fabric; and

     - selling to the wholesale channel which enables us to us to use a small sales force and avoid the costs and complexities of selling to the retail channel.

     Our vertically-integrated operations allow us to produce activewear from our own fabrics, further maximizing profit margins, reducing transportation costs and enabling us to monitor quality. Furthermore, we have been innovative in product development, incorporating premium quality features without compromising our comparative price advantage.

     Our ability to remain competitive in the areas of quality, price, marketing, product development, manufacturing, distribution and order processing will, in large part, determine our future success. Anticipated changes in the regulatory environment affecting the textile and apparel industries may also affect the competitive pressures facing us. See "--Trade Regulatory Environment".

TRADE REGULATORY ENVIRONMENT

     The textile and apparel industries in both the United States and Canada have historically received a relatively higher degree of international trade protection than some other industries. However, this protection is diminishing as a result of the implementation of trade agreements reached in the last ten years. So far, we have been able to adapt to this changing international regulatory climate. In order to maintain our competitiveness in the future, we must continue to adapt to future changes in trade protection, including changes reflected in existing trade agreements and changes that may be decided unilaterally by the governments of the countries and regions in which we and our competitors operate. We have structured our operations in order to minimize the impact that the current regulatory trade regime would have on the movement of inputs and the sale of final products internationally. For example, by cutting fabric in the United States, we can use favorable tariff provisions that would be unavailable if the cutting were done in Canada. However, we believe that, taken as a whole, the current regulatory trade regime is no more burdensome to us than to our competitors.

     WORLD TRADE ORGANIZATION

     In 1995, the Agreement on Textiles and Clothing came into effect, requiring importing countries, including the United States and Canada, to eliminate quotas on imports of textiles and apparel from developing countries by 2005.

     The Agreement on Textiles and Clothing establishes a new set of criteria to be applied by World Trade Organization member nations against other World Trade Organization members during the ten-year phase-in period. This regime permits the temporary imposition of additional quotas on textile and apparel exports in the event such exports are causing, or threatening to cause, serious damage to the industry in the importing nation. Although China and Taiwan currently remain outside the World Trade Organization, both are seeking membership. If either China or Taiwan were to be admitted into the World Trade Organization on terms that did not allow for the imposition of quotas against their products, this could have a material adverse effect on us because it would increase competition with products from countries with low labor costs.

     The United States maintains bilateral textile quota agreements under the Agreement on Textiles and Clothing with the countries in which Gildan assembles its garments, except Mexico. See "--NAFTA". None of our product categories is currently subject to quotas into the United States under these bilateral agreements. It is possible that during the World Trade Organization quota phase-out period, the United States could impose quotas on some or all of our products from these countries in conformity with its World Trade Organization obligations. Our Caribbean-made products are not subject to quotas in Canada, as Canada does not have bilateral textile quota agreements with the Caribbean countries in which we produce garments.

     The World Trade Organization also obtains commitments from all members to reduce tariffs over a ten-year period. The United States is committed to tariff reductions in the textile and apparel sector, but, compared to other industries, these reductions are very small, and textiles and apparel remain one of the most highly tariff-protected U.S. industries. Because our cutting operations are performed in the United States, we are able to take advantage of the duty deduction on finished garments imported into the United States under sub-heading 9802.00.80, Harmonized Tariff Schedules of the United States (formerly item 807.00, Tariff Schedules of the United States) for the value of the fabric cut in the United States and sewn outside the United States. The dutiable portion of the garment is assessed with duty at the Most Favored Nation rates bound in accordance with the World Trade Organization obligations, except for goods sewn in Mexico or Canada, which are subject to NAFTA rates, as discussed below. When such garments are then sent to Canada from the United States, they must pay the full Most Favored Nation rate of duty, which is currently 21%, but are eligible for duty drawback on the duty paid into the United States on Caribbean imports.

     NAFTA

     NAFTA was implemented on January 1, 1994. This agreement establishes a free trade area among the United States, Mexico and Canada. The United States and Canada had previously implemented a bilateral free trade agreement which was incorporated into NAFTA. None of the benefits of NAFTA applies to our goods sewn outside of the three NAFTA countries and exported to the United States for distribution.

     All NAFTA-originating merchandise was removed from quota upon implementation on January 1, 1994. NAFTA-originating merchandise generally requires goods to be made in a NAFTA country from the yarn stage forward. In other words, the yarn must be spun or extruded in a NAFTA country, the fabric must be woven or knitted in a NAFTA country, and the apparel must be cut and assembled in a NAFTA country to be considered NAFTA-qualifying. Certain exceptions and additional criteria for qualification to these requirements are set forth in NAFTA. Because we knit our fabric in Canada from United States yarn, our garments sewn in either Canada or Mexico are NAFTA-qualifying and quota free. Our garments sewn in facilities located offshore, other than Mexico, do not qualify for any of the benefits of NAFTA, including preferential tariff treatment.

     NAFTA provides for the eventual unrestrained trade in all non-originating textiles and clothing among the three nations by 2004. Only goods from Mexico were previously under quota into the United States, and there were no quotas on textile and apparel goods traded between Canada and the United States. Some non-originating textile and apparel goods from Mexico exported to the United States were immediately removed from quota, other items will be integrated in three stages, January 1, 1994, January 1, 2001 and January 1, 2004.

     NAFTA sets forth a schedule to provide duty-free trade for textile and apparel goods originating in Canada, the United States or Mexico. The tariffs for NAFTA-originating textiles and apparel traded between the United States and Canada were eliminated effective January 1, 1998, pursuant to the tariff phase-out schedule carried over into NAFTA from the previous United States-Canada Free Trade Agreement. Thus, our Canadian-sewn goods imported into the United States were duty free as of January 1, 1998.

     The tariffs on some Mexican NAFTA-originating products, including our products, were eliminated on January 1, 1994 for imports into the United States and Canada. Other NAFTA-originating products were subject to staged duty reductions effective on January 1, 1994 and gradually phased-out over a six-or ten-year period.

     Non-NAFTA originating goods are entitled to receive NAFTA duty rates up to "tariff preference levels". A tariff preference level is a quota which allows non-NAFTA originating goods to receive the same duty treatment as qualifying goods until that quota is reached. There is no provision in NAFTA for the removal of these limits.

     FUTURE TRADE AGREEMENTS

     NAFTA may be expanded in the future to include other countries. Both Mexico and Canada have implemented free trade agreements with Chile. The United States has announced its intention to expand the scope of NAFTA, with Chile being the first country to join. Recent efforts have also been made by the United States to extend the benefits of NAFTA to the CBI countries. It is not known whether this legislation will come into effect nor what its terms will be. Under all pending legislative proposals, there would be no duty on goods sewn in CBI countries upon entry into the United States if the fabric were knit in the United States from yarn spun in the United States. The adoption of this legislation in the United States could adversely affect our operations because we knit all of our fabric in Canada. Thus, all of our goods sewn in the Caribbean and subsequently exported to the United States would remain subject to duties whereas some of our competitors that knit their fabric in the United States from yarn spun in the United States would no longer be subject to these duties. This outcome would give an advantage to some of our competitors.

     In addition, the Free Trade Agreement of the Americas is moving forward. This agreement would open a free trade area among the 34 nations of the western hemisphere. Negotiations have begun and are slated to end in 2005.

EMPLOYEES

     At January 3, 1999, we employed approximately 2,500 full-time employees. Our sewing contractors in Honduras, Mexico, Haiti, El Salvador and Nicaragua employ approximately 3,800 additional persons. Of our 2,500 full-time employees, approximately 250 are covered by collective bargaining agreements. Approximately 135 employees at the Valleyfield dyeing and finishing facility are covered by a collective bargaining agreement that expires on October 31, 2001 and approximately 115 employees at the Montreal dyeing and finishing facility are covered by a collective bargaining agreement that expires on December 31, 2001. We consider our relations with our employees to be very good and, as of the date of the prospectus, we have not experienced any work stoppages that have had a material impact on our operations.

INTELLECTUAL PROPERTY

     We own several registered trademarks, including, among others, "Gildan" in Canada and the United States, the Gildan "logo" in Canada, and "Gildan Activewear" in several European countries. Applications for the registration of a number of other trademarks, including "Gildan Activewear", are pending in Canada, the United States and several other countries.

     We believe that the rights to our trademarks are significant assets in Canada and the United States. We have and intend to continue to maintain our trademarks and the relevant registrations, and will actively pursue the registration of trademarks in Canada, the United States and abroad.

ENVIRONMENTAL REGULATION

     All of our operations are subject to various environmental and occupational health and safety laws and regulations. Because we monitor environmental issues, we believe that we are in compliance with the regulatory requirements of those jurisdictions in which our facilities are located. We will continue to make expenditures to comply with these requirements, and we do not believe that compliance will have a material adverse effect on our business. As is the case with manufacturers in general, if a release of hazardous substances occurs on or from our properties or any associated offsite disposal locations, or if contamination from prior activities is discovered at any of our properties, we may be held liable. While the amount of such liability could be material, we endeavor to conduct our operations in a manner that reduces such risks.

LEGAL PROCEEDINGS

     There are no material legal proceedings pending against us.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning our directors and executive officers at March 16, 1999.

NAME AND MUNICIPALITY OF RESIDENCE         AGE                    POSITION
-----------------------------------------  ---    -----------------------------------------
H. Gregory Chamandy......................  40     Chairman of the Board and Chief Executive
     Montreal, Quebec, Canada                     Officer
Glenn J. Chamandy........................  37     Director, President and Chief Operating
     Town of Mount Royal, Quebec, Canada          Officer
Edwin B. Tisch...........................  61     Director, Executive Vice President,
     Hampstead, Quebec, Canada                    Manufacturing
William H. Houston III(3)................  64     Director
     Memphis, Tennessee, United States
Daniel Laporte(1)(2)(3)..................  52     Director
     Westmount, Quebec, Canada
Norman M. Steinberg(1)(2)(3).............  49     Director
     Cote St-Luc, Quebec, Canada
Robert M. Baylis(1)......................  60     Director
     Rowayton, Connecticut, United States
Richard P. Strubel(2)....................  59     Director
     Chicago, Illinois, United States
Gino Martel..............................  40     Secretary
     Montreal West, Quebec, Canada
Shirley Chamandy.........................  60     Treasurer
     Montreal, Quebec, Canada
Ken Cieply...............................  44     Vice President, Finance and
                                                  Administration
     Hampstead, Quebec, Canada
George Sam Yu Sum........................  41     Vice President, Operations
     Hampstead, Quebec, Canada
David Cherry.............................  42     President of Gildan Activewear SRL
     Bridgetown, Barbados
Barry H. Mademann........................  59     Vice President, Textile Manufacturing
     Baie D'Urfe, Quebec, Canada
Francois Vinette.........................  43     Vice President, Information Technology
     Dollard-des-Ormeaux, Quebec, Canada
Ira Kaminsky.............................  57     President of Gildan Activewear El
     San Pedro Sula, Honduras                     Progresso, S.A. and Gildan Activewear
                                                  San Jose, S.A.

-------------------------

(1) Member of the audit committee.

(2) Member of the compensation committee.

(3) Member of the corporate governance committee.

     H. Gregory Chamandy is the co-founder of Gildan and has served as Chairman of the Board and Chief Executive Officer since December 1994, prior to which he served in various executive capacities with Gildan. Mr. Chamandy has been involved in various Chamandy family textile and apparel businesses for over twenty years. Mr. Chamandy has been a director of Gildan since 1984.

     Glenn J. Chamandy is the co-founder of Gildan and has served as President and Chief Operating Officer since December 1994, prior to which he served in various executive capacities with Gildan. Mr. Chamandy has been involved in various Chamandy family textile and apparel businesses for over eighteen years. Mr. Chamandy has been a director of Gildan since 1984.

     Edwin B. Tisch has served as Executive Vice President, Manufacturing since April 1998 and was Vice President, Manufacturing from 1987 to 1998. Mr. Tisch has been involved in the textile and apparel businesses in Canada and Europe for over thirty years. Mr. Tisch has been a director of Gildan since January 1996.

     William H. Houston III has served as an associate with Flanagan Trading Corporation since 1996 and as a senior consultant with Sandler and Travis Trade Advisory Services, a firm he joined in 1990. Prior to accepting that position, he served as U.S. Ambassador/Chief Textile Negotiator for the United States Trade Representative during 1987 and 1988. He also worked with Sparks Companies, Inc., an international consulting firm specializing in the agricultural sector, during 1994 and 1995, and continues to operate World Trade Link, an international business consulting firm he founded in 1988. He is a past president of the Cotton Foundation and the Delta Council. Mr. Houston has been a director of Gildan since November 1997.

     Daniel Laporte has served as Vice President, Investment for the Fund, one of the largest venture capital funds in Canada, since June 1996. From February 1994 to June 1996, Mr. Laporte served as Investment Advisor and Portfolio Manager for the Fund. Prior to joining the Fund, Mr. Laporte was a Vice President with the venture capital arm of The Royal Bank of Canada, RBC Capital. Mr. Laporte has been a director of Gildan since January 1996.

     Norman M. Steinberg is a partner of Ogilvy Renault, our Canadian counsel, and a member of its management committee. He has been associated with Ogilvy Renault since 1976 and he is a director of various companies and non-profit organizations, such as the Montreal Symphony Orchestra and Centaur Theatre. He is also the President of the Canadian Club of Montreal. Mr. Steinberg has been a director of Gildan since March 1998.

     Robert M. Baylis is currently director of The International Forum, an executive education program of the Wharton School and is a director of various companies, including New York Life Insurance Company, Host Marriott Corporation and Covance, Inc. Mr. Baylis retired from the position of Vice Chairman of CS First Boston in 1996, after thirty-three years with this investment banking firm or associated corporations. He was Chairman and Chief Executive Officer of CS First Boston Pacific Inc./ Hong Kong from 1993 to 1994. Mr. Baylis has been a director of Gildan since February 1999.

     Richard P. Strubel acts as a trustee of the institutional and retail mutual funds managed by Goldman, Sachs & Co. and is a managing director of Tandem Partners, Inc., a privately held management services firm which he formed in 1990. He is also trustee of the Northern Institutional Funds, a family of institutional mutual funds managed by the Northern Trust Company, and a director of Kaynar Technologies Inc., a leading manufacturer of aircraft fasteners based in Orange, California listed on the NASDAQ. Mr. Strubel was President of Northwest Industries, which included Fruit of the Loom and BVD among its operating entities, from 1982 to 1983. Mr. Strubel has been a director of Gildan since February 1999.

     Gino Martel has served as Secretary since March 1998. Mr. Martel is also a partner of Hart, Saint-Pierre, our Canadian counsel. He has been employed by Hart, Saint-Pierre since 1985.

     Shirley Chamandy has served as Treasurer since Gildan's inception. Ms. Chamandy has been involved in various Chamandy family textile and apparel businesses for over thirty-three years.

     Ken Cieply, CA has served as Vice President, Finance and Administration since July 1994. Mr. Cieply is a Chartered Accountant. Prior to joining Gildan, Mr. Cieply served six years as Vice President of Finance for Rosilco International Ltd., a major manufacturer and importer of textiles. Mr. Cieply began his audit career with KPMG.

     George Sam Yu Sum has served as Vice President, Operations since 1998. Previously, he served as Director of Operations. Prior to joining Gildan in 1995, Mr. Sam Yu Sum spent sixteen years with Dominion Textiles where he served in various managerial capacities, from manufacturing to sales.

     David Cherry has served as President of Gildan Activewear SRL since February 1999. He served as Vice President, Logistics from July 1998 to February 1999. Prior to joining Gildan, he was employed by Fruit of the Loom for over twenty years, where his last position was Vice President of Distribution and Logistics.

     Barry H. Mademann has served as Vice President, Textile Manufacturing since June 1998. Prior to joining Gildan, he served as Vice President for Jockey International for thirteen years. He was also a principal at Kurt Salmon Associates for twelve years.

     Francois Vinette has served as Vice President, Information Technology since August 1998. Prior to joining Gildan, he served for two years as Senior Project Director at IBM Canada Ltd. Prior to IBM, he served for sixteen years as MIS project director for several other companies.

     Ira Kaminsky has served as the President of Gildan Activewear San Jose, S.A. and Gildan Activewear El Progresso, S.A. since June 1997 and June 1998, respectively. From January 1997 to June 1997, he served as Production Manager, Offshore. Prior to joining Gildan, Mr. Kaminsky worked for Val-Dor, Inc., a sewing contractor.

     H. Gregory Chamandy and Glenn J. Chamandy are brothers and Shirley Chamandy is their mother.

BOARD OF DIRECTORS

     Our board of directors currently consists of eight members. Each director is elected at the annual meeting of shareholders to serve until the next annual meeting or until a successor is elected or appointed. At each annual meeting of shareholders, two directors, called the Class A Directors, are elected by the holders of Class A Subordinate Voting Shares only, voting as a separate class. Messrs. Baylis and Houston are the current Class A Directors. The remaining directors are elected by the Class A Subordinate Voting Shares and the Class B Multiple Voting Shares, voting together as a single class, with holders of the Class A Subordinate Voting Shares having one vote per share and holders of the Class B Multiple Voting Shares having eight votes per share. If there are no longer any Class B Multiple Voting Shares outstanding on the date of any meeting of shareholders at which directors are to be elected, then all of our directors will be elected by the holders of Class A Subordinate Voting Shares. Because of the voting rights attached to the Class B Multiple Voting Shares, holders of the Class B Multiple Voting Shares may be able to elect all of the directors other than the Class A Directors even when the number of outstanding Class B Multiple Voting Shares represents a very small proportion of the Equity Shares outstanding. See "Risk Factors--We are Controlled by Harco" and "Description of Share Capital". Executive officers are appointed annually and serve at the discretion of the board of directors.

     COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors has an audit committee, a compensation committee and a corporate governance committee. The audit committee is responsible for recommending to the board of directors the engagement of our independent auditors and reviewing with the independent auditors the scope and results of the audits, our internal accounting controls, audit practices and the professional services furnished by the independent auditors. The compensation committee reviews the performance of most of our executive officers and our operating subsidiaries, makes recommendations to the board on, among other things, the compensation of senior executives and administers our stock option plan. The corporate governance committee is responsible for matters relating to corporate governance.

     COMPENSATION OF DIRECTORS

     Each director who is not a salaried officer of Gildan or any of its subsidiaries (a "Non-Executive Director") receives the following compensation for services during his term of office:

     - a basic annual retainer of $8,000 payable in quarterly installments for services as a director;

     - an additional annual retainer of $1,000 ($3,500 in the case of the chairman of the committee) for services on a committee of the board of directors;

     - $1,000 for each board or committee meeting attended, or $500 in the case of meetings held on the same day as another meeting for which the Non-Executive Director is already being paid a fee; and

     - reimbursement for travel and other out-of-pocket expenses incurred in attending board or committee meetings.

Non-Executive Directors residing in the United States receive the foregoing amounts in U.S. dollars. For example, the basic annual retainer paid is US$8,000, as opposed to the U.S. dollar equivalent of Cdn$8,000.

     In addition to the base compensation described above, Non-Executive Directors may also be granted options under our stock option plan, as described under "--Stock Option Plan". During fiscal 1998, options covering 5,000 Class A Subordinate Voting Shares were granted to each of the Non-Executive Directors then in office at an exercise price of $10.29 (US$7.00) per Class A Subordinate Voting Share.

COMPENSATION STRATEGY

     We recently developed and implemented a formal strategic policy regarding the compensation of our executives (and other non-production employees). This policy is intended to ensure that our executives receive total compensation that
(a) is competitive with the compensation received by executives employed by a group of comparable companies selected by us (the "reference market"), (b) links the executives' interests with those of the shareholders and (c) rewards superior performance. The policy is comprised of three components:

     - the base compensation strategy which is intended to align base salaries, benefits and perquisites with the median of the reference market;

     - the short-term incentive plan, which is our annual incentive plan and aims at providing bonuses which bring the total cash compensation received by our executives to the 75th percentile of total cash compensation received by executives in the reference market, if all of our financial objectives are met or exceeded; and

     - the long-term incentive plan, which is our stock option plan and is intended to bring the total compensation received by our executives to the 75th percentile of total compensation received by executives in the reference market.

EXECUTIVE COMPENSATION

     The aggregate amount of compensation we paid to our directors and executive officers as a group (15 persons) for fiscal 1998 was approximately $2.3 million.

     The following table sets forth certain compensation information for the Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Named Executive Officers") for services rendered in all capacities during fiscal 1997 and fiscal 1998.

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                                                             AWARDS
                                                                                          ------------
                                                          ANNUAL COMPENSATION                SHARES
                                                 -------------------------------------     UNDERLYING
                                                                        OTHER ANNUAL        OPTIONS
                                       FISCAL    SALARY      BONUS     COMPENSATION(1)      GRANTED
NAME AND PRINCIPAL POSITIONS            YEAR       ($)        ($)            ($)              (#)
----------------------------           ------    -------    -------    ---------------    ------------
H. Gregory Chamandy..................   1998     298,000    249,558(2)(3)     26,086(4)(5)    88,000
  Chairman of the Board and             1997     131,151    100,000        40,319(5)(6)          --
  Chief Executive Officer
Glenn J. Chamandy....................   1998     298,000    249,558(2)(3)     35,449(5)(7)    88,000
  President and                         1997     146,498    100,000        28,282(5)(8)          --
  Chief Operating Officer
Edwin B. Tisch.......................   1998     298,000    249,558(2)(3)      4,758(9)      88,000
  Executive Vice President,             1997     125,922    100,000        19,646(10)            --
  Manufacturing
Ken Cieply...........................   1998     194,000     43,090(3)         --            57,000
  Vice President,                       1997     173,826    115,034           373                --
  Finance and Administration
George Sam Yu Sum(11)................   1998     143,749     33,317(3)         --            30,000
  Vice President,                       1997          --         --            --                --
  Operations

-------------------------

(1) Perquisites and other personal benefits which in the aggregate do not exceed 10% of the total annual salary and bonus of a Named Executive Officer for the year have been excluded.

(2)  These bonus amounts include a special bonus of $155,000 granted to each of
     H. Gregory Chamandy, Glenn J. Chamandy and Edwin B. Tisch.

(3) Given that our annual incentive plan came into effect on May 1, 1998, incentive bonuses included in these amounts correspond to 5/12ths of the annual bonuses calculated pursuant to the annual incentive plan.

(4) This amount includes $23,993 of interest benefit, imputed at an annual rate of 7%, on loans made available to the Named Executive Officer and his associates. See "--Indebtedness of Directors and Officers".

(5) No amount has been included in this column on account of imputed interest on a loan in the amount of $1,712,769 ($990,000 in 1997) extended by us to Harco which, up to July 1998, was non-interest bearing, because such loan was extended otherwise than in connection with the Named Executive Officers' compensation.

(6) This amount includes $15,051 relating to a housing benefit and $17,292 of interest benefit, imputed at an annual rate of 6%, on loans made available to the Named Executive Officer and his associates. See "--Indebtedness of Directors and Officers".

(7) This amount includes $33,826 of interest benefit, imputed at an annual rate of 7%, on loans made available to the Named Executive Officer and his associates. See "--Indebtedness of Directors and Officers".

(8) This amount includes $20,306 of interest benefit, imputed at an annual rate of 6%, on loans made available to the Named Executive Officer and his associates. See "--Indebtedness of Directors and Officers".

(9) This amount includes $2,091 of interest benefit, imputed at an annual rate of 7%, on loans made available to the Named Executive Officer and his associates. See "--Indebtedness of Directors and Officers".

(10) This amount includes $11,077 relating to a housing benefit extended to Mr. Tisch.

(11) Mr. Sam Yu Sum was appointed to his current position effective April 1998 and was not an executive officer of Gildan prior to that time. Accordingly, only his compensation for 1998 is reported in this table.

ANNUAL INCENTIVE PLAN

     Our annual incentive plan, known as the Gildan Supplemental Cash Opportunity for Results Exceeded ("SCORE"), is intended to promote our financial performance. All non-unionized employees are eligible for bonuses under our annual incentive plan. For a given fiscal year, if both our actual net earnings exceed the forecasted net earnings and our actual return on net assets exceeds the forecasted return on net assets by 5% each, we will pay a bonus based on a pre-determined target percentage of each eligible employee's base compensation.

STOCK OPTION PLAN

     Our stock option plan came into effect in June 1998 and is designed to assist in attracting and retaining executives and other key employees and to better align their interests with those of the shareholders. The stock option plan provides for the granting of options to non-employee directors, officers and other key employees of Gildan and its subsidiaries. The compensation committee administers the stock option plan on behalf of the board of directors. Grant levels depend on the position of the employee and are based on the highest of the closing prices of the Class A Subordinate Voting Shares on The Montreal Exchange, The Toronto Stock Exchange and the American Stock Exchange on the trading day immediately preceding the effective date of the grant of the options ("Gildan Market Value").

     Options must be exercised during a period established by the compensation committee which may not be longer than ten years from the effective date of the grant. The exercise price payable for each Class A Subordinate Voting Share covered by an option is equal to the Gildan Market Value.

     995,000 Class A Subordinate Voting Shares have been reserved for issuance under the stock option plan. Our stock option plan provides that, unless shareholder approval is obtained, the number of Class A Subordinate Voting Shares reserved for issuance pursuant to the exercise of options thereunder as well as under other share compensation arrangements will be limited to 10% of the Equity Shares issued and outstanding. Our stock option plan further provides for certain limits on the number of Class A Subordinate Voting Shares which we may issue to insiders and their associates in any one-year period under all of our share compensation arrangements.

     At March 15, 1999, employees and non-employee directors of Gildan had been granted options to subscribe for a total of 756,500 Class A Subordinate Voting Shares at prices ranging from $10.29 to $16.50 per share, as shown in the following table.

                                                               DIRECTORS AND         OTHER
                                                             EXECUTIVE OFFICERS    EMPLOYEES
                                                                 OF GILDAN         OF GILDAN
                                                             ------------------    ---------
Number of options granted..................................       501,000           255,500

     OPTIONS GRANTED DURING FISCAL 1998

     The table below shows information regarding grants of stock options made to the Named Executive Officers under our stock option plan during fiscal 1998.

                                               PERCENTAGE OF                     MARKET VALUE
                                    SHARES         TOTAL                          OF SHARES
                                  UNDERLYING      OPTIONS                         UNDERLYING
                                   OPTIONS      GRANTED TO                      OPTIONS ON THE
                                   GRANTED     EMPLOYEES IN    EXERCISE PRICE   DATE OF GRANT     EXPIRATION
NAME                                 (#)        FISCAL YEAR     (CDN$/SHARE)     (CDN$/SHARE)        DATE
----                              ----------   -------------   --------------   --------------   -------------
H. Gregory Chamandy.............    88,000         13.9%           $10.29           $10.29       June 15, 2008
Glenn J. Chamandy...............    88,000         13.9             10.29            10.29       June 15, 2008
Edwin B. Tisch..................    88,000         13.9             10.29            10.29       June 15, 2008
Ken Cieply......................    57,000          9.0             10.29            10.29       June 15, 2008
George Sam Yu Sum...............    30,000          4.7             10.29            10.29       June 15, 2008

     AGGREGATED OPTION EXERCISES DURING FISCAL 1998 AND FISCAL YEAR-END OPTION VALUES

     The following table summarizes, for each of the Named Executive Officers,
(a) the number of stock options, if any, exercised during fiscal 1998, (b) the aggregate value realized upon exercise, which is the difference between the market value of the underlying shares on the exercise date and the exercise or base price of the option, (c) the total number of unexercised options, if any, held at October 4, 1998 and (d) the aggregate value of unexercised in-the-money options at fiscal year-end, which is the difference between the exercise or base price of the options and the market value of the Class A Subordinate Voting Shares on October 1, 1998, which was $11.25 (US$7.32, based on the inverse of the Noon Buying Rate on October 1, 1998 of Cdn$1.00 per US$0.6507) per share. The aggregate values indicated with respect to unexercised in-the-money options at fiscal year-end have not been, and may never be, realized. These options have not been, and may not be exercised, and actual gains, if any, on exercise will depend on the value of our Class A Subordinate Voting Shares on the date of exercise.

                                                                                       VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS
                         SHARES       AGGREGATE          FISCAL YEAR-END                AT FISCAL YEAR-END
                       ACQUIRED ON      VALUE                  (#)                             ($)
                        EXERCISE      REALIZED     ----------------------------    ----------------------------
NAME                       (#)           ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                   -----------    ---------    -----------    -------------    -----------    -------------
H. Gregory Chamandy..         --           --            --          88,000               --         $84,480
Glenn J. Chamandy....         --           --            --          88,000               --          84,480
Edwin B. Tisch.......         --           --            --          88,000               --          84,480
Ken Cieply...........         --           --            --          57,000               --          54,720
George Sam Yu Sum....         --           --            --          30,000               --          28,800

INDEBTEDNESS OF DIRECTORS AND OFFICERS

     At February 28, 1999, the aggregate amount owed to us or our subsidiaries by all of our current directors, officers and employees, and former directors, officers and employees as of such date, was approximately $1,310,000, exclusive of travel advances as permitted by Canadian securities laws. No portion of such indebtedness was advanced in connection with a purchase of our securities or those of our subsidiaries. The following table provides information regarding indebtedness owed to us by each individual who currently is or at any time during fiscal 1998 has been a director or officer of Gildan, or an associate of any of the foregoing.

                            TABLE OF INDEBTEDNESS OF
                             DIRECTORS AND OFFICERS
                 OTHER THAN UNDER SECURITIES PURCHASE PROGRAMS

                                       INVOLVEMENT OF THE    LARGEST AMOUNT          AMOUNT
                                         CORPORATION OR      OUTSTANDING FOR     OUTSTANDING AT
NAME                                       SUBSIDIARY          FISCAL 1998      FEBRUARY 28, 1999
----                                   ------------------    ---------------    -----------------
H. Gregory Chamandy..................        Lender          $    426,587(1)(2)   $    750,000(2)(3)
Glenn J. Chamandy....................        Lender               529,655(2)(4)        529,655(2)(4)
Edwin B. Tisch.......................        Lender                30,075(4)            28,950(4)

-------------------------

(1) Includes an amount of $260,000 we advanced to Gregco Holdings Inc., which is wholly owned by H. Gregory Chamandy. This amount was repaid in full in February 1999.

(2) Does not include an amount of $1,712,769 ($3,693,196 as at February 28, 1999), we advanced to Harco, which is controlled by H. Gregory Chamandy and Glenn J. Chamandy, and an amount of $3,360,000 which Harco borrowed from a third party and with respect to which we have issued a guaranty which was cancelled on November 19, 1998. With respect to the advance we made to Harco, at February 28, 1999, $1,686,305 bears interest at an annual rate of 7.2% while the balance is interest free.

(3) This amount is payable in ten equal and consecutive annual installments, without interest, beginning December 1, 1999.

(4) Includes an amount of $320,000 advanced by us to Glennco Holdings Inc., a company wholly owned by Glenn J. Chamandy. The maximum amount authorized under this borrowing arrangement is $750,000, payable in ten equal and consecutive annual installments, without interest, beginning December 1, 1999.

(5) Of this amount, $16,750 is owed to us by Mr. Tisch with respect to a "dwelling loan", for which principal is payable at a rate of $2,500 per year.

     Approval of any such loans must be obtained in accordance with our formal policy with respect to potential conflicts of interest. See "Certain Relationships and Related Transactions--Conflicts of Interest Policy".

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL AGREEMENTS

     We have entered into employment agreements (the "Employment Agreements") with certain of our key employees, including H. Gregory Chamandy, Glenn J. Chamandy, Edwin B. Tisch, Ken Cieply, George Sam Yu Sum and Francois Vinette. The Employment Agreements provide that we will pay the executive a base salary, the level of which will be reviewed annually in accordance with our policies. The Employment Agreements have an indefinite term. Nonetheless, we may terminate the executive at any time without making any severance payments upon his death, disability, breach of his Employment Agreement or for cause. In addition, the executive may terminate his employment at any time upon at least six months' written notice. Each Employment Agreement provides that if we terminate the employment of the executive for any reason other than those stated above or take any action which could be construed as constructive dismissal, then the executive is entitled to:

     - an amount equal to 24 months' base salary (12 months in the case of Messrs. Cieply, Sam Yu Sum and Francois Vinette), paid out, at the executive's option, either as a one-time payment or as monthly installments covering the 24 months or the 12 months following termination, as the case may be (the "Termination Period");

     - a one-time payment equal to 24 months of the target annual bonus established under the annual incentive plan (in favor of H. Gregory Chamandy, Glenn J. Chamandy and Edwin B. Tisch only);

     - continuation of group insurance benefits, except short and long-term disability, for the Termination Period, ceasing upon new employment, if earlier;

     - any earned bonus, for example, a bonus with respect to a previous fiscal year, that would otherwise be payable to the executive during Termination Period pursuant to the annual incentive plan;

     - the right to exercise vested options pursuant to the stock option plan within 90 days following termination of employment; and

     - the payment of any earned but unused vacation days and any amounts due under the executive's business expense and personal spending accounts, as authorized.

     The Employment Agreements also provide that, following termination, the executive will not:

     - disclose to any person or use for his own purpose any confidential information or knowledge relating to Gildan;

     - solicit during the Termination Period any of our customers with the intent of selling them any products which are similar to or, competing with our products; or

     -  induce, entice or hire any of our employees.

     We have also entered into change of control agreements (the "Change of Control Agreements") with each of H. Gregory Chamandy, Glenn J. Chamandy, Edwin
B. Tisch, Ken Cieply, George Sam Yu Sum and Francois Vinette. Under these agreements, in the event of potential change of control (as defined in the Change of Control Agreements), the executive agrees to remain employed by us until the earliest of (a) 365 days from the date of the potential change of control, (b) his termination of employment by death or disability or (c) his termination of employment by us without cause or by the executive with good reason. The Change of Control Agreements also provide that if a change of control occurs and we terminate the executive without cause, or if the executive terminates his employment for good reason, then the executive will be entitled to:

     - his full base salary, subject to withholding, through the date of termination;

     - a one-time payment, subject to withholding, equal to 36 month's base salary (24 months in the case of Messrs. Cieply, Sam Yu Sum and Francois Vinette);

     - any amounts, subject to withholding, required to be paid to him under the stock option plan;

     - a one-time payment, subject to withholding, equal to 36 months (24 months in the case of Messrs. Cieply, Sam Yu Sum and Francois Vinette) of the target annual bonus established under the annual incentive plan;

     - continuation of employee benefits for 36 months (24 months in the case of Messrs. Cieply, Sam Yu Sum and Francois Vinette), ceasing upon new employment, if earlier; and

     -  any earned but unused vacation days.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CONFLICTS OF INTEREST POLICY

     We have put into effect a formal policy to address any potential conflicts of interest that may arise in connection with any material transaction involving Gildan and one of our officers or directors. Under this policy, each director or officer who:

     - is a party to any material contract or proposed material contract with us; or

     - has a material interest in, or is a director or officer of, any entity which is a party to any material contract or proposed contract with us,

is required to disclose in writing to us the nature and extent of any such interest and, in the case of directors, is required to abstain from voting upon any resolution to approve the contract in question, unless such contract:

     - provides for our benefit or the benefit of one of our affiliates security for money lent to or obligations undertaken by the director;

     - relates primarily to the remuneration of a director, officer, employee or agent of Gildan or an affiliate of Gildan;

     -  is for indemnity of insurance; or

     -  is an agreement with one of our affiliates.

The manner and timing of the disclosures contemplated by this policy, as well as the extent to which directors may be required to abstain from voting in connection with such contracts under this policy, have been established in accordance with, and by reference to, the applicable provisions of the Canada Business Corporations Act.

TRANSACTIONS WITH AFFILIATES

     The following are the only material transactions we entered into since January 1, 1996, or propose to enter into, in which any existing or proposed director, officer or principal shareholder of Gildan, or any associates or affiliates thereof, has had or expects to have a material interest.

     OUR PRINCIPAL SHAREHOLDERS

     Harco: We lease the facility containing our executive offices and knitting operations in Ville Saint-Laurent from Harco. We paid rent of approximately $364,000, $420,000 and $545,485 in ten-month fiscal 1996, fiscal 1997 and fiscal
1998, respectively. We believe that the terms of this transaction are no less favorable to us than could have been obtained if the transaction was entered into with an unaffiliated third party.

     We guaranteed Harco's mortgage on the Ville Saint-Laurent facility. The total amount of such indebtedness guaranteed at September 29, 1996, October 5, 1997 and October 4, 1998 was $1,990,000, $2,360,000 and $3,360,000,
respectively. This guaranty was cancelled on November 19, 1998.

     In 1996, in connection with the mortgage renewal on the Ville Saint-Laurent facility, we made a loan to Harco, which was non-interest bearing. Since June 1998, this loan bears interest at an annual rate of 7.2%. At January 3, 1999, the aggregate amount of such indebtedness was approximately $1,700,000.

     In February 1999, we advanced $2.0 million to Harco. This advance does not bear interest and is payable on demand.

     In 1987, we became indebted to Harco in the amount of $383,000, which amount was repaid in August 1998. Interest expenses incurred during ten-month fiscal 1996, fiscal 1997 and fiscal 1998 were approximately $28,000, $24,000 and $19,750, respectively.

     We had loans since January 1, 1996 which had been guaranteed by Harco, H. Gregory Chamandy, Glenn J. Chamandy and Shirlco Holding Ltd., a corporation then controlled by Shirley Chamandy which has since been amalgamated with Harco. At January 3, 1999, only Harco continued to guarantee loans which at that date totalled approximately $2,903,000 in aggregate principal amount.

     The Fund: We granted to the Fund two options, on January 31, 1996 and May 9, 1997, respectively, each of which was exercisable for $500,000 and allowed the Fund to purchase 3% of our outstanding voting shares, on a fully-diluted basis. In June 1998, the Fund exercised the first of the two options and received 291,294 Class "A" preferred shares and 29.13 Class "A" common shares at a price per share of $1.72. At the same time, we repurchased the second of these two options for $2.5 million.

     Also, in June 1998, we exercised an option, granted in August 1997, to redeem 581,500 Class "A" preferred shares and 58.15 Class "A" common shares held by the Fund, for an aggregate consideration of $100,000, at a price per share of $0.17. We believe that the terms of our transactions with the Fund, as a whole, are on terms no less favorable to us than could have been obtained if the transactions were entered into with an unaffiliated third party.

     We have also obtained from the Fund $30.0 million in financing, comprised of:

     - a $15.0 million unsecured and subordinated debenture due June 25, 2003, bearing interest at an annual rate of 11.0%, which replaced three then outstanding unsecured and subordinated debentures totalling $15.0 million; and

     - a $15.0 million unsecured and subordinated debenture due June 15, 2004, bearing interest at an annual rate of 12.0% for the first two years and 13.0% of the next three years.

     OUR OFFICERS AND DIRECTORS

     Gino Martel: We have retained Hart, Saint-Pierre as our corporate counsel since 1984. Mr. Martel, the Secretary of Gildan, is a partner of Hart, Saint-Pierre. We paid legal fees to Hart, Saint-Pierre of $91,333, $271,542 and $419,597 in ten-month fiscal 1996, fiscal 1997 and fiscal 1998, respectively. We believe that the terms of our relationship with Hart, Saint-Pierre are no less favorable to us than could be obtained from an independent third party.

     Norman M. Steinberg: We retained Ogilvy Renault as our counsel in connection with various securities matters since November 1997. Mr. Steinberg, a director of Gildan, is a partner of Ogilvy Renault. We paid legal fees to Ogilvy Renault of $706,853 in fiscal 1998. We believe that the terms of our relationship with Ogilvy Renault are no less favorable to us than could be obtained from an independent third party.

     William H. Houston III: We have paid advisory and legal fees to various affiliates of Sandler & Travis Trade Advisory Services, for which Mr. Houston, one of our directors, serves as Senior Consultant. In ten-month fiscal 1996, fiscal 1997 and fiscal 1998, we paid US$10,320, US$50,118 and US$19,703 in fees to such affiliates, respectively. Sandler & Travis Trade Advisory Services acts as our advisor in reclaiming duty drawback payments from the U.S. government, and its affiliate, Sandler, Travis & Rosenberg, provides us with legal advice regarding trade regulatory issues. We believe that the terms of our relationships with these affiliated entities are no less favorable to us than could be obtained from an independent third party.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

     For a detailed description of indebtedness owed to us by our directors and officers during fiscal 1998, see "Management--Indebtedness of Directors and Officers".

REGISTRATION RIGHTS AGREEMENT

     Harco, the Fund and the Trusts have the right to require us to register the Class A Subordinate Voting Shares or the Class B Multiple Voting Shares (upon their conversion to Class A Subordinate Voting Shares), as the case may be, held by them under the U.S. Securities Act. Pursuant to the registration rights agreement, Harco, the Fund and the Trusts are granted an unlimited number of demand and piggy-back registration rights, except that no demand registration may be effected within one year after any other demand registration. We have agreed to pay all expenses incurred in connection with all piggy-back registrations and with the first five demand registrations, and will share expenses ratably with Harco, the Fund and the Trusts in connection with any additional demand registrations. The registration rights agreement provides for indemnities between us and Harco, the Fund and the Trusts for certain liabilities arising under the U.S. Securities Act.

AGREEMENTS BETWEEN HARCO AND THE FUND

     Harco and the Fund have entered into an agreement (the "Agreement") with respect to the election of directors. Pursuant to the Agreement, for so long as the Fund holds at least 5% of the outstanding Equity Shares,

     - the Fund will abstain from voting its Class A Subordinate Voting Shares in the election of the Class A Directors;

     - the Fund will vote its Class A Subordinate Voting Shares in accordance with Harco's written instructions in the election of the non-Class A Directors; and

     - Harco will vote its Class B Multiple Voting Shares for one director designated by the Fund.

     The Agreement further provides that, for so long as the Fund holds at least 15% of the outstanding Equity Shares, Harco will vote its Class B Multiple Voting Shares for an additional director designated by the Fund, which designee must be reasonably acceptable to Harco. Currently, Mr. Laporte is the director who was designated by the Fund and Mr. Strubel is the additional designated director.

     Both parties' obligations under the Agreement terminate upon the Fund's ceasing to hold at least 5% of the outstanding Equity Shares and with respect to any of the Fund's Class A Subordinate Voting Shares transferred to a third party.

     Harco and the Fund also entered into an agreement which provides that Harco may not transfer any Class B Multiple Voting Shares to a third party, unless:

     - the transfer is pursuant to a takeover bid or a Permitted Transfer, as described under "Description of Share Capital--Equity
        Shares--Conversion"; or

     - the Fund is entitled to transfer to the third party the same number of Class A Subordinate Voting Shares, and on the same terms and conditions, as Harco is transferring.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information regarding the beneficial ownership of our Class A Subordinate Voting Shares and our Class B Multiple Voting Shares as of February 28, 1999 by (a) each person known by us to own beneficially 10% or more of any class of Equity Shares and (b) all of our directors and executive officers as a group. Unless otherwise indicated, the address for each person listed is c/o Gildan Activewear Inc., 725 Montee de Liesse, Ville Saint-Laurent, Quebec, Canada H4T 1P5. See "Risk Factor--We Are Controlled by Harco".

                                 CLASS A
                            SUBORDINATE VOTING     PERCENTAGE OF          CLASS B
                               SHARES OWNED           CLASS A         MULTIPLE VOTING
                             BEFORE OFFERING        SUBORDINATE         SHARES OWNED        PERCENTAGE OF
                          ----------------------   VOTING SHARES   ----------------------    TOTAL VOTING
                                      PERCENTAGE    OWNED AFTER                PERCENTAGE    POWER AFTER
NAME OF BENEFICIAL OWNER   NUMBER      OF CLASS     OFFERING(1)     NUMBER      OF CLASS     OFFERING(1)
------------------------  ---------   ----------   -------------   ---------   ----------   --------------
Harco(2)................         --        --             --       3,047,000       100%         70.20%
H. Gregory Chamandy
  Family Trust(3).......    856,300     11.65%          8.28%             --        --           2.47
Glenn Chamandy Family
  Trust(3)..............    856,300     11.65           8.28              --        --           2.47
The Fund(4).............  1,939,000     26.39          18.74              --        --           5.58
Directors and Executive
  Officers as a group
  (15 persons)(2)(5)....     51,880      0.71           0.50       3,047,000       100          70.35

-------------------------

(1) Assumes no exercise of the underwriters' over-allotment option.

(2) H. Gregory Chamandy, Chairman and Chief Executive Officer of Gildan, and Glenn J. Chamandy, President and Chief Operating Officer of Gildan, who indirectly control Harco, may be deemed to beneficially own shares of Gildan owned by Harco.

(3) The trustee for each of the Trusts is Royal Bank of Canada Financial Corporation which has sole voting power and sole investment power over the Class A Subordinate Voting Shares held by each of the Trusts. The Trusts are located at Royal Bank of Canada Financial Corporation, Royal Bank House, The Garrison, St. Michael, P.O. Box 48B, Bridgetown, Barbados, West Indies.

(4) The Fund is located at 8717 rue Berri, Montreal, Quebec, Canada H2M 2T9.

(5) Does not include shares held by the Trusts because, although some officers and directors are beneficiaries of the Trusts, they do not have voting power or investment power over the Class A Subordinate Voting Shares held by the Trusts. These officers and directors expressly disclaim beneficial ownership of these shares.

                          DESCRIPTION OF SHARE CAPITAL

     Our authorized share capital currently consists of an unlimited number of First Preferred Shares, issuable in series, an unlimited number of Second Preferred Shares, issuable in series (collectively, the "Preferred Shares"), an unlimited number of Class A Subordinate Voting Shares and an unlimited number of Class B Multiple Voting Shares, all of which are without par value. As of the date of this prospectus, only Class A Subordinate Voting Shares and Class B Multiple Voting Shares are outstanding. The following is a summary of the material terms of our authorized share capital as set forth in the Articles. This summary is qualified in its entirety by reference to, and is subject to, the detailed provisions of the Articles, as amended, and the Trust Agreement, as defined below. Because this is a summary, it does not contain all the information that may be important to you. You should read the Articles and the Trust Agreement before you buy Class A Subordinate Voting Shares.

FIRST PREFERRED SHARES

     ISSUANCE IN SERIES

     The First Preferred Shares are issuable in series and the board of directors has the right, from time to time, to fix the number of, and to determine the designation, rights, privileges, restrictions and conditions attaching to, the First Preferred Shares of each series, subject to the limitations, if any, set out in the Articles.

     RANK

     The First Preferred Shares rank senior to the Second Preferred Shares and the Equity Shares with respect to the payment of dividends, return of capital and the distribution of assets in the event of the liquidation, dissolution or winding-up of Gildan. The First Preferred Shares in each series rank equally with the First Preferred Shares of any other series.

     VOTING RIGHTS

     Unless the Articles otherwise provide with respect to any series of the First Preferred Shares, the holders of the First Preferred Shares are not entitled to receive any notice of or attend any meeting of the shareholders of Gildan and are not entitled to vote at any such meeting.

SECOND PREFERRED SHARES

     ISSUANCE IN SERIES

     The Second Preferred Shares are issuable in series and the board of directors has the right, from time to time, to fix the number of, and to determine the designation, rights, privileges, restrictions and conditions attaching to, the Second Preferred Shares of each series, subject to the limitations, if any, set out in the Articles.

     RANK

     The Second Preferred Shares are subject and subordinate to the rights, privileges, restrictions and conditions attaching to the First Preferred Shares. The Second Preferred Shares rank senior to the Equity Shares with respect to payment of dividends, return of capital and distribution of assets in the event of the liquidation, dissolution or winding-up of Gildan. The Second Preferred Shares in each series rank equally with the Second Preferred Shares of any other series.

     VOTING RIGHTS

     Unless the Articles otherwise provide with respect to any series of the Second Preferred Shares, the holders of the Second Preferred Shares are not entitled to receive any notice of or attend any meeting of the shareholders of Gildan and are not entitled to vote at any such meeting.

EQUITY SHARES

     Except as described herein, the Class A Subordinate Voting Shares and the Class B Multiple Voting Shares are equal in all respects and will be treated as if they were shares of one class only.

     RANK

     The Equity Shares rank junior to the First Preferred Shares and the Second Preferred Shares with respect to the payment of dividends, return of capital and distribution of assets in the event of the liquidation, dissolution or winding-up of Gildan.

     DIVIDENDS

     The holders of outstanding Equity Shares are entitled to receive dividends on a share-for-share basis out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine without preference or distinction among or between the Class A Subordinate Voting Shares and the Class B Multiple Voting Shares.

     VOTING RIGHTS

     Except as set forth in the third succeeding paragraph, the Class A Subordinate Voting Shares carry one vote per share and the Class B Multiple Voting Shares carry eight votes per share. There is no cumulative voting. The holders of Class A Subordinate Voting Shares and the holders of Class B Multiple Voting Shares are entitled to receive notice of any meeting of our shareholders and to attend and vote at such meeting as a single class on all matters to be voted on by our shareholders, except for the election and the removal of directors as described below and as otherwise required by applicable law.

     With respect to the election of directors, the Articles provide that the board of directors will consist of between five and eleven members. The board of directors currently has eight members. For as long as any Class B Multiple Voting Shares are outstanding, at all shareholder meetings held after October 4, 1998 at which directors are elected, (a) two of the directors will be elected by the holders of the Class A Subordinate Voting Shares only, voting as a separate class and (b) the remaining directors will be elected by the holders of Class A Subordinate Voting Shares and Class B Multiple Voting Shares, voting together as a single class, with holders of Class A Subordinate Voting Shares having one vote per share and holders of Class B Multiple Voting Shares having eight votes per share. Because of the voting rights attached to the Class B Multiple Voting Shares, holders of Class B Multiple Voting Shares may be able to elect all of the directors other than the two Class A Directors even when the number of outstanding Class B Multiple Voting Shares is a very small proportion of the number of Equity Shares outstanding. See "Risk Factors--We Are Controlled by Harco".

     Directors may be removed, with or without cause, only by the holders of the class or classes of Equity Shares that, as of the date such removal is effected, would be entitled to elect such director at the next annual meeting of shareholders. Vacancies in a directorship may be filled only by (a) the remaining directors elected by holders of each class of Equity Shares that (1) elected such director and (2) as of the date such vacancy is filled, would be entitled to elect such director at the next annual meeting of shareholders or (b) if there are no such remaining directors, then by the vote of the holders of the class or classes of Equity Shares that, as of the date such vacancy is filled, would be entitled to elect such director at the next annual meeting of shareholders, voting as a special class at a meeting, special or otherwise, of the holders of Equity Shares of such class or classes.

     The Articles provide that each Class A Subordinate Voting Share and each Class B Multiple Voting Share entitles its holder to one vote per share with respect to (a) shareholder approvals required (1) by section 189(3) of the Canada Business Corporations Act in respect of a sale, lease or exchange of all or substantially all of Gildan's property other than in the ordinary course of business as therein described, except to one of Gildan's wholly-owned subsidiaries, (2) by section 183 of the Canada Business Corporations Act in respect of an amalgamation of Gildan with one or more amalgamating companies, which are not one of Gildan's wholly-owned subsidiaries, (3) in connection with the liquidation, dissolution or winding-up of Gildan or (4) in connection with the issuance of Equity Shares as consideration for the acquisition of stock or assets of another company where such issuance requires shareholder approval in accordance with the rules of a stock exchange on which the Equity Shares are listed, and (b) amendments to Gildan's Articles or by-laws which alter, amend or repeal the provisions described in clause (a) above.

     CONVERSION

     The Class A Subordinate Voting Shares cannot be converted into any other class of shares. Each outstanding Class B Multiple Voting Share may at any time, at the option of the holder, be converted into one Class A Subordinate Voting Share and must be so converted upon a transfer other than a Permitted Transfer (as defined below). Each Class B Multiple Voting Share will automatically convert into one Class A Subordinate Voting Share in any of the following cases (each a "Triggering Event"):

     - upon the death of the later to die of H. Gregory Chamandy or Glenn J. Chamandy;

     - at any time that neither H. Gregory Chamandy nor Glenn J. Chamandy is Chief Executive Officer or Chief Operating Officer of Gildan;

     - in the event that more than 40% of the Class B Multiple Voting Shares in the aggregate owned by Harco upon the closing of the initial public offering are converted into Class A Subordinate Voting Shares;

     - in the event that more than 40% of the Class B Multiple Voting Shares in the aggregate owned by Harco upon the closing of the initial public offering are sold, transferred, charged, pledged, hypothecated, encumbered or otherwise disposed of (each, a "transfer"), whether directly or indirectly, otherwise than in a Permitted Transfer;

     - in the event (a) of the death of either H. Gregory Chamandy or Glenn J. Chamandy or (b) that either H. Gregory Chamandy or Glenn J. Chamandy ceases to be Chief Executive Officer or Chief Operating Officer of Gildan and that upon and from such event (1) the later to die of H. Gregory Chamandy or Glenn J. Chamandy or (2) the later to cease to be Chief Executive Officer or Chief Operating Officer of Gildan of H. Gregory Chamandy or Glenn J. Chamandy does not exercise, directly or indirectly, voting control over all of the shares of Holding Entities (as defined below), if any, and the Class B Multiple Voting Shares which, on the date of such occurrence, were beneficially owned by the deceased or retiring brother; or

     - in the event that the board of directors in a director's circular or otherwise makes a recommendation to accept, or makes a statement to the effect that the directors are unable to make or are not making a recommendation, to shareholders of Gildan with respect to a takeover bid on the Class A Subordinate Voting Shares.

For purposes hereof, any transfer of shares of Harco or of a Permitted Transferee (as defined below), to the extent such entity then holds any Class B Multiple Voting Shares (a "Holding Entity"), shall be considered a transfer of Class B Multiple Voting Shares, with the necessary modifications.

     Notwithstanding the foregoing, Class B Multiple Voting Shares and shares of Holding Entities, if any, may be transferred in the following circumstances (each, a "Permitted Transfer"):

     (a)  in favor of a Permitted Transferee;

     (b) upon the death of the first to die of H. Gregory Chamandy or Glenn J. Chamandy, such shares as are then beneficially owned by the deceased may be (1) sold to the survivor or (2) be transferred to the spouse or the living children of the deceased (either outright or by means of a spousal trust), by will or the law of succession, provided always that the survivor maintains full and complete voting control, whether directly or indirectly, over such shares;

     (c) upon the first to retire of H. Gregory Chamandy or Glenn J. Chamandy, such shares as are then beneficially owned by the retiring brother may be sold to the other brother;

     (d) upon the death or retirement of Edwin B. Tisch, such shares as are then beneficially owned by Edwin B. Tisch may be sold to H. Gregory Chamandy, Glenn J. Chamandy or, to the extent one or the other or H. Gregory Chamandy or Glenn J. Chamandy has passed away and transferred all of the shares of Holding Entities, if any, or of Class B Multiple Voting Shares to his spouse or living children as contemplated at
          (b)(2) of this paragraph, the spouse or living children of such deceased person, provided always that the purchasers maintain, or, to the extent one or the other of H. Gregory Chamandy or Glenn J. Chamandy has passed away, the survivor maintains full and complete voting control over such shares; and

     (e) in the case of a sale contemplated by (b), (c) and (d) above, or in the case of a transfer to Harco under paragraph (a) of the definition of Permitted Transferee below, the purchaser may charge, pledge, hypothecate or otherwise encumber any Class B Multiple Voting Shares or shares of Holdings Entities, if any, beneficially owned by him (including the shares acquired by him in such sale) in favor of a third party to secure any indebtedness incurred for the purpose of financing, in whole or in part, such sale.

     As used in this prospectus, the term "Permitted Transferee" refers only to the following:

     (a) Harco, if at the time of the transfer Harco is still the registered holder of some Class B Multiple Voting Shares;

     (b) in the case of Class B Multiple Voting Shares beneficially owned by H. Gregory Chamandy, (1) H. Gregory Chamandy, (2) corporations wholly-owned, directly or indirectly, by H. Gregory Chamandy, (3) any limited liability or similar company if all the value of the company is owned by H. Gregory Chamandy and (4) any trust, the sole beneficiary of which is H. Gregory Chamandy;

     (c) in the case of Class B Multiple Voting Shares beneficially owned by Glenn J. Chamandy, (1) Glenn J. Chamandy, (2) corporations wholly-owned, directly or indirectly, by Glenn J. Chamandy, (3) any limited liability or similar company if all the value of the company is owned by Glenn J. Chamandy and (4) any trust, the sole beneficiary of which is Glenn J. Chamandy; and

     (d) in the case of Class B Multiple Voting Shares beneficially owned by Edwin B. Tisch, (1) Edwin B. Tisch, (2) corporations wholly-owned, directly or indirectly, by Edwin B. Tisch, (3) any limited liability or similar company if all the value of the company is owned by Edwin
          B. Tisch and (4) any trust, the sole beneficiary of which is Edwin B. Tisch, provided that the current voting arrangements in connection with the Class B Multiple Voting Shares are maintained.

     SUBDIVISION OR CONSOLIDATION

     No subdivision or consolidation of the Class A Subordinate Voting Shares or the Class B Multiple Voting Shares may be carried out unless, at the same time, the Class A Subordinate Voting Shares or Class B Multiple Voting Shares, as the case may be, are subdivided or consolidated in the same manner and on the same basis.

     ADDITIONAL ISSUANCE OF CLASS B MULTIPLE VOTING SHARES

     Gildan may not issue Class B Multiple Voting Shares without the approval of the holders of the Class A Subordinate Voting Shares. Approval must be given by a special resolution of the holders of the Class A Subordinate Voting Shares at a meeting of shareholders. However, approval is not required in connection with a subdivision on a pro rata basis as between the Class A Subordinate Voting Shares and the Class B Multiple Voting Shares, as permitted under the Articles.

     LIQUIDATION RIGHTS AND OTHER MATTERS

     The Equity Shares are not redeemable. Upon the liquidation, dissolution or winding-up of Gildan, the holders of Class B Multiple Voting Shares and Class A Subordinate Voting Shares are entitled to participate equally, share-for-share, in the remaining property and assets of Gildan available for distribution to the holders of Equity Shares.

     TAKEOVER BID PROTECTION

     Under applicable Canadian law, an offer to purchase Class B Multiple Voting Shares would not necessarily require that an offer be made to purchase Class A Subordinate Voting Shares. In compliance with the rules of The Montreal Exchange and The Toronto Stock Exchange, Harco and each of H. Gregory Chamandy, Glenn J. Chamandy and Edwin B. Tisch (collectively, the "Founders") entered into an agreement (the "Trust Agreement") with Gildan and the Montreal Trust Company (the "Trustee"). Pursuant to the Trust Agreement, Harco placed its Class B Multiple Voting Shares on deposit with the Trustee and each of Harco and the Founders have undertaken not to sell or dispose of, directly or indirectly, any Class B Multiple Voting Shares pursuant to any transaction under circumstances where securities legislation or any other law would require, if the sale or disposition had been of Class A Subordinate Voting Shares rather than Class B Multiple Voting Shares, that the same offer be made to all holders of Class A Subordinate Voting Shares. Under current rules, this would include a sale of Class B Multiple Voting Shares by Harco or the Founders at a price per share in excess of 115% of the market price of the Class A Subordinate Voting Shares as determined under such legislation (generally the 20-day average trading price of such shares prior to the sale). This undertaking does not apply if the sale is made pursuant to an offer made to all holders of Class B Multiple Voting Shares to purchase only part of the Class B Multiple Voting Shares where:

     - an offer is made concurrently to all holders of Class A Subordinate Voting Shares to purchase the same proportionate number of such Class A Subordinate Voting Shares at a price per share at least as high as the highest price per share paid in connection with the sale or disposition of the Class B Multiple Voting Shares;

     - all of the terms of the offer for Class A Subordinate Voting Shares are at least as favorable as those of the offer for Class B Multiple Voting Shares; and

     - the offer for Class A Subordinate Voting Shares has no condition attached other than the right not to take up and pay for the Class A Subordinate Voting Shares tendered if no shares are purchased pursuant to the offer for Class B Multiple Voting Shares.

This undertaking also does not apply if there is a concurrent unconditional offer, the terms of which are at least as favorable as the terms of the offer to purchase Class B Multiple Voting Shares, to purchase all of the Class A Subordinate Voting Shares at a price per share at least as high as the highest price per share paid in connection with the sale or disposition of the Class B Multiple Voting Shares.

     The Trust Agreement permits, subject to compliance with applicable law and the prior consent of the Trustee, certain indirect sales resulting from the acquisition of shares of a corporation which, directly or indirectly, controls Gildan, or controls or is controlled by Harco where:

     -  the transferee is a Permitted Transferee;

     - the transfer either (a) results in no change to the beneficial ownership of the transferred shares other than between spouses or between the transferor and his or her descendants, or (b) in the case of a transfer to a Permitted Transferee, such transfer is made in accordance with applicable law;

     - no such transferee is a party to any agreement under which any other person would participate in the ownership of, control or direction over more than 10% of the votes or 50% of the equity of such corporation, Harco or Gildan; and

     - in the event that the transferee is a Permitted Transferee, but not a Founder, such transferee shall become a party to the Trust Agreement.

     Under the Trust Agreement, any direct or indirect sale or disposition of Class B Multiple Voting Shares, including a transfer to a pledgee as security, by a party to the agreement or any person or company which it controls is conditional upon the transferee becoming a party to an agreement on substantially similar terms and conditions as are contained in the Trust Agreement.

     The Trust Agreement provides that if a person or company carries out an indirect sale or disposition in respect of any Class B Multiple Voting Shares in breach of the Trust Agreement, no person shall from the time the sale becomes effective and thereafter, (a) directly or indirectly sell or dispose of any of such Class B Multiple Voting Shares or convert them into Class A Subordinate Voting Shares, in either case without the prior written consent of the Trustee or (b) exercise any voting rights attaching to such Class B Multiple Voting Shares except in accordance with the written instructions of the Trustee. The Trustee may attach conditions to any consent the Trustee gives in exercising its rights and must exercise these rights in the best interest of the holders of the Class A Subordinate Voting Shares, other than (a) Harco, (b) the Founders and
(c) holders who, in the opinion of the Trustee, participated directly or indirectly in the transaction that triggered the operation of this provision. Notwithstanding a sale of shares which constitutes an indirect sale of Class B Multiple Voting Shares in breach of the Trust Agreement, Harco shall remain bound by the foregoing restrictions and prohibitions, but shall not have any liability for damages under the Trust Agreement in respect of such sale, provided that Harco otherwise complies with all other provisions of the Trust Agreement, including, without limitation, the foregoing provision.

     The Trust Agreement provides that the prior consent of the Trustee shall be required in connection with any sale or disposition of Class B Multiple Voting Shares, whether direct or indirect, by Harco or the Founders. Such consent shall be given if the Trustee receives evidence satisfactory to it, acting reasonably, that the sale or disposition is not in breach of the Trust Agreement. The Trustee also has the right to require from time to time evidence satisfactory to it, acting reasonably, as to the number of Class B Multiple Voting Shares and Class A Subordinate Voting Shares held directly or indirectly by Harco, the Founders and any Permitted Transferee.

     The Trust Agreement contains provisions for authorizing action by the Trustee to enforce the rights under the Trust Agreement on behalf of the holders of the Class A Subordinate Voting Shares. The obligation of the Trustee to take such action will be conditional on Gildan or holders of the Class A Subordinate Voting Shares providing such funds and indemnity as the Trustee may require. No holder of Class A Subordinate Voting Shares will have the right, other than through the Trustee, to institute any action or proceeding or to exercise any other remedy to enforce any rights arising under the Trust Agreement unless the Trustee fails to act on a request authorized by holders of not less than 10% of the outstanding Class A Subordinate Voting Shares and reasonable funds and indemnity have been provided to the Trustee. Gildan has agreed to pay the reasonable costs of any action that may be taken in good faith by holders of Class A Subordinate Voting Shares pursuant to the Trust Agreement.

     The Trust Agreement provides that it may not be amended, and no provision thereof may be waived, unless, prior to giving effect to such amendment or waiver, the following have been obtained, (a) the consent of The Montreal Exchange, The Toronto Stock Exchange and any other applicable securities regulatory authority in Canada and (b) the approval of at least two-thirds of the votes cast by holders of Class A Subordinate Voting Shares excluding Harco, the Founders, their Permitted Transferees, their respective affiliates and any persons who have an agreement to purchase Class B Multiple Voting Shares on terms which would constitute a sale or disposition for purposes of the Trust Agreement other than as permitted thereby.

     No provision of the Trust Agreement limits the rights of any holders of Class A Subordinate Voting Shares under applicable law.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following is a summary of the material terms of our currently outstanding indebtedness.

REVOLVING LOAN AGREEMENT

     In January 1999, we renegotiated our line of credit with a Canadian chartered bank. The amended revolving loan agreement provides for a secured revolving credit facility, under which our borrowing capacity increased to $100.0 million. The facility expires on September 30, 2001. At February 28, 1999, we had $66.5 million outstanding under the revolving loan agreement and $27.0 million available, based on our borrowing base at that time.

     On February 28, 1999, the annual interest rate was 8.5% for Canadian dollar borrowings and 10.0% for U.S. dollar borrowings. The revolving loan agreement contains covenants that limit, among other things, our ability to:

     -  merge or consolidate;

     -  buy or sell assets;

     -  incur additional indebtedness or capital leases;

     -  create or allow to exist liens and other encumbrances on our assets;

     -  pay dividends;

     -  make certain capital expenditures and investments; and

     -  enter into certain related-party transactions.

     Further, we are required to maintain specific financial ratios and levels including (a) a fixed charge ratio comparing EBITDA to specific disbursements,
(b) a minimum tangible net worth and (c) a current ratio comparing current assets to current liabilities. For fiscal 1999, the required fixed charge ratio is 1.25 to 1.0. For fiscal 1999, the tangible net worth test ranges from $40.0 million to $44.0 million. In addition, we must maintain at all times a current ratio not less than 1.1 to 1.0.

     The revolving loan agreement provides for customary events of default, including, among others, any time both H. Gregory Chamandy and Glenn J. Chamandy are not in de facto management and control of Gildan on a daily basis. We are permitted to issue additional shares for cash and to complete an equity offering provided that, following such offering, H. Gregory Chamandy or Glenn J. Chamandy or his or their spouses and children beneficially own, directly or indirectly, not less than 40.0% of the voting power of Gildan.

NEW REVOLVING LOAN AGREEMENT

     On February 16, 1999, we entered into a commitment letter with another Canadian chartered bank providing for a new three-year revolving loan agreement to replace our current revolving loan agreement. Based on the commitment letter, the maximum allowable borrowings must not exceed the lesser of (a) $90.0 million and a (b) borrowing base calculated in accordance with a specified inventory and receivables formula. A definitive agreement is expected to be entered into on or about March 31, 1999. This funding will allow us to fully implement our expansion plan with respect to our operations in Barbados.

THE FUND

     In June 1998, we replaced three unsecured and subordinated debentures totalling $15.0 million with a new $15.0 million unsecured and subordinated debenture due 2003, which bears interest at an annual rate of 11.0%. In January 1999, we issued another $15.0 million unsecured and subordinated debenture due 2004, which bears interest at an annual rate of 12.0% for the first two years and 13.0% for the next three years. The debenture due 2004 contains certain financial ratio requirements. Both debentures provide for customary events of default, including, among others, the occurrence of a change of control, as defined in the Canada Business Corporations Act, without the Fund's prior consent. In the event of a default, capital reorganization, amalgamation or merger of Gildan, the Fund may require us to redeem the debentures.

CAPITAL D'AMERIQUE CDPQ INC.

     In February 1999, we issued a $15.0 million unsecured and subordinated note due 2004, which bears interest at an annual rate of 12.5%, to Capital d'Amerique CDPQ Inc., a subsidiary of Caisse de depot et placement du Quebec. The debenture contains certain financial ratio requirements and provides for customary events of default, including the occurrence of a change of control.

SECURED EQUIPMENT AND MORTGAGE LOANS

     We have relationships with several lenders which have provided financing by way of secured loans, mortgages, conditional sales contracts and capitalized leases. At January 3, 1999, these financings totalled $25.2 million and bore interest at annual rates ranging from 5.9% to 13.0%. Each of the loans is secured by certain of our personal (movable) or real (immovable) property. While some of these lenders do not impose any covenants on us, others require that we meet specific financial ratios and comply with certain covenants. These covenants require us to:

     -  maintain specific (a) shareholders' equity levels, (b) current ratios,
        (c) long-term debt to shareholders' equity ratios, (d) total debt to net worth ratios, (e) minimum tangible net worth, and (f) debt coverage ratios;

     - not declare any dividends without their prior consent unless specific debt coverage ratios are met;

     -  maintain control within the Chamandy family; and

     -  maintain collateral, property and insurance.

Failure to satisfy or comply with any of the foregoing could result in the acceleration of amounts due or loss of collateral.

            SHARES ELIGIBLE FOR FUTURE SALE AND ESCROW ARRANGEMENTS

     Upon completion of this offering, we will have outstanding 13,394,444 Equity Shares, comprised of 10,347,444 Class A Subordinate Voting Shares, of which 3,000,000 Class A Subordinate Voting Shares are offered hereby, and 3,047,000 Class B Multiple Voting Shares. The 3,000,000 Class A Subordinate Voting Shares being offered hereby are not restricted securities and, consequently, will be freely tradeable under the U.S. Securities Act, unless purchased by an "affiliate" of Gildan as such term is defined in the U.S. Securities Act. Any Class A Subordinate Voting Shares purchased by our affiliates generally may only be sold subject to the requirements of Rule 144 which are described below or pursuant to a registration rights statement or an exemption therefrom.

     The Class B Multiple Voting Shares held by Harco and the Class A Subordinate Voting Shares held by the Fund and the Trusts, collectively representing 51.9% of the Equity Shares outstanding immediately after the closing of this offering, are deemed to be restricted securities under Rule 144 of the U.S. Securities Act. Consequently, Harco, the Fund and each of the Trusts are entitled to sell within any three-month period only the number of shares that does not exceed the greater of (a) 1% of the then-outstanding Class A Subordinate Voting Shares (103,474 Class A Subordinate Voting Shares immediately after the closing of this offering) or (b) the average weekly trading volume of the Class A Subordinate Voting Shares during the four calendar weeks preceding the date on which notice of the sale is filed with the U.S. Commission. Furthermore, because a holder of restricted securities is not entitled to sell its shares pursuant to Rule 144 unless it has held such shares for one year, the Fund may not sell until June 6, 1999 its Class A Subordinate Voting Shares purchased on June 6, 1998 when it exercised an option to purchase 3% of our outstanding voting shares on a fully-diluted basis for $500,000.

     However, Harco, the Fund and the Trusts may sell their Equity Shares without regard to the restrictions of Rule 144 upon their registration under the U.S. Securities Act. Pursuant to a registration rights agreement with us, Harco, the Fund and the Trusts have the right to require us to register the Class A Subordinate Voting Shares or the Class B Multiple Voting Shares, upon their conversion to Class A Subordinate Voting Shares, held by them under the U.S. Securities Act. See "Certain Relationships and Related Transactions--Registration Rights Agreement".

     However, even if Harco, the Fund and the Trusts were to register shares, they are restricted in their ability to sell their Equity Shares by lock-up provisions. Specifically, Harco has agreed not to sell, offer to sell, contract to sell, announce its intention to sell, pledge, hypothecate, grant any option for the sale of or otherwise dispose of, directly or indirectly, or file with the U.S. Commission a registration statement under the U.S. Securities Act, or file with the applicable Canadian securities commissions a prospectus, relating to, any Class A Subordinate Voting Shares or Class B Multiple Voting Shares or any securities convertible or exercisable into or exchangeable for any Class A Subordinate Voting Shares or Class B Multiple Voting Shares until December 17, 1999 without the prior written consent of Bear, Stearns & Co. Inc., as representative of the underwriters. The Trusts, except with respect to pledging and hypothecation, Gildan and the Fund have agreed to identical selling restrictions for a 180-day period following the date of the prospectus.

     In accordance with the policies of the relevant Canadian securities regulatory authorities and The Toronto Stock Exchange concerning the disposition of shares held by certain persons related to a company engaging in an initial public offering, Harco, the Fund, the H. Gregory Chamandy Family Trust and the Glenn Chamandy Family Trust entered into an escrow agreement with Montreal Trust Company, as escrow agent. Pursuant to the escrow agreement, 2,372,014 Class B Multiple Voting Shares and 2,842,499 Class A Subordinate Voting Shares were deposited with the escrow agent by these shareholders. The escrowed shares deposited with the escrow agent will be released to these shareholders in tranches of 33 1/3% immediately after each of June 18, 1999, June 18, 2000 and June 18, 2001, or at any prior time with the consent of the Commission des valeurs mobilieres du Quebec, the Ontario

Securities Commission and The Toronto Stock Exchange. During the period of the escrow, the escrowed shares may be pledged for security to financial institutions, subject to the prior approval of the Commission des valeurs mobilieres du Quebec, the Ontario Securities Commission and The Toronto Stock Exchange.

     We cannot predict the effect, if any, that future sales of Class A Subordinate Voting Shares or the availability of Class A Subordinate Voting Shares for future sale will have on the market price of the Class A Subordinate Voting Shares prevailing from time to time. Sales of substantial numbers of Class A Subordinate Voting Shares in the public market or the perception that such sales will occur could adversely affect the market price of the Class A Subordinate Voting Shares and could impair our ability to raise capital through the offering of our equity securities. See "Risk Factors--Potential Sales of Class A Subordinate Voting Shares Could Result In a Decline In the Market Price of the Class A Subordinate Voting Shares".

                                    TAXATION

     Unless otherwise stated, statements of legal conclusion set forth under "Taxation--U.S. Federal Income Taxation" reflect the opinion of Simpson Thacher & Bartlett as to the material U.S. federal income tax consequences of the acquisition, ownership and disposition of Class A Subordinate Voting Shares to U.S. Holders (as defined below) and do not purport to be a complete analysis or listing of all possible tax considerations. Unless otherwise stated, statements of legal conclusion set forth under "Taxation--Canadian Taxation" reflect the opinion of Ogilvy Renault as to the material Canadian federal income tax consequences of the acquisition, ownership and disposition of Class A Subordinate Voting Shares by United States Holders, as defined below, and do not purport to be a complete analysis or listing of all possible tax consequences relating to an investment in the Class A Subordinate Voting Shares. As indicated below, certain conclusions are based on (i) certain factual assumptions or (ii) the belief of Gildan, and such conclusions (as well as such assumptions and beliefs) do not represent the opinions of Simpson Thacher & Bartlett or Ogilvy Renault. The discussion does not deal with all possible tax consequences relating to an investment in the Class A Subordinate Voting Shares and does not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities, insurance companies and tax-exempt entities) may be subject to special rules. In particular, the discussion does not address the tax consequences under state, provincial, local and other national (e.g., non-U.S., non-Canadian) tax laws. Accordingly, each prospective investor should consult its own tax advisor regarding the particular tax consequences to it of an investment in the Class A Subordinate Voting Shares. The following discussion is based upon laws, regulations and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change, possibly retroactively.

U.S. FEDERAL INCOME TAXATION

     The following is a discussion of the U.S. federal income tax consequences of the acquisition, ownership and disposition of Class A Subordinate Voting Shares by U.S. Holders. It does not purport to be a complete analysis or listing of all possible tax considerations. The discussion deals only with Class A Subordinate Voting Shares held as capital assets and does not address any special U.S. tax consequences that may be applicable to U.S. Holders that are subject to special treatment under the U.S. Internal Revenue Code of 1986, as amended (the "Code"), such as dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, persons holding Class A Subordinate Voting Shares as part of a hedging or conversion transaction, constructive sale or a straddle, persons owning directly or indirectly 10% or more of the total combined voting power of all classes of voting stock of Gildan, or whose functional currency is not the U.S. dollar. Prospective purchasers who are U.S. Holders are urged to satisfy themselves as to the overall U.S. federal, state and local tax consequences of their ownership of the Class A Subordinate Voting Shares by consulting their own tax advisors.

     As used herein, a "U.S. Holder" of a Class A Subordinate Voting Share means a holder that is, for U.S. federal and income tax purposes, a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust (a) which is subject to the supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(3) of the Code or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

     TAXATION OF DIVIDENDS

     The gross amount of dividends paid to U.S. Holders of Class A Subordinate Voting Shares (including amounts withheld to reflect Canadian withholding taxes, if any) will be treated as dividend income to such U.S. Holders, to the extent paid out of current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includable in the gross income of a U.S. Holder as ordinary income. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

     The maximum rate of withholding tax on dividends paid to a U.S. Holder pursuant to the Treaty is 15%. U.S. Holders may be required to properly demonstrate to Gildan and the Canadian tax authorities their entitlement to the reduced rate of withholding under the Treaty. Subject to certain significant conditions and limitations, Canadian withholding taxes will be treated as foreign taxes eligible for credit against a U.S. Holder's U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the Class A Subordinate Voting Shares will be treated as income from sources outside the United States and will generally constitute "passive income" or, in the case of certain U.S. Holders, "financial services income". Special rules apply to certain individuals whose foreign source income during the taxable year consists entirely of "qualified passive income" and whose creditable foreign taxes paid or accrued during the taxable year do not exceed $300 ($600 in the case of a joint return). Further, in certain circumstances, a U.S. Holder that:

     - has held Class A Subordinate Voting Shares for less than a specified minimum period with respect to each dividend payment during which it is not protected from risk of loss;

     -  is obligated to make payments related to the dividends; or

     - holds the Class A Subordinate Voting Shares in an arrangement in which the U.S. Holder's expected economic profit after non-U.S. taxes is insubstantial will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on Class A Subordinate Voting Shares. Investors are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

     To the extent that the amount of any distribution exceeds Gildan's current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the Class A Subordinate Voting Shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by the investor on a subsequent disposition of the Class A Subordinate Voting Shares), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange. Consequently, such distributions in excess of Gildan's current and accumulated earnings and profits would not give rise to foreign source income and a U.S. Holder would not be able to use the foreign tax credit arising from any Canadian withholding tax imposed on such distributions, unless such credit can be applied (subject to applicable limitations) against U.S. tax due on other foreign source income in the appropriate category for foreign tax credit purposes.

     FOREIGN PERSONAL HOLDING COMPANY STATUS

     A foreign corporation will be classified as a foreign personal holding company (an "FPHC") if:

     - at any time during the corporation's taxable year, five or fewer individuals, who are U.S. citizens or residents, directly or indirectly own more than 50% of the corporation's stock (by either voting power or value) (the "FPHC shareholder test"); and

     - the corporation receives at least 60% of its gross income (regardless of source), as adjusted, from certain passive sources (the "FPHC income test"). After its initial year of qualification as an FPHC, a corporation may remain an FPHC even if only 50% of its gross income is FPHC income (i.e., passive income such as interest, dividends, etc.).

     Gildan believes that it does not satisfy, and expects that it will continue to fail to satisfy, the FPHC income test. Gildan believes that the FPHC shareholder test also was not met prior to the offering and will not be met immediately after the offering. However, due to a number of factors (including the FPHC stock attribution rules, possible change in residence by current indirect shareholders, and possible acquisition of Class A Subordinate Voting Shares by purchase, gift, or bequest by individuals related to or partners of current indirect shareholders), Gildan cannot assure you that Gildan will not become an FPHC in the future.

     If Gildan were classified as an FPHC, U.S. Holders (including certain indirect holders) would be required to include in income their pro rata share of Gildan's undistributed FPHC income if they were holders on the last day of Gildan's taxable year (or if earlier, the last day on which Gildan satisfies the shareholder test). Such income would be taxable to such persons as a dividend, even if no cash dividend were actually paid. In general, a U.S. Holder would be entitled to increase its tax basis in the Class A Subordinate Voting Shares by the amount of such deemed FPHC dividend. U.S. Holders who dispose of their Class A Subordinate Voting Shares prior to the date discussed above would not be subject to these rules. Moreover, if Gildan became an FPHC, U.S. persons who acquire Class A Subordinate Voting Shares from decedents would not receive a "stepped-up" basis in such Class A Subordinate Voting Shares. Instead, such a holder would have a tax basis equal to the lower of fair market value or the decedent's basis.

     Gildan will notify U.S. Holders in the event that it concludes that it is classified as FPHC for any taxable year.

     PERSONAL HOLDING COMPANY TAX

     A corporation will be classified as a personal holding company (a "PHC") if:

     - at any time during the last half of the corporation's taxable year, five or fewer individuals own more than 50% of the corporation's stock (by value) directly or indirectly (the "PHC Shareholder test"); and

     - the corporation receives at least 60% of its gross income, as adjusted, from certain passive sources (the "PHC Income test").

However, if a corporation is an FPHC (see above), it cannot be a PHC.

     Gildan believes that it satisfies, and will continue to satisfy, the PHC shareholder test. Gildan believes that the PHC income test will not be met for the current taxable year and that it consequently will not be classified as a PHC. However, there can be no assurance that Gildan will not become a PHC in the future.

     A corporation classified as a PHC is subject to a 39.6% tax on its undistributed personal holding company income. Foreign corporations (such as Gildan) determine their liability for PHC tax by considering only (i) gross income derived from U.S. sources and (ii) gross income which is effectively connected with a U.S. trade or business (collectively, "U.S. Taxable Income").

     PASSIVE FOREIGN INVESTMENT COMPANY STATUS

     Gildan does not believe that it is, for U.S. federal tax purposes, a passive foreign investment company (a "PFIC"), and expects to continue its operations in such a manner that it will not be a PFIC. If, however, Gildan is or does become a PFIC, U.S. Holders could be subject to additional U.S. federal income taxes on certain distributions or gains with respect to Class A Subordinate Voting Shares, plus an interest charge on certain taxes treated as having been deferred by the U.S. Holder, under the PFIC rules.

     TAXATION OF CAPITAL GAINS

     For U.S. federal income tax purposes, a U.S. Holder will recognize taxable gain or loss on any sale or exchange of a Class A Subordinate Voting Share in an amount equal to the difference between the amount realized for the Class A Subordinate Voting Share and the U.S. Holder's basis in the Class A Subordinate Voting Share. Such gain or loss will be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitation. Any gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss. Prospective investors should consult their own tax advisors with respect to the treatment of capital gains and losses.

     INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to dividends paid in respect of the Class A Subordinate Voting Shares or the proceeds received on the sale, exchange, or redemption of the Class A Subordinate Voting Shares within the United States (and in certain cases, outside the United States) by non-corporate U.S. Holders, and a 31% backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number or to report interest and dividends required to be shown on its federal income tax returns. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the U.S. Internal Revenue Service.

CANADIAN TAXATION

     The following takes into account the current provisions of the Income Tax Act (Canada) (the "Tax Act"), the regulations thereunder, all specific proposals to amend the Tax Act publicly announced prior to the date of this Offering, the Convention between Canada and the United States of America with respect to Taxes on Income and on Capital (the "Convention") and the current published administrative practices and policies of Revenue Canada, as understood by Ogilvy Renault. It assumes that all proposals to amend the Tax Act will be enacted in their present form and otherwise does not take into account or anticipate changes in the law, whether by way of judicial decision or legislative action nor does it take into account provincial, territorial or foreign tax legislation or considerations. This summary is generally applicable to a person who acquires the Class A Subordinate Voting Shares pursuant to this offering and who:

     - throughout the period during which the purchaser owns the Class A Subordinate Voting Shares, is not resident in Canada for the purposes of the Tax Act and is a resident of the United States for the purposes of the Convention;

     - holds the Class A Subordinate Voting Shares as capital property for the purposes of the Tax Act; and

     - does not use or hold, and is not deemed for the purposes of the Tax Act to use or hold, such Class A Subordinate Voting Shares in, or in the course of, carrying on a business in Canada (a "United States Holder").

The Class A Subordinate Voting Shares will generally be considered to be capital property to a United States Holder unless either the United States Holder holds those shares in the course of carrying on a business or the United States Holder has acquired those shares in one or more transactions considered to be an adventure in the nature of trade.

     The following does not purport to be a complete analysis or listing of all possible tax considerations that may be relevant to purchasers of Class A Subordinate Voting Shares. Prospective purchasers who are United States Holders are urged to satisfy themselves as to the overall Canadian federal, provincial or territorial as well as foreign tax consequences of their ownership of Class A Subordinate Voting Shares by consulting their own tax advisers with respect to their particular circumstances.

     TAXATION OF DIVIDENDS

     Dividends paid or credited (or deemed to be paid or credited) by Gildan to a United States Holder that beneficially owns such dividends generally are subject to Canadian withholding tax at the rate of (a) 15% of the gross amount of such dividends, or (b) where the United States Holder is a company that owns at least 10% of the voting stock of Gildan, 5% of the gross amount of such dividends.

     A United States Holder, which is a trust company, organization or other arrangement generally exempt from income taxation in the United States in a given taxable year and operated exclusively either (a) to administer or provide pension, retirement or employee benefits or (b) to earn income for the benefit of an organization referred to in (a) shall not be subject to Canadian withholding tax on dividends paid or credited (or deemed to be paid or credited) by Gildan in such year unless such United States Holder is related to Gildan or receives such dividends in the course of carrying on a trade or business.

     TAXATION OF SALE OR OTHER DISPOSITION

     A United States Holder will not be subject to tax under the Tax Act on any gain in respect of the disposition or deemed disposition of Class A Subordinate Voting Shares unless those Class A Subordinate Voting Shares constitute "taxable Canadian property", as defined in the Tax Act to, such United States Holder. The Class A Subordinate Voting Shares generally will not constitute taxable Canadian property to a United States Holder unless the United States Holder, persons with whom the United States Holder does not deal at arm's length, or the United States Holder and such persons collectively own or have at any time within the five year period immediately prior to the disposition collectively owned, 25% or more of the issued shares of any class or series of the Company, including rights to acquire shares. Even if the Class A Subordinate Voting Shares are taxable Canadian property to a United States Holder, under the Convention, gains derived by a United States Holder from the disposition of Class A Subordinate Voting Shares would generally not be taxable in Canada unless the value of the Class A Subordinate Voting Shares is derived principally from real property situated in Canada. Gildan believes that the value of its Class A Subordinate Voting Shares is not currently derived principally from real property situated in Canada and it does not expect this to change in the foreseeable future.

     OTHER CANADIAN TAXES

     No other taxes on income or capital are payable by United States Holders in respect of the Class A Subordinate Voting Shares or the dividends thereon.

                               EXCHANGE CONTROLS

     There are currently no laws, decrees or regulations in Canada imposing restrictions on the import or export of capital affecting remittances of dividends on our Class A Subordinate Voting Shares or on the conduct of our operations.

                                  UNDERWRITING

     Gildan and the underwriters for this offering named below, for whom Bear, Stearns & Co. Inc., Nesbitt Burns Inc., The Robinson-Humphrey Company, LLC and Wasserstein Perella Securities, Inc. are acting as representatives (collectively, the "Representatives"), have entered into an underwriting agreement with respect to the Class A Subordinate Voting Shares being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of Class A Subordinate Voting Shares set forth opposite their respective names below:

                                                               NUMBER OF
                                                          CLASS A SUBORDINATE
NAME OF UNDERWRITER                                          VOTING SHARES
-------------------                                       -------------------
Bear, Stearns & Co. Inc. .............................
Nesbitt Burns Inc. ...................................
The Robinson-Humphrey Company, LLC....................
Wasserstein Perella Securities, Inc. .................
                                                               ---------
  Total...............................................         3,000,000
                                                               =========

     If the underwriters sell more than the total number set forth in the table above, the underwriters have an option to buy up to an aggregate of 450,000 additional Class A Subordinate Voting Shares from us to cover such sales. They may exercise that option within 30 days after the date of this prospectus. If any Class A Subordinate Voting Shares are purchased pursuant to this option, the underwriters will severally purchase Class A Subordinate Voting Shares in approximately the same proportion as set forth in the above table.

     The following table shows the per Class A Subordinate Voting Share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional Class A Subordinate Voting Shares.

                                                                       PAID BY GILDAN
                                                                ----------------------------
                                                                NO EXERCISE    FULL EXERCISE
                                                                -----------    -------------
Per Class A Subordinate Voting Share........................    US$             US$
Total.......................................................    US$             US$

     Class A Subordinate Voting Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus. Any Class A Subordinate Voting Shares sold by the underwriters to securities dealers may be sold at a discount of up to US$ per Class A Subordinate Voting Share from the public offering price. Any such securities dealers may resell any Class A Subordinate Voting Shares purchased from the underwriters to certain other brokers or dealers at a discount of up to US$ per Class A Subordinate Voting Share from the public offering price.

     This offering is being made concurrently in the United States and in all the provinces of Canada. Subject to applicable law, the underwriters may offer the Class A Subordinate Voting Shares outside of the United States and Canada.

     Harco has agreed that until December 17, 1999, it will not, without the prior written consent of Bear, Stearns & Co. Inc., on behalf of the underwriters, sell, offer to sell, contract to sell, announce its intention to sell, pledge, hypothecate, grant any option for the sale of or otherwise dispose of, directly or indirectly, or file with the U.S. Commission a registration statement under the U.S. Securities Act, or file with the applicable Canadian securities commissions a prospectus, relating to, any Class A Subordinate Voting Shares or Class B Multiple Voting Shares or any securities convertible or exercisable into or exchangeable for any Class A Subordinate Voting Shares or Class B Multiple Voting Shares.

Gildan, each of the Trusts, except with respect to pledging and hypothecation, Gildan and the Fund have agreed to identical selling limitations for a period of 180 days from the date of the prospectus. All of these undertakings are subject to limited exceptions.

     In connection with the offering, the underwriters may purchase and sell Class A Subordinate Voting Shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Class A Subordinate Voting Shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or slowing a decline in the market price of the Class A Subordinate Voting Shares while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the Representatives have repurchased Class A Subordinate Voting Shares sold by or for the account of such underwriter in stabilizing or short covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Class A Subordinate Voting Shares. As a result, the price of a Class A Subordinate Voting Share may be higher than the price that otherwise might exist in the open market. We make no representation as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the American Stock Exchange, The Montreal Exchange, The Toronto Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act and applicable Canadian securities laws, and, where such indemnification is unavailable, to contribute to payments that the underwriters may be required to make in respect of such liabilities.

     Some of the underwriters and their affiliates have from time to time provided, and may continue to provide, investment banking services to us for which such underwriters or affiliates have received and will receive fees and commissions.

                                 LEGAL MATTERS

     The validity of the Class A Subordinate Voting Shares offered hereby and certain other matters of Canadian law relating to the offering are being passed upon for us by Ogilvy Renault, Montreal, Quebec, a general partnership, and Hart, Saint-Pierre, Montreal, Quebec, a general partnership. Certain legal matters relating to the offering are being passed upon for us by Simpson Thacher & Bartlett, New York, New York, with respect to U.S. law, and certain legal matters relating to the offering are being passed upon for the underwriters by Weil, Gotshal & Manges LLP, New York, New York, with respect to U.S. law and Stikeman, Elliott, Montreal, Quebec, with respect to Canadian law. Simpson Thacher & Bartlett and Weil, Gotshal & Manges LLP will rely upon Ogilvy Renault with respect to matters of Canadian law.

     Mr. Norman M. Steinberg, a director of Gildan, is a partner of Ogilvy Renault. Mr. Gino Martel, Secretary of Gildan, is a partner of Hart, Saint-Pierre. Ogilvy Renault has acted as counsel to Gildan since 1997. Hart, Saint-Pierre has acted as counsel to Gildan since its inception in 1984.

                                    EXPERTS

     Our consolidated financial statements as of and for ten-month fiscal 1996, fiscal 1997 and fiscal 1998 have been audited by KPMG LLP, Chartered Accountants, as stated in their report appearing herein. The consolidated financial statements referred to above have been so included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act, with respect to the Class A Subordinate Voting Shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to Gildan and the Class A Subordinate Voting Shares offered hereby, reference is made to the registration statement and to the financial statements and exhibits filed as a part thereof. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise with the Commission, each such statement being qualified in all respects by such reference and exhibits. The registration statement, including all exhibits thereto, may be found on the Commission's website at www.sec.gov or inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048, and copies of all or any part thereof may be obtained from such offices after payment of the fees prescribed by the Commission. You may obtain information regarding the operation of the public reference rooms at 1-800-SEC-0330.

     We furnish our shareholders with annual reports containing financial statements and a reconciliation with U.S. GAAP audited by an independent chartered accounting firm. We also furnish quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. Our annual reports and quarterly reports are prepared in accordance with Canadian GAAP and in Canadian dollars. We are subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and in accordance therewith we file reports and other information with the Commission. As a foreign private issuer, we are exempt from certain provisions of the U.S. Securities Exchange Act prescribing the furnishing and content of proxy statements and certain periodic reports and from provisions of the U.S. Securities Exchange Act relating to short swing profits reporting and liability.

     In addition, all of our continuous disclosure documents are available on-line on SEDAR, the System for Electronic Document Analysis and Retrieval, used by companies to electronically file information with the Canadian Securities Administrators. SEDAR is located on the internet at www.sedar.com and is operated by The Canadian Depository for Securities.

                             GILDAN ACTIVEWEAR INC.
                       CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
FINANCIAL STATEMENTS
  Auditors' Report to the Board of Directors................    F-2
  Consolidated Balance Sheets...............................    F-3
  Consolidated Statements of Income.........................    F-4
  Consolidated Statements of Retained Earnings..............    F-5
  Consolidated Statements of Changes in Financial
     Position...............................................    F-6
  Notes to Consolidated Financial Statements................    F-7

                   AUDITORS' REPORT TO THE BOARD OF DIRECTORS

     We have audited the consolidated balance sheets of Gildan Activewear Inc. as at October 4, 1998 and October 5, 1997 and the consolidated statements of income, retained earnings and changes in financial position for the years ended October 4, 1998 and October 5, 1997 and the ten-month period ended September 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at October 4, 1998 and October 5, 1997 and the results of its operations and the changes in its financial position for the years ended October 4, 1998 and October 5, 1997 and for the ten-month period ended September 29, 1996 in accordance with generally accepted accounting principles in Canada.

     Accounting principles generally accepted in Canada vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected results of operations for the years ended October 4, 1998, October 5, 1997 and the ten-month period ended September 29, 1996 and shareholders' equity as of October 4, 1998 and October 5, 1997, to the extent summarized in note 19 to the consolidated financial statements.

/s/ KPMG LLP
Chartered Accountants

Montreal, Canada
November 13, 1998
(Except as to note 18 which is as of March 17, 1999)

                             GILDAN ACTIVEWEAR INC.

                          CONSOLIDATED BALANCE SHEETS
                             (In Canadian dollars)

                                                 JANUARY 3,     OCTOBER 4,     OCTOBER 5,
                                                    1999           1998           1997
                                                ------------   ------------   ------------
                                                (UNAUDITED)
ASSETS
Current assets:
  Accounts receivable (note 2)...............   $ 57,206,600   $ 55,687,657   $ 31,166,610
  Inventories (note 3).......................     93,360,675     59,981,432     19,758,851
  Prepaid expenses and deposits..............      1,673,654      2,030,080      1,175,777
                                                ------------   ------------   ------------
                                                 152,240,929    117,699,169     52,101,238
Fixed assets (note 4)........................     51,948,406     41,873,758     21,378,121
Other assets (note 5)........................      7,248,229      6,105,008      3,885,276
                                                ------------   ------------   ------------
                                                $211,437,564   $165,677,935   $ 77,364,635
                                                ============   ============   ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Bank indebtedness (note 6).................   $ 61,528,877   $ 32,496,777   $ 15,029,867
  Accounts payable and accrued liabilities...     47,937,576     45,309,533     17,833,894
  Income taxes payable.......................      3,255,543      3,465,643      1,468,799
  Current portion of long-term debt (note
     7)......................................      5,296,023      3,293,280      2,363,087
                                                ------------   ------------   ------------
                                                 118,018,019     84,565,233     36,695,647
Long-term debt (note 7)......................     35,832,576     24,754,500     21,958,303
Advances from parent company.................             --             --        382,790
Future income taxes..........................      3,278,000      3,028,000      2,675,000
Shareholders' equity:
  Share capital (note 8).....................     34,458,145     34,458,145      7,271,994
  Contributed surplus (note 8)...............        322,866        322,866             --
  Retained earnings..........................     19,527,958     18,549,191      8,380,901
                                                ------------   ------------   ------------
                                                  54,308,969     53,330,202     15,652,895
                                                ------------   ------------   ------------
Commitments and contingent liabilities (note
  9)
                                                $211,437,564   $165,677,935   $ 77,364,635
                                                ============   ============   ============

On behalf of the Board:

/s/ H. GREGORY CHAMANDY,      Director             /s/ NORMAN M. STEINBERG,       Director

          See accompanying notes to consolidated financial statements.

                             GILDAN ACTIVEWEAR INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                             (In Canadian dollars)

                                     THREE-MONTH    THREE-MONTH                                    TEN-MONTH
                                     PERIOD ENDED   PERIOD ENDED    YEAR ENDED     YEAR ENDED    PERIOD ENDED
                                      JANUARY 3,     JANUARY 4,     OCTOBER 4,     OCTOBER 5,    SEPTEMBER 29,
                                         1999           1998           1998           1997           1996
                                     ------------   ------------   ------------   ------------   -------------
                                             (UNAUDITED)
Sales..............................  $45,109,313    $31,812,474    $215,427,668   $119,844,406    $70,448,421
Cost of sales......................   33,078,967     25,969,379     164,849,498     93,059,472     56,367,062
                                     -----------    -----------    ------------   ------------    -----------
Gross profit.......................   12,030,346      5,843,095      50,578,170     26,784,934     14,081,359
Expenses:
  Selling, general and
    administrative.................    7,194,791      3,617,318      20,795,860     12,470,101      8,359,505
  Depreciation and amortization....    1,763,011        746,150       4,062,850      2,337,073      1,633,292
  Interest on long-term debt.......      675,255        506,381       2,767,468      1,683,548      1,080,277
  Interest, other..................      868,522        341,591       2,264,571      1,290,787      1,427,115
  Loss on settlement of long-term
    debt (note 7)..................            -              -         819,131              -              -
                                     -----------    -----------    ------------   ------------    -----------
                                      10,501,579      5,211,440      30,709,880     17,781,509     12,500,189
                                     -----------    -----------    ------------   ------------    -----------
Income before income taxes.........    1,528,767        631,655      19,868,290      9,003,425      1,581,170
Income taxes (note 11):
  Current..........................      300,000              -       4,771,000      1,787,000        170,000
  Future...........................      250,000        331,269       1,929,000      1,551,000        438,000
                                     -----------    -----------    ------------   ------------    -----------
                                         550,000        331,269       6,700,000      3,338,000        608,000
                                     -----------    -----------    ------------   ------------    -----------
Net income.........................  $   978,767    $   300,386    $ 13,168,290   $  5,665,425    $   973,170
                                     ===========    ===========    ============   ============    ===========
Net income per share (note 1 (g)):
  Basic............................  $      0.10                   $       1.65
  Fully diluted....................         0.10                           1.62
Weighted average number of common
  shares outstanding:
  Basic............................    9,950,000                      7,998,657
  Fully diluted....................   10,627,076                      8,177,303

          See accompanying notes to consolidated financial statements.

                             GILDAN ACTIVEWEAR INC.

                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                             (In Canadian dollars)

                                     THREE-MONTH    THREE-MONTH                                    TEN-MONTH
                                     PERIOD ENDED   PERIOD ENDED    YEAR ENDED     YEAR ENDED    PERIOD ENDED
                                      JANUARY 3,     JANUARY 4,     OCTOBER 4,     OCTOBER 5,    SEPTEMBER 29,
                                         1999           1998           1998           1997           1996
                                     ------------   ------------   ------------   ------------   -------------
                                             (UNAUDITED)
Retained earnings, beginning of
  period...........................  $18,549,191    $ 8,380,901    $  8,380,901   $  2,715,476    $ 1,742,306
Net income.........................      978,767        300,386      13,168,290      5,665,425        973,170
Dividends..........................            -       (500,000)       (500,000)            --             --
Cost of stock option re-acquired
  (note 8 (b)).....................           --             --      (2,500,000)            --             --
                                     -----------    -----------    ------------   ------------    -----------
Retained earnings, end of period...  $19,527,958    $ 8,181,287    $ 18,549,191   $  8,380,901    $ 2,715,476
                                     ===========    ===========    ============   ============    ===========

          See accompanying notes to consolidated financial statements.

                             GILDAN ACTIVEWEAR INC.
            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
                             (In Canadian dollars)

                                   THREE-MONTH      THREE-MONTH                                       TEN-MONTH
                                   PERIOD ENDED    PERIOD ENDED      YEAR ENDED      YEAR ENDED     PERIOD ENDED
                                    JANUARY 3,      JANUARY 4,       OCTOBER 4,      OCTOBER 5,     SEPTEMBER 29,
                                       1999            1998             1998            1997            1996
                                   ------------    -------------    ------------    ------------    -------------
                                            (UNAUDITED)
Cash provided by (used in):
Operations:
  Net income.....................  $   978,767     $    300,386     $ 13,168,290    $  5,665,425    $    973,170
  Add (deduct) items not
    affecting cash:
    Depreciation and
      amortization...............    1,763,011          746,150        4,109,341       2,337,073       1,633,292
    Future income taxes..........      250,000          331,269        1,929,000       1,551,000         438,000
    (Gain) loss on disposal of
      fixed assets...............           --          201,316         (380,783)         31,464           1,229
  Net changes in non-cash working
    capital balances (note 12)...  (32,123,819)     (10,162,320)     (36,012,448)    (13,781,840)     (8,784,038)
                                   ------------    ------------     ------------    ------------    ------------
                                   (29,132,041)      (8,583,199)     (17,186,600)     (4,196,878)     (5,738,347)
Financing:
  Increase in long-term debt.....   13,939,055        1,154,283       14,034,944      10,392,680       9,651,842
  Repayment of long-term debt....     (858,236)        (629,982)     (10,308,554)     (2,854,755)     (3,562,397)
  Issue of common shares, net....           --               --       25,920,017          10,000       3,000,000
  Payment of dividends...........           --         (500,000)        (500,000)             --              --
  Redemption of share capital....           --               --         (422,866)             --              --
  Increase in contributed
    surplus......................           --               --          322,866              --              --
  Acquisition of stock option....           --               --       (2,500,000)             --              --
                                   ------------    ------------     ------------    ------------    ------------
                                    13,080,819           24,301       26,546,407       7,547,925       9,089,445
Investments:
  Decrease in advances to
    affiliated companies.........           --               --               --              --          20,000
  Decrease (increase) in advances
    to/from parent company.......       50,967         (119,984)      (1,110,412)          5,810        (987,957)
  Increase in deferred charges...     (430,734)         (60,917)        (994,300)       (996,293)       (491,402)
  Increase in prepaid equipment
    rental.......................     (106,520)              --         (703,684)             --              --
  Purchase of fixed assets.......  (11,563,406)      (6,362,164)     (24,587,694)     (5,438,648)     (6,390,257)
  Proceeds on disposal of fixed
    assets.......................           --          213,000        1,289,191          90,133          16,350
  Decrease (increase) in
    deposits.....................     (931,185)         355,194         (719,818)       (799,712)         98,381
                                   ------------    ------------     ------------    ------------    ------------
                                   (12,980,878)      (5,974,871)     (26,826,717)     (7,138,710)     (7,734,885)
                                   ------------    ------------     ------------    ------------    ------------
Increase in bank indebtedness....  (29,032,100)     (14,533,769)     (17,466,910)     (3,787,663)     (4,383,787)
Bank indebtedness, beginning of
  period.........................  (32,496,777)     (15,029,867)     (15,029,867)    (11,242,204)     (6,858,417)
                                   ------------    ------------     ------------    ------------    ------------
Bank indebtedness, end of
  period.........................  $(61,528,877)   $(29,563,636)    $(32,496,777)   $(15,029,867)   $(11,242,204)
                                   ============    ============     ============    ============    ============

          See accompanying notes to consolidated financial statements.

                             GILDAN ACTIVEWEAR INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended October 4, 1998, October 5, 1997 and period ended September 29, 1996

                             (In Canadian dollars)

     Gildan Activewear Inc. (the "Company") is incorporated under the Canada Business Corporations Act. Its principal business activities include the design, manufacture and distribution of activewear apparel. Effective September 29, 1996, the Company changed its fiscal year-end from the first Friday following November 29 to the first Sunday following September 28.

     The consolidated statements of income, retained earnings and changes in financial position for the three-month periods ended January 3, 1999 and January 4, 1998, and the balance sheet as at January 3, 1999 are unaudited but include all adjustments (consisting of normal recurring adjustments) that the Company considers necessary for a fair presentation. Operating results for the three-month period ended January 3, 1999 are not necessarily indicative of the results that may be expected for the year ending October 3, 1999. Financial disclosures herein relating to matters subsequent to November 13, 1998 are unaudited, except for matters disclosed in note 18.

1.   SIGNIFICANT ACCOUNTING POLICIES:

     The consolidated financial statements are expressed in Canadian dollars and have been prepared in accordance with accounting principles generally accepted in Canada.

     (a) Principles of consolidation:

        The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated on consolidation.

     (b)  Inventories:

        Inventories are stated at the lower of cost (first in, first out method) and market value. Market value is defined as replacement cost for raw materials and net realizable value for work in process and finished goods.

     (c)  Fixed assets:

        Fixed assets are recorded at cost. Depreciation and amortization are calculated on a straight-line basis at the following annual rates:

         ASSET                                                              RATE
         -----                                                           ----------
         Building and improvements...................................     2 1/2% to
                                                                                20%
         Equipment...................................................     5% to 25%
         Equipment under capital leases..............................     5% to 25%

     (d)  Deferred charges:

        The costs of obtaining long-term financing are deferred and amortized on a straight-line basis over the term of the related debt, ranging over a period of 3 to 5 years. Plant start-up costs and significant plant renovation costs incurred to improve future production efficiencies are deferred and amortized over 2 years. The amortization of these charges is included in depreciation and amortization.

     (e)  Use of estimates:

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (f)   Foreign exchange:

        Monetary assets and liabilities denominated in foreign currencies are translated at the rates of exchange at the balance sheet date. Other balance sheet items are translated at the rates prevailing at the respective transaction dates. Income and expenses are translated at average rates prevailing during the year. Gains or losses on foreign exchange are recorded in the statements of income.

        The foreign subsidiaries are considered to be integrated foreign operations and their accounts have been translated using the temporal method with translation gains and losses included in the statements of income.

     (g)  Earnings per share:

        Earnings per share is calculated using the weighted average number of equity shares outstanding during the year after giving effect retroactively at the beginning of fiscal 1998 to the conversion of the Class A preferred shares and Class A common shares into Class A subordinate voting shares and Class B multiple voting shares as discussed in note 8 (d) to the Consolidated Financial Statements. Fully diluted earnings per share reflects the dilutive effects of the assumed exercise of stock options outstanding at the end of the period.

        Prior to the completion of the initial public offering, the Company, as a private entity, is not required to present earnings per share.

     (h)  Revenue recognition:

        Sales are recognized at the time of shipment of products. The Company estimates liabilities for returns and allowances at the time of shipment. In addition, provisions for customer price discounts and rebates are recorded at the later of when revenue is recognized or when a new program is introduced.

     (i)   Advertising and promotion:

        All costs associated with advertising and promoting products are expensed in the period incurred.

     (j)   Financial instruments:

        The Company uses derivative financial instruments, principally forward foreign exchange contracts to manage risks from fluctuations in exchange rates and interest rate swap arrangements to manage risks from fluctuations in interest rates. Derivative financial instruments are not used for trading purposes. Gains and losses on forward foreign exchange contracts are recognized through income and generally offset transaction losses or gains on the foreign currency cash flows, which they are intended to hedge. Forward foreign exchange contracts are entered into with maturities of no longer than six months.

2.   RECEIVABLES:

                                                 JANUARY 3,     OCTOBER 4,     OCTOBER 5,
                                                    1999           1998           1997
                                                 -----------    -----------    -----------
                                                 (UNAUDITED)
    Trade receivables........................    $54,249,616    $55,335,629    $30,161,104
    Duty drawback............................        726,675        783,769        425,000
    Commodity taxes receivable...............      2,408,495      2,202,153      1,078,946
    Other....................................      1,325,177      1,186,916        431,560
    Less allowance for doubtful accounts,
      price discounts and rebates............     (1,503,363)    (3,820,810)      (930,000)
                                                 -----------    -----------    -----------
                                                 $57,206,600    $55,687,657    $31,166,610
                                                 ===========    ===========    ===========
    Allowance for doubtful accounts, price
      discounts and rebates:
      Beginning of period....................    $ 3,820,810    $   930,000    $   503,143
      Amount provided for during the
         period..............................      1,303,000      3,620,810        465,596
      Amount applied against the provision
         during the period...................     (3,620,447)      (730,000)       (38,739)
                                                 -----------    -----------    -----------
    Balance, end of period...................    $ 1,503,363    $ 3,820,810    $   930,000
                                                 ===========    ===========    ===========

3.   INVENTORIES:

                                                 JANUARY 3,     OCTOBER 4,     OCTOBER 5,
                                                    1999           1998           1997
                                                 -----------    -----------    -----------
                                                 (UNAUDITED)
    Raw materials............................    $ 3,568,257    $ 6,012,464    $ 2,255,196
    Work in process..........................     25,750,791     20,471,740      9,071,432
    Finished goods...........................     64,041,627     33,497,228      8,432,223
                                                 -----------    -----------    -----------
                                                 $93,360,675    $59,981,432    $19,758,851
                                                 ===========    ===========    ===========

4.   FIXED ASSETS:

                                                                                JANUARY 3,
                                                                ACCUMULATED        1999
                                                                DEPRECIATION    -----------
                                                                    AND          NET BOOK
                                                    COST        AMORTIZATION       VALUE
                                                 -----------    ------------    -----------
                                                                                (UNAUDITED)
    Land.....................................    $ 1,757,647    $        --     $ 1,757,647
    Building and improvements................      8,997,006      1,455,761       7,541,245
    Equipment................................     34,542,324      8,941,201      25,601,123
    Equipment under capital leases...........     19,705,183      2,656,792      17,048,391
                                                 -----------    -----------     -----------
                                                 $65,002,160    $13,053,754     $51,948,406
                                                 ===========    ===========     ===========

     During the three-month period ended January 3, 1999, approximately $9,000,000 of equipment acquired during fiscal 1998 was refinanced under capital leases. A reclassification from equipment to equipment under capital leases has been reflected in the above table.

                                                                                  OCTOBER 4,
                                                                 ACCUMULATED         1998
                                                                 DEPRECIATION     -----------
                                                                     AND           NET BOOK
                                                    COST         AMORTIZATION        VALUE
                                                 -----------    --------------    -----------
    Land.....................................    $   755,975     $        --      $   755,975
    Building and improvements................      6,930,171       1,311,375        5,618,796
    Equipment................................     36,010,956       8,198,399       27,812,557
    Equipment under capital leases...........      9,741,650       2,055,220        7,686,430
                                                 -----------     -----------      -----------
                                                 $53,438,752     $11,564,994      $41,873,758
                                                 ===========     ===========      ===========

                                                                                  OCTOBER 5,
                                                                 ACCUMULATED         1997
                                                                 DEPRECIATION     -----------
                                                                     AND           NET BOOK
                                                    COST         AMORTIZATION        VALUE
                                                 -----------    --------------    -----------
    Land.....................................    $    29,100     $        --      $    29,100
    Building and improvements................      4,102,246         863,471        3,238,775
    Equipment................................     20,310,583       6,542,007       13,768,576
    Equipment under capital leases...........      5,559,638       1,217,968        4,341,670
                                                 -----------     -----------      -----------
                                                 $30,001,567     $ 8,623,446      $21,378,121
                                                 ===========     ===========      ===========

     Depreciation expense in 1998 was $3,183,649 (1997--$2,082,927;
     1996--$1,537,140). The depreciation expense for the three-month periods ended January 3, 1999 and January 4, 1998 was $1,488,760 and $615,278
     respectively (unaudited).

5.   OTHER ASSETS:

                                                    JANUARY 3,     OCTOBER 4,    OCTOBER 5,
                                                       1999           1998          1997
                                                    -----------    ----------    ----------
                                                    (UNAUDITED)
    Advances to parent company..................    $1,661,802     $1,712,769    $  985,147
    Advances to affiliated companies............       580,000        580,000       580,000
    Deferred charges, net of accumulated
      amortization of $1,079,478 (unaudited)
      (1998--$1,264,183; 1997--$345,187)........     1,471,425      1,313,268     1,237,964
    Prepaid equipment rental....................       810,204        703,684            --
    Deposits....................................     2,622,349      1,691,164       971,346
    Goodwill, net of accumulated amortization of
      $64,661 (unaudited) (1998--$62,987;
      1997--$56,291)............................       102,449        104,123       110,819
                                                    ----------     ----------    ----------
                                                    $7,248,229     $6,105,008    $3,885,276
                                                    ==========     ==========    ==========

     The amortization expense in fiscal 1998 for deferred charges and goodwill was $872,505 (1997--$247,450; 1996--$90,572) and $6,696 (1997--$6,696;
     1996--$5,580) respectively. The amortization expense for the three-month periods ended January 3, 1999 and January 4, 1998 for deferred charges was $272,577 and $129,200 and for goodwill was $1,674 and $1,674 (unaudited).

6.   BANK INDEBTEDNESS:

     The Company has an operating line of credit with its bankers to a maximum of $50,000,000 (January 3, 1999--$70,000,000 (unaudited)) or the equivalent amount thereof in US dollars, which bears interest at a floating base rate and is secured by a first ranking moveable hypothec (a form of security on personal property) covering all of the Company's and its subsidiaries' assets, other than a first ranking security on specific machinery and equipment pledged as security for long-term debt, and the assignment of property insurance.

     The effective interest rate at October 4, 1998 was 9.75% on US dollar denominated loans and 8.25% on Canadian dollar denominated loans under the operating credit facility. Effective interest rates at October 5, 1997 were 10% on US dollar denominated loans and 6.50% on Canadian dollar denominated loans.

     The effective interest rate at January 3, 1999 was 9.25% on US dollar denominated loans and 7.75% on Canadian dollar denominated loans (unaudited).

     Under various financing arrangements with its bankers and long-term lenders, the Company is required to meet certain covenants. The Company was in compliance with these covenants as at January 3, 1999, October 4, 1998 and October 5, 1997.

7.   LONG-TERM DEBT:

                                                      JANUARY 3,     OCTOBER 4,     OCTOBER 5,
                                                         1999           1998           1997
                                                      -----------    -----------    -----------
                                                      (UNAUDITED)
    UNSECURED:
      Debenture payable, bearing interest at 11% per
         annum, maturing in June 2003...............  $15,000,000    $15,000,000    $        --
      Loan payable, non-interest bearing except on
         overdue principal repayments, maturing in
         November 2001..............................      394,650        460,425        591,975
      Term loan, bearing interest at 6% per annum,
         maturing in January 2008...................      500,000        500,000             --
      Loans payable, bearing interest at prime plus
         1.5%.......................................           --             --      4,569,878
      Debentures payable, bearing interest at 10%
         per annum..................................           --             --      9,000,000
                                                      -----------    -----------    -----------
                                                       15,894,650     15,960,425     14,161,853
      Current portion of unsecured debt.............      118,550        181,550        131,550
                                                      -----------    -----------    -----------
                                                      $15,713,100    $15,778,875    $14,030,303
                                                      ===========    ===========    ===========

                                                      JANUARY 3,     OCTOBER 4,     OCTOBER 5,
                                                         1999           1998           1997
                                                      -----------    -----------    -----------
                                                      (UNAUDITED)
    SECURED:
      Mortgage loans, bearing interest at fixed
         rate, maturing in 2007, 2008 and 2013.
         (Effective interest rates at January 3,
         1999--8.5% to 9.7%; October 4, 1998--8.5%;
         October 5, 1997--10.5%.)...................  $ 4,488,717    $ 2,338,368    $   946,896
      Term loans, bearing interest at rates from
         8.15% to 10.97%, maturing at various dates
         through 2003...............................    5,463,127      4,169,721      3,638,205
      Note payable, bearing interest at 6%, maturing
         in March 2002, (January 3,
         1999--US$154,937; October 4,
         1998--US$165,653; October 5,
         1997--US$206,950)..........................      237,565        253,647        283,980
      Term loan, bearing interest at prime plus
         1.5%.......................................           --             --      2,079,250
      Obligations under capital leases, bearing
         interest at rates varying from 5.9% to
         12.96% maturing at various dates through
         2004.......................................   15,044,540      5,325,619      3,211,206
                                                      -----------    -----------    -----------
                                                       25,233,949     12,087,355     10,159,537
      Current portion of secured debt...............    5,114,473      3,111,730      2,231,537
                                                      -----------    -----------    -----------
                                                      $20,119,476    $ 8,975,625    $ 7,928,000
                                                      ===========    ===========    ===========
      Total unsecured and secured long-term debt....  $35,832,576    $24,754,500    $21,958,303
                                                      ===========    ===========    ===========

     During 1998, the Company repaid certain secured and unsecured loans. A prepayment penalty and the write-off of the unamortized deferred financing costs related to these loans totaling $819,131 have been expensed as a loss on settlement of long-term debt in the consolidated statements of income.

     As at January 3, 1999, certain long-term debt amounting to $2,903,000 (unaudited) (1998--$3,058,000; 1997--$9,200,000) is guaranteed Harco
     Holdings Ltd., the parent company.

     Principal payments due on long-term debt, other than obligations under capital leases, are approximately as follows:

                                                                  JANUARY 3,     OCTOBER 4,
    FISCAL YEAR                                                      1999           1998
    -----------                                                   -----------    -----------
                                                                  (UNAUDITED)
    1999........................................................  $ 1,624,000    $ 1,809,000
    2000........................................................    2,025,000      1,558,000
    2001........................................................    2,093,000      1,602,000
    2002........................................................    1,329,000        810,000
    2003........................................................   16,098,000     15,550,000
    Thereafter..................................................    2,915,000      1,393,000
                                                                  -----------    -----------
                                                                  $26,084,000    $22,722,000
                                                                  ===========    ===========

     Future minimum lease payments under capital leases in each of the next five years are approximately as follows:

                                                                  JANUARY 3,     OCTOBER 4,
    FISCAL YEAR                                                      1999           1998
    -----------                                                   -----------    -----------
                                                                  (UNAUDITED)
    1999........................................................  $ 3,237,000    $ 1,900,000
    2000........................................................    4,145,000      1,718,000
    2001........................................................    4,144,000      1,721,000
    2002........................................................    3,215,000        804,000
    2003........................................................    2,536,000        145,000
    Thereafter..................................................      648,000             --
                                                                  -----------    -----------
    Total minimum lease payments................................   17,925,000      6,288,000
    Less imputed interest.......................................    2,879,000        962,000
                                                                  -----------    -----------
                                                                  $15,046,000    $ 5,326,000
                                                                  ===========    ===========

8.   SHARE CAPITAL:

                                                     JANUARY 3,     OCTOBER 4,      OCTOBER 5,
                                                        1999           1998            1997
                                                     -----------    -----------    -------------
                                                     (UNAUDITED)
    Authorized without limit as to number and
      without par value:
      First preferred shares, issuable in series,
         non-voting
      Second preferred shares, issuable in series,
         non-voting
      Class A subordinate voting shares,
         participating, one vote per share
      Class B multiple voting shares,
         participating, eight votes per share
    Issued and outstanding:
      Nil Class A preferred shares
         (1997--10,000,000 shares).................  $        --    $        --     $ 7,261,994
      Nil Class A common shares (1997--1,000
         shares)...................................           --             --          10,000
      6,903,000 Class A subordinate voting shares
         (1997--nil)...............................   29,374,749     29,374,749              --
      3,047,000 Class B multiple voting shares
         (1997--nil)...............................    5,083,396      5,083,396              --
                                                     -----------    -----------     -----------
                                                     $34,458,145    $34,458,145     $ 7,271,994
                                                     ===========    ===========     ===========

     Summary of issued and outstanding share capital:

                                                                    NUMBER         AMOUNT
                                                                  -----------    -----------
    Class A preferred shares:
      Balance, September 29, 1996...............................           --    $        --
      Fiscal 1997:
         Conversion of common shares to Class A preferred
           shares...............................................   10,000,000      7,261,994
      Fiscal 1998:
         Redemption of shares...................................     (581,500)      (422,285)
         Issuance of shares for cash............................      291,294        499,860
         Conversion of Class A preferred shares to Class A
           subordinate voting shares and Class B multiple voting
           shares...............................................   (9,709,794)    (7,339,569)
                                                                  -----------    -----------
    Total Class A preferred shares, October 4, 1998.............           --    $        --
                                                                  ===========    ===========
    Common shares:
     Balance, September 29, 1996................................   10,000,000    $ 7,261,994
         Fiscal 1997:
      Conversion of common shares to 10,000,000 Class A
         preferred shares and 300 Class A common shares.........  (10,000,000)    (7,261,994)
                                                                  -----------    -----------
    Total common shares, October 5, 1997 and October 4, 1998....           --    $        --
                                                                  ===========    ===========
    Class A common shares:
     Balance, September 29, 1996................................           --    $        --
     Fiscal 1997:
      Issuance of shares for cash...............................          700         10,000
      Conversion of common shares to Class A common shares......          300             --
                                                                  -----------    -----------
     Balance, October 5, 1997...................................        1,000         10,000
     Fiscal 1998:
      Redemption of shares......................................       (58.15)          (581)
      Issuance of shares for cash...............................        29.13            140
      Conversion of Class A common shares to Class A subordinate
         voting shares..........................................      (970.98)        (9,559)
                                                                  -----------    -----------
    Total Class A common shares, October 4, 1998................           --    $        --
                                                                  ===========    ===========

                                                                    NUMBER         AMOUNT
                                                                  -----------    -----------
    Class A subordinate voting shares:
     Balance, October 5, 1997...................................           --    $        --
     Fiscal 1998:
      Conversion of 970.98 Class A common shares to Class A
         subordinate voting shares..............................    2,724,000          9,559
      Conversion of 2,709,794 Class A preferred shares to Class
         A subordinate voting shares............................    1,179,000      2,256,173
      Issuance of shares for cash...............................    3,000,000     30,870,000
      Share issue costs, net of future taxes of $1,689,000......           --     (3,760,983)
                                                                  -----------    -----------
    Total Class A subordinate voting shares, October 4, 1998 and
      January 3, 1999...........................................    6,903,000    $29,374,749
                                                                  ===========    ===========
    Class B multiple voting shares:
     Balance, October 5, 1997...................................           --    $        --
      Fiscal 1998:
      Conversion of 7,000,000 Class A preferred shares to Class
         B multiple voting shares...............................    3,047,000      5,083,396
                                                                  -----------    -----------
    Total Class B multiple voting shares, October 4, 1998 and
      January 3, 1999...........................................    3,047,000    $ 5,083,396
                                                                  ===========    ===========

     (a) During fiscal 1997, the Company obtained a Certificate of Amendment which provided for:

        (i) the creation of an unlimited number of Class A common shares and Class A preferred shares;

        (ii) the conversion of 10,000,000 common shares into 10,000,000 Class A preferred shares and 300 Class A common shares; and

        (iii) the cancellation of the authorized and unissued common shares.

        The Class A preferred shares were retractable at $43,500,000 and upon retraction, the Company had the option to settle the shares in cash or through the issuance of Class A common shares.

        During fiscal 1997, the Company issued 700 Class A common shares for a total cash consideration of $10,000.

     (b) During fiscal 1998, a shareholder exercised an option and acquired 291,294 Class A preferred shares and 29.13 Class A common shares for an aggregate consideration of $500,000. The Company reacquired a second stock option from this shareholder for $2,500,000 using proceeds from the initial public offering. The cost of buying back the option was charged against retained earnings.

     (c) Under the terms of a renegotiated redemption agreement and immediately prior to the initial public offering, the Company redeemed 581,500 Class A preferred shares and 58.15 Class A common shares for an aggregate consideration of $100,000 which resulted in an amount of $322,866 being credited to contributed surplus.

     (d) By Certificate of Amendment dated June 16, 1998, the Articles of the Company were amended to provide for:

        (i)   the creation of an unlimited number of:

              --  First preferred shares issuable in series;

              --  Second preferred shares issuable in series;

              --  Class A subordinate voting shares;

              --  Class B multiple voting shares.

        (ii) the exchange of the 970.98 outstanding Class A common shares for 2,724,000 Class A subordinate voting shares;

        (iii) the exchange of 9,709,794 outstanding Class A preferred shares for 1,179,000 Class A subordinate voting shares and 3,047,000 Class B multiple voting shares;

        (iv) the cancellation of the authorized Class A common shares and Class A preferred shares;

        (v) the elimination of all restrictions on the issue and transfer of the Company's shares to the public.

     (e) On June 24, 1998, the Company issued 3,000,000 Class A subordinate voting shares for a total cash consideration of $30,870,000. Issue expenses of $5,449,983 less future income taxes of $1,689,000 have been applied against proceeds from the initial public offering.

     (f) Pursuant to the initial public offering, 2,372,014 Class B multiple voting shares and 2,842,499 Class A subordinate voting shares are held in escrow and cannot be transferred, mortgaged, pledged or otherwise disposed of without the consent of the Quebec and Ontario securities commissions and The Toronto Stock Exchange. The release of these shares is based solely on the passage of time.

9.   STOCK OPTION PLAN:

     Effective June 24, 1998, the Company established a stock option plan (the "Plan"). Under the Plan, the Company may grant options to purchase Class A subordinate voting shares at the then current market price to officers, other key employees and directors of the Company. Options vest ratably over a two to four-year period from the date of grant and expire no more than ten years after the date of grant. The Plan provides that the number of Class A subordinate voting shares reserved for issuance will be limited to 995,000, which were reserved for issuance under the Plan.

     Changes in outstanding options were as follows:

    Options outstanding, October 5, 1997........................         --
    Granted.....................................................    633,000
                                                                    -------
    Options outstanding, October 4, 1998........................    633,000
    Expired or cancelled........................................     (7,000)
    Granted.....................................................    116,000
                                                                    -------
    Options outstanding, January 3, 1999 (unaudited)............    742,000
                                                                    =======

     Details of the options outstanding were as follows:

    OPTIONS OUTSTANDING                                  EXERCISE PRICE PER SHARE    EXPIRY DATE
    -------------------                                  ------------------------    -----------
    742,000..........................................        $10.29 to $11.50            2008
                                                             ================           =====

10. COMMITMENTS AND CONTINGENT LIABILITIES:

     (a) The Company has guaranteed a mortgage owed by the parent company on a building which serves as the Company's knitting facilities and executive offices. As at October 4, 1998, the total indebtedness outstanding amounted to approximately $3,360,000 (1997 -- $2,360,000). As at January 3, 1999, the Company was no longer a guarantor for this indebtedness.

     (b) The minimum annual lease payments under operating leases are approximately as follows:

                                                                JANUARY 3,    OCTOBER 4,
         FISCAL YEAR                                               1999          1998
         -----------                                            -----------   -----------
                                                                (UNAUDITED)
         1999................................................   $ 3,915,000   $ 5,042,000
         2000................................................     3,743,000     3,654,000
         2001................................................     2,729,000     2,515,000
         2002................................................     2,397,000     2,254,000
         2003................................................     1,849,000     1,626,000
         Thereafter..........................................     5,002,000     4,887,000
                                                                -----------   -----------
                                                                $19,635,000   $19,978,000
                                                                ===========   ===========

     (c) As at January 3, 1999 and October 4, 1998, there were contractual obligations outstanding of approximately $8,600,000 (unaudited) and $8,500,000 respectively for the acquisition of fixed assets (1997--$4,879,000).

     (d) The Company has employment agreements with certain of its executives that provide for lump sum severance and other payments, certain group insurance benefits and the right to exercise vested options pursuant to the Company's stock option plan upon termination of employment under certain circumstances or a change of control, as defined. The minimum value of such contingent obligations for senior management personnel was estimated to be $3,800,000 as at October 4, 1998.

11. INCOME TAXES:

     A reconciliation of the statutory income tax rate and the effective tax rate is as follows:

                                              JANUARY 3,   JANUARY 4,   OCTOBER 4,    OCTOBER 5,   SEPTEMBER 29,
                                                 1999         1998         1998          1997          1996
                                              ----------   ----------   -----------   ----------   -------------
                                                    (UNAUDITED)
    Combined basic Canadian federal and
      provincial income taxes..............   $ 581,000     $240,000    $ 7,550,000   $3,399,000     $597,000
    Increase (decrease) in income taxes
      resulting from:
      Manufacturing and processing
        credit.............................    (126,000)     (35,000)    (1,350,000)    (629,000)     (99,000)
      Large corporations tax...............      29,000       10,000         40,000       25,000       58,000
      Effect of different tax rates on
        earnings of foreign subsidiaries...      52,000       68,000        (73,000)      62,000      (60,000)
      Utilization of losses carried forward
        by a subsidiary....................     (41,000)      (5,000)      (129,000)           -            -
      Permanent differences and other......      55,000       54,000        662,000      481,000      112,000
                                              ---------     --------    -----------   ----------     --------
                                              $ 550,000     $332,000    $ 6,700,000   $3,338,000     $608,000
                                              =========     ========    ===========   ==========     ========

     In fiscal 1998, the Company adopted the new Canadian Institute of Chartered Accountants' recommendations for the accounting for income taxes. The new standard requires the use of the asset and liability method for accounting for income taxes. Under the asset and liability method, future income taxes are recognized for the future income tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). Future income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is included in income in the period that includes the enactment date. Future income tax assets are evaluated and if realization is not considered "more likely than not", a valuation allowance is provided.

     Previously, the Company followed the deferral method of accounting for income taxes which related the provision for income taxes to the accounting income for the period. Under the deferral method, the amount by which the income tax provision differed from the amount of income taxes currently payable was considered to represent the deferring to future periods of benefits obtained on expenditures incurred in the current period and accordingly was computed at current income tax rates. The accumulated income tax allocation debit or credit balance was not adjusted to reflect subsequent changes in income tax rates. Also, under the deferral method, tax benefits related to accounting losses could only be recognized in the period in which the loss was incurred if there was virtual certainty of realizing the benefits.

     The adoption of the new standard does not materially affect the reported earnings of the Company. The financial impact of adopting the new policy has been reflected in the current period and has not been applied retroactively.

     Future income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's future tax position as at January 3, 1999 and October 4, 1998 are as follows:

                                                                  JANUARY 3,     OCTOBER 4,
                                                                     1999           1998
                                                                  -----------    -----------
                                                                  (UNAUDITED)
    Future tax assets:
      Shares issue costs........................................  $ 1,491,000    $ 1,576,000
      Deferred financing costs and other........................      124,000        146,000
                                                                  -----------    -----------
                                                                    1,615,000      1,722,000
    Future tax liabilities:
      Tax depreciation in excess of book depreciation...........    4,860,000      4,717,000
      Other.....................................................       33,000         33,000
                                                                  -----------    -----------
                                                                    4,893,000      4,750,000
                                                                  -----------    -----------
    Net future tax liability....................................  $ 3,278,000    $ 3,028,000
                                                                  ===========    ===========

12. NET CHANGES IN NON-CASH WORKING CAPITAL BALANCES:

                                    JANUARY 3,      JANUARY 4,     OCTOBER 4,     OCTOBER 5,    SEPTEMBER 29,
                                       1999            1998           1998           1997           1996
                                   -------------   ------------   ------------   ------------   -------------
                                           (UNAUDITED)
    Accounts receivable..........  $  (1,518,943)  $ (7,819,141)  $(24,521,047)  $(16,542,668)   $(6,582,757)
    Inventories..................    (33,379,243)    (6,332,570)   (40,222,581)    (2,979,855)    (5,638,409)
    Prepaid expenses and
      deposits...................        356,426        484,375       (854,303)      (600,082)      (199,812)
    Accounts payable and accrued
      liabilities................      2,628,041      5,407,827     27,475,639      4,570,935      3,299,937
    Income taxes.................       (210,100)    (1,902,811)     2,109,844      1,769,830        337,003
                                   -------------   ------------   ------------   ------------    -----------
                                   $ (32,123,819)  $(10,162,320)  $(36,012,448)  $(13,781,840)   $(8,784,038)
                                   =============   ============   ============   ============    ===========

13. RELATED PARTY TRANSACTIONS:

     Advances from parent company, which were repaid during fiscal 1998, bore interest at an effective rate of 7.8% (1997--6.3%) and were subordinated in favour of the Company's lenders.

     The advances to affiliated companies are non-interest bearing while the advances to parent company bear interest at an effective rate of 7.2% commencing June 1998. The advances have no specified terms of repayment.

     The Company had the following transactions with the parent or affiliated companies:

                                    JANUARY 3,      JANUARY 4,     OCTOBER 4,     OCTOBER 5,    SEPTEMBER 29,
                                       1999            1998           1998           1997           1996
                                   -------------   ------------   ------------   ------------   -------------
                                           (UNAUDITED)
    Rent expense.................  $     185,484   $    120,000   $    545,484   $    420,000    $   363,936
    Interest expense.............             --          4,950         19,750         24,000         28,000
    Interest income..............         32,616             --         30,000             --             --

     In management's opinion, the rent expense approximated market rates on normal terms at the time the lease was entered into.

14. FINANCIAL INSTRUMENTS:

     (a)  Foreign currency risk management:

        A substantial portion of the Company's sales are denominated in US dollars. The Company uses the revenue stream in US dollars as a natural hedge to cover expenses denominated in US dollars. During the year, the Company also used forward foreign exchange contracts to hedge its foreign exchange exposure on cash flows related to payables and accounts receivable in US dollars.

        The forward exchange contracts represent an obligation to exchange principal amounts between the Company and counterparties. Credit risk exists in the event of failure by counterparties to meet their obligations. The Company reduces this risk by dealing only with highly rated counterparties, normally major North American financial institutions.

        At January 3, 1999, October 4, 1998 and October 5, 1997, there were no forward foreign exchange contracts outstanding.

     (b)  Credit risk:

        Approximately 50% of the Company's sales were made to four unrelated companies for fiscal 1998, 1997 and 1996 and 52% and 72% for the three-month periods ended January 3, 1999 and January 4, 1998 respectively (unaudited).

        Percentages related to individual customers accounting for greater than 10% of total sales are as follows:

                                  THREE-MONTH    THREE-MONTH                                TEN-MONTH
                                  PERIOD ENDED   PERIOD ENDED   YEAR ENDED   YEAR ENDED   PERIOD ENDED
                                   JANUARY 3,     JANUARY 4,    OCTOBER 4,   OCTOBER 5,   SEPTEMBER 29,
                                      1999           1998          1998         1997          1996
                                  ------------   ------------   ----------   ----------   -------------
                                          (UNAUDITED)
         Company A..............      26.2%          41.8%         26.6%        19.6%           --
         Company B..............        --           21.3%          9.6%        25.9%         40.9%
         Company C..............      11.2%            --            --           --            --
         Company D..............      10.4%            --            --           --            --

        The Company regularly monitors its credit risk exposure to these and other customers and takes steps to mitigate the risk of loss, including obtaining credit insurance.

        The Company's extension of credit is based on an evaluation of each customer's financial condition and the Company's ability to obtain credit insurance coverage for that customer. Credit losses are provided for in the financial statements.

     (c)  Fair value disclosure:

        Fair value estimates are made as of a specific point in time, using available information about the financial instrument. These estimates are subjective in nature and often cannot be determined with precision.

        The Company has determined that the carrying value of its short-term financial assets and liabilities approximates fair values as at the balance sheet dates because of the short-term maturity of those instruments. The fair value of advances to parent and affiliated companies could not be determined because the advances have no specified repayment dates.

        The fair value and carrying value of other financial instruments are presented below:

                                     JANUARY 3, 1999             OCTOBER 4, 1998             OCTOBER 5, 1997
                                -------------------------   -------------------------   -------------------------
                                 CARRYING        FAIR        CARRYING        FAIR        CARRYING        FAIR
                                   VALUE         VALUE         VALUE         VALUE         VALUE         VALUE
                                -----------   -----------   -----------   -----------   -----------   -----------
                                       (UNAUDITED)
         Long-term debt.......  $41,128,599   $41,345,000   $28,047,780   $28,132,200   $24,321,390   $24,495,500

        The fair value of the Company's long-term debt bearing interest at fixed rates has been calculated using the present value of future payments of principal and interest discounted at the current market rates of interest available to the Company for the same or similar debt instruments with the same remaining maturities. For long-term debt bearing interest at variable rates, the fair value is considered to approximate the carrying value. The fair value of the interest rate swap described in note 14 (d) is considered to approximate its carrying value of $6,000.

     (d)  Interest rate risk:

        The Company's principal exposure to interest rate fluctuations is with respect to its short-term and long-term financing which bear interest at floating rates. To mitigate the effects of interest rate fluctuations, the Company entered into a swap arrangement on October 1, 1997 with its bankers to cap the floating interest rate on the first $25,000,000 of borrowings under its credit facilities to a maximum of 13%. This arrangement expires on October 1, 1999.

15. SEGMENTED INFORMATION:

     The Company operates internationally in one industry segment, the manufacture and sale of activewear. Export sales amounted to approximately $185,000,000 in fiscal 1998 (1997--$86,200,000; 1996--$52,000,000) and
     $41,600,000 for the three-month period ended January 3, 1999 (January 4, 1998--$28,000,000) unaudited.

16. UNCERTAINTY DUE TO THE YEAR 2000 ISSUE:

     The 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

17. RECLASSIFICATION:

     Certain amounts from the preceding years have been reclassified to be in conformity with the current year's presentation.

18. SUBSEQUENT EVENTS:

     (a) In January 1999, the Company obtained $30,000,000 of subordinated debenture financing, $15,000,000 of which bears interest at 12% per annum for the first two years and 13% per annum for the next three years and $15,000,000 bears interest at 12.5% per annum, both maturing in 2004. In addition, $5,000,000 of equity financing was obtained through the issuance of 444,444 Class A subordinate voting shares. The funds are used to finance working capital requirements and the acquisition of new assets.

     (b) In January 1999, the Company renegotiated a new three-year line of credit with its bankers increasing its borrowing capacity to $100,000,000.

     (c) The Company has signed non-binding letters of intent to purchase the issued and outstanding shares of two subcontractors located in Honduras. These acquisitions, the total cost of which amounts to US$2,700,000, are expected to close at the end of March or in early April 1999.

     (d) Subsequent to January 3, 1999, under the Plan the Company cancelled 5,000 options and granted 19,500 options to employees at a price of $16.50 per share.

     (e) In February 1999, the Company entered into capital lease agreements for machinery and equipment totaling approximately $5,000,000 bearing interest at 8.15% per annum.

19. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING
PRINCIPLES:

     The consolidated financial statements of the Company are expressed in Canadian dollars and are prepared in accordance with Canadian generally accepted accounting principles ("GAAP"), which conform, in all material respects, with those generally accepted in the United States except as described below:

     (a)  Consolidated statements of income:

                                    THREE-MONTH    THREE-MONTH                                   THREE-MONTH
                                    PERIOD ENDED   PERIOD ENDED    YEAR ENDED    YEAR ENDED     PERIOD ENDED
                                     JANUARY 3,     JANUARY 4,     OCTOBER 4,    OCTOBER 5,     SEPTEMBER 29,
                                        1999           1998           1998          1997            1996
                                    ------------   ------------   ------------   -----------    -------------
                                            (UNAUDITED)
   Net income in accordance with
     Canadian GAAP................    $978,767     $    300,386   $ 13,168,290   $ 5,665,425     $   973,170
   Start-up costs (a) (i).........     (20,100)          50,000       (397,900)     (408,000)             --
   Plant renovation costs (a) (ii)...     27,000         27,000        108,000      (192,000)             --
   Interest expense (a) (iii).....          --          (40,000)      (640,000)     (160,000)             --
   Loss on settlement of long-term
     debt (a) (v).................          --               --        819,131            --              --
   Tax effect of above
     adjustments..................     (10,000)           5,000        (76,131)      131,000              --
                                      --------     ------------   ------------   -----------     -----------
   Net income before extraordinary
     item.........................     975,667          342,386     12,981,390     5,036,425         973,170
   Extraordinary item:
   Loss on settlement of long-term
     debt, net of taxes of
     $276,131.....................          --               --        543,000            --              --
                                      --------     ------------   ------------   -----------     -----------
   Net income in accordance with
     United States GAAP...........     975,667          342,386     12,438,390     5,036,425         973,170
   Less accretion to fair value of
     temporary equity (c) (ii)....          --      (11,250,000)   (22,500,000)  (14,997,000)     (3,371,402)
   Plus excess of carrying amount
     over fair value on conversion
     of temporary equity (c)
     (ii).........................          --               --     21,600,000            --              --
                                      --------     ------------   ------------   -----------     -----------
   Net income (loss) available to
     common shareholders..........    $975,667     $(10,907,614)  $ 11,538,390   $(9,960,575)    $(2,398,232)
                                      ========     ============   ============   ===========     ===========

        The Company has adopted the new Statement of Financial Accounting Standards ("SFAS") No. 128 for computing and presenting earnings per share under United States GAAP.

19. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):
     (a) Consolidated statements of income (continued):

                                 THREE-MONTH                                   TEN-MONTH
                                 PERIOD ENDED    YEAR ENDED    YEAR ENDED    PERIOD ENDED
                                  JANUARY 3,     OCTOBER 4,    OCTOBER 5,    SEPTEMBER 29,
                                     1999           1998          1997           1996
                                 ------------    ----------    ----------    -------------
                                 (UNAUDITED)
   Basic net income (loss)
     per share:
        Net income (loss)
          before
          extraordinary
          item...............     $     0.10     $     2.75    $    (2.36)    $    (0.58)
     Extraordinary item:
        Loss on settlement of
          long-term debt.....             --          (0.12)           --             --
                                  ----------     ----------    ----------     ----------
   Basic net income (loss)
     per share under United
     States GAAP.............     $     0.10     $     2.63    $    (2.36)    $    (0.58)
                                  ==========     ==========    ==========     ==========
   Weighted average number of
     common shares
     outstanding under United
     States GAAP.............      9,950,000      4,384,399     4,123,255      4,120,185
                                  ==========     ==========    ==========     ==========

        Fully diluted earnings per share:

        United States GAAP requires the use of the treasury stock method for common stock equivalents to compute the weighted average number of common shares outstanding for the period. The use of the treasury stock method for stock options issued has been considered in the earnings per share figure.

                                              THREE-MONTH                                TEN-MONTH
                                              PERIOD ENDED   YEAR ENDED   YEAR ENDED   PERIOD ENDED
                                               JANUARY 3,    OCTOBER 4,   OCTOBER 5,   SEPTEMBER 29,
                                                  1999          1998         1997          1996
                                              ------------   ----------   ----------   -------------
                                              (UNAUDITED)
         Fully diluted net income (loss) per
           share:
           Net income (loss) before
              extraordinary item............   $     0.10    $    2.74    $   (2.36)     $   (0.58)
           Extraordinary item:
              Loss on settlement of
                long-term debt..............           --        (0.12)          --             --
                                               ----------    ---------    ---------      ---------
         Fully diluted net income (loss) per
           share under United States GAAP...   $     0.10    $    2.62    $   (2.36)     $   (0.58)
                                               ==========    =========    =========      =========
         Weighted average number of common
           shares outstanding under United
           States GAAP......................   10,011,621    4,397,464    4,123,255      4,120,185
                                               ==========    =========    =========      =========

        For fiscal 1997 and 1996 the effect of outstanding options was anti-dilutive.

19. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):

     (a) Consolidated statements of income (continued):

        (i)   Start-up costs:

              Costs incurred during the start-up period for new manufacturing and distribution facilities are deferred and amortized on a straight-line basis over two years (see note 1 (d) to the Consolidated Financial Statements). United States GAAP requires these costs to be expensed in the year incurred.

        (ii)  Plant renovation costs:

              Plant renovation costs incurred to improve the efficiency of the plant layout have been included in deferred charges and are being amortized over 2 years (see note 1 (d) to the Consolidated Financial Statements). Under United States GAAP, this amount, net of its related amortization, has been reversed and accounted for as a period expense.

        (iii) Debt discount:

              In connection with the issuance of debentures payable, the Company granted stock options to subscribe for additional shares. Under United States GAAP, the difference between the estimated fair market value of the options and the subscription price at the date the option is granted is accounted for as an adjustment to the carrying value of the debenture ("debt discount") and is amortized over the term of the related debt as an increase to interest expense with the corresponding amount credited to temporary equity.

              The estimated fair value of the options amounted to $800,000 at the dates the options were granted. During fiscal 1998, the debentures were refinanced and the related unamortized debt discount of $640,000 was recorded as additional interest expense under United States GAAP (1997 -- $160,000; 1996 -- nil).

        (iv)  Stock-based compensation:

              United States GAAP requires the measurement and recognition of compensation expense related to certain stock-based compensation. As permitted by the provisions of SFAS No. 123 statement, the Company has measured compensation cost as the excess of the quoted market price of the Company's stock at the grant date over the amount the employee must pay for the stock. Accordingly, no compensation expense is recognized for stock option awards. There are no similar requirements under Canadian GAAP.

              SFAS No. 123 requires disclosure of pro forma net income and earnings per share as if the fair value based method had been applied in measuring compensation cost for options granted in fiscal 1998 and in the three-month period ended January 3, 1999.

              Management believes that the effects of applying SFAS No. 123 on a pro forma basis are not likely to be representative of the effects on reported pro forma net income for future years as the estimated compensation costs reflect only options granted to January 3, 1999 and do not consider awards which may occur in future years, the terms and conditions of which may vary.

19.
RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):
     (a) Consolidated statements of income (continued):

           (iv)  Stock-based compensation (continued):
              Reported and pro forma net income and earnings per share amounts under United States GAAP are set forth below:

                                                                  THREE-MONTH
                                                                  PERIOD ENDED    YEAR ENDED
                                                                   JANUARY 3,     OCTOBER 4,
                                                                      1999           1998
                                                                  ------------    -----------
                                                                  (UNAUDITED)
              Net income:

                As reported.....................................    $974,643      $11,538,390
                Pro forma.......................................     714,043       11,272,987
              Earnings per share:
                Basic:
                   As reported..................................        0.10             2.63
                   Pro forma....................................        0.07             2.57
                Fully diluted:
                   As reported..................................        0.10             2.62
                   Pro forma....................................        0.07             2.56

              The weighted average fair value of options granted in fiscal 1998 and in the three-month period ended January 3, 1999 is $4.43 and $4.45 (unaudited) respectively. The fair value of the options granted was estimated on the date of their grant using the Black-Scholes option-pricing model based on the following weighted average assumptions:

                                                                  JANUARY 3,     OCTOBER 4,
                                                                     1999           1998
                                                                  -----------    -----------
                                                                  (UNAUDITED)
              Risk-free interest rate...........................         5%               5%
              Expected life in years............................        6.1              6.1
              Expected volatility...............................      31.4%            29.4%
              Expected dividend yield...........................         --               --

              Dividend yield was excluded from the calculation since it is the present policy of the Company to retain all earnings to finance operations. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect their fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

        (v)  Loss on settlement of long-term debt:

              Under United States GAAP, the debt prepayment penalty incurred on settlement of long-term debt, which is identified as a separate expense item in the consolidated statements of income for Canadian GAAP purposes (see note 7 to the Consolidated Financial Statements), would have been treated as an extraordinary item and presented net of taxes as $543,000.

19.
RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):
     (b)  Consolidated statements of changes in financial position:

        (i) The Company's consolidated statements of changes in financial position reconcile the changes in bank indebtedness. Under United States GAAP, changes in bank indebtedness amounting to $(17,466,910) in fiscal 1998, ($3,787,663) in fiscal 1997 and
              ($4,383,787) in fiscal 1996 would have been disclosed as financing activities. Changes in bank indebtedness amounting to $(29,032,100) as of January 3, 1999 and $(14,533,769) as of
              January 4, 1998 would have been disclosed as financing activities (unaudited).

                                                      THREE-MONTH    THREE-MONTH                                   TEN-MONTH
                                                      PERIOD ENDED   PERIOD ENDED    YEAR ENDED    YEAR ENDED    PERIOD ENDED
                                                       JANUARY 3,     JANUARY 4,     OCTOBER 4,    OCTOBER 5,    SEPTEMBER 29,
                                                          1999           1998           1998          1997           1996
                                                      ------------   ------------   ------------   -----------   -------------
                                                              (UNAUDITED)
                         Cash and equivalents,
                           United States GAAP,
                           beginning of period......  $         --   $        --    $         --   $        --    $        --
                         Changes due to United
                           States GAAP:
                           Operating activities on a
                             Canadian basis.........   (29,132,041)   (8,583,199)    (17,186,600)   (4,196,878)    (5,738,347)
                           Start-up costs...........       (20,100)       50,000        (397,900)     (408,000)            --
                           Plant renovation costs...        27,000        27,000         108,000      (192,000)            --
                                                      ------------   -----------    ------------   -----------    -----------
                           Operating activities cash
                             flow, United States
                             GAAP...................   (29,125,141)   (8,506,199)    (17,476,500)   (4,796,878)    (5,738,347)
                           Investing activities on a
                             Canadian basis.........   (12,980,878)   (5,974,871)    (26,826,717)   (7,138,710)    (7,734,885)
                           Start-up costs...........        20,100       (50,000)        397,900       408,000             --
                           Plant renovation costs...       (27,000)      (27,000)       (108,000)      192,000             --
                                                      ------------   -----------    ------------   -----------    -----------
                           Investing activities cash
                             flow, United States
                             GAAP...................   (12,987,778)   (6,051,871)    (26,536,817)   (6,538,710)    (7,734,885)
                           Financing activities on a
                             Canadian basis.........    13,080,819        24,301      26,546,407     7,547,925      9,089,445
                           Increase in bank
                             indebtedness...........    29,032,100    14,533,769      17,466,910     3,787,663      4,383,787
                                                      ------------   -----------    ------------   -----------    -----------
                           Financing activities cash
                             flow, United States
                             GAAP...................    42,112,919    14,558,070      44,013,317    11,335,588     13,473,232
                                                      ------------   -----------    ------------   -----------    -----------
                         Cash and equivalents,
                           United States GAAP, end
                           of period................  $         --   $        --    $         --   $        --    $        --
                                                      ============   ===========    ============   ===========    ===========

        (ii) Investing activities include additions to fixed assets of $1,553,715 in fiscal 1998 (1997--$534,925; 1996--$2,850,866) and
              $960,139 for the three-month period ended January 3, 1999 (January 4, 1998--$1,117,915) (unaudited) which were acquired through capital leases.

19.
RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):
        (iii) United States GAAP requires that the amount of interest and income taxes paid during each fiscal period be disclosed. There is no requirement to disclose this information under Canadian GAAP. Cash paid during the years was as follows:

                                                JANUARY 3,   JANUARY 4,   OCTOBER 4,   OCTOBER 5,   SEPTEMBER 29,
                                                   1999         1998         1998         1997          1996
                                                ----------   ----------   ----------   ----------   -------------
                                                      (UNAUDITED)
                 Interest.....................  $1,295,775   $  700,836   $5,004,894   $2,971,316    $2,481,018
                 Income taxes.................     320,000    2,037,832    3,369,212       73,972        98,000

     (c) Consolidated balance sheets:

        Differences between Canadian and United States GAAP are not material in the presentation of the assets, liabilities and shareholders' equity, except for:

                                                    JANUARY 3,      OCTOBER 4,      OCTOBER 5,
                                                       1999            1998            1997
                                                   ------------    ------------    ------------
                                                   (UNAUDITED)
         Other assets under Canadian GAAP........  $  7,248,229    $  6,105,008    $  3,885,276
         Start-up costs..........................      (826,000)       (805,900)       (408,000)
         Plant renovation costs..................       (57,000)        (84,000)       (192,000)
                                                   ------------    ------------    ------------
         Other assets under United States GAAP...  $  6,365,229    $  5,215,108    $  3,285,276
                                                   ============    ============    ============
         Long-term debt under Canadian GAAP......  $ 37,065,041    $ 24,754,500    $ 21,958,303
         Debt discount...........................            --              --        (640,000)
                                                   ------------    ------------    ------------
         Long-term debt under United States
           GAAP..................................  $ 37,065,041    $ 24,754,500    $ 21,318,303
                                                   ============    ============    ============
         Future income tax liabilities under
           Canadian GAAP.........................  $  3,278,000    $  3,028,000    $  2,675,000
         Future taxes related to debt discount...            --              --         240,000
         Future taxes related to GAAP
           adjustments...........................       (21,000)        (31,000)        (71,000)
                                                   ------------    ------------    ------------
         Future income tax liabilities under
           United States GAAP (c)(i).............  $  3,257,000    $  2,997,000    $  2,844,000
                                                   ============    ============    ============
         Temporary equity under Canadian GAAP....  $         --    $         --    $         --
         Stock options treated as temporary
           equity (c)(ii)........................            --         800,000         800,000
         Reclass of Class A preferred shares and
           Class A common shares (c)(ii).........            --      43,050,000      20,550,000
         Reduction in fair value of temporary
           equity (c)(ii)........................            --     (21,600,000)             --
         Redemption of shares....................            --      (1,950,000)             --
         Exercise of one option held and purchase
           of the second option..................            --        (300,000)             --
         Reclass of temporary equity to share
           capital (c) (ii)......................            --     (20,000,000)             --
                                                   ------------    ------------    ------------
         Temporary equity under United States
           GAAP..................................  $         --    $         --    $ 21,350,000
                                                   ============    ============    ============

19. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):
     (c) Consolidated balance sheets (continued):

                                                    JANUARY 3,      OCTOBER 4,      OCTOBER 5,
                                                       1999            1998            1997
                                                   ------------    ------------    ------------
                                                   (UNAUDITED)
         Share capital under Canadian GAAP.......  $ 34,458,145    $ 34,458,145    $  7,271,994
         Reclass of Class A preferred shares and
           Class A common shares (c) (ii)........    (2,181,598)     (2,181,598)     (2,181,598)
         Redemption of shares....................       422,866         422,866              --
         Reclass of Class A preferred and Class A
           common shares issued during fiscal
           1998..................................      (500,000)       (500,000)             --
         Reclass of temporary equity to share
           capital (c) (ii)......................    20,000,000      20,000,000              --
                                                   ------------    ------------    ------------
         Share capital under United States
           GAAP..................................  $ 52,199,413    $ 52,199,413    $  5,090,396
                                                   ============    ============    ============
         Contributed surplus under Canadian
           GAAP..................................  $    322,866    $    322,866    $         --
         Reversal of contributed surplus recorded
           under Canadian GAAP...................      (322,866)       (322,866)             --
         Excess of fair value of temporary equity
           shares redeemed over redemption
           price.................................     1,850,000       1,850,000              --
         Excess of fair value of temporary equity
           (c) (ii)..............................    21,600,000      21,600,000              --
                                                   ------------    ------------    ------------
         Contributed surplus under United States
           GAAP..................................  $ 23,450,000    $ 23,450,000    $         --
                                                   ============    ============    ============
         Retained earnings under Canadian GAAP...  $ 19,527,958    $ 18,549,191    $  8,380,901
         United States GAAP net income
           adjustments...........................    (1,362,000)     (1,358,900)       (629,000)
         Future income tax on debt discount......      (300,000)       (300,000)       (300,000)
         Excess of fair value over book value of
           Class A preferred shares (c) (ii).....   (40,868,402)    (40,868,402)    (18,368,402)
         Re-acquired option included in temporary
           equity (c) (ii).......................       800,000         800,000              --
                                                   ------------    ------------    ------------
         Retained earnings (deficit) under United
           States GAAP...........................  $(22,202,444)   $(23,178,111)   $(10,916,501)
                                                   ============    ============    ============

        (i)   Future income taxes:

              Effective fiscal 1998, the Company adopted the new Canadian Institute of Chartered Accountants Handbook income tax recommendations which more closely align the Canadian and United States accounting policies. Differences in the calculation of deferred/future income taxes for fiscal 1997 were not material.

19. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):
     (c) Consolidated balance sheets (continued):
           (i)   Future income taxes (continued):
              As at the following dates, future tax assets and liabilities are the result of:

                                                      JANUARY 3,     OCTOBER 4,     OCTOBER 5,
                                                         1999           1998           1997
                                                      -----------    -----------    -----------
                                                      (UNAUDITED)
              Fixed assets..........................  $(4,860,000)   $(4,717,000)   $(2,621,000)
              Debt discount.........................           --             --       (240,000)
              Share issue costs.....................    1,491,000      1,576,000             --
              Deferred financing costs..............      145,000        177,000         17,000
              Other.................................      (33,000)       (33,000)            --
                                                      -----------    -----------    -----------
                                                      $(3,257,000)   $(2,997,000)   $(2,844,000)
                                                      ===========    ===========    ===========

        (ii)  Temporary equity:

              Under United States GAAP, certain shares would be classified outside of shareholders' equity and recorded as temporary equity at an amount equal to their fair market value. As at October 5, 1997, $18,368,402 representing the difference between the fair market value and the carrying value was charged against retained earnings.

              As at April 5, 1998, the end of the second quarter of fiscal 1998, the difference between the fair value and the carrying value of these shares had increased by $22,500,000, which amount had been reported as an accretion in the value of these shares and shown as a reduction to net income available to common shareholders for the six months then ended. Due to a subsequent decline in the stock market, $21,600,000 of this accretion had reversed by the time the Company priced its shares in the market. This reduction in the fair value was removed from temporary equity and credited to contributed surplus.

              Under Canadian GAAP, these shares are recorded as part of share capital at their book values.

              Under United States GAAP, the difference of $800,000 between the estimated fair market value of the options described in (a) (iii) and the subscription price at the date the options were granted is accounted for as an adjustment to temporary equity.

              During fiscal 1998, the Company re-acquired a stock option for $2,500,000 which was charged against retained earnings under Canadian GAAP (see note 8 (b) to the Consolidated Financial Statements). Under United States GAAP, since the option had been valued at $800,000 and accounted for as temporary equity, only $1,700,000 would be charged to retained earnings on the re-acquisition. The resulting net difference between Canadian and United States GAAP of $800,000 has been credited to retained earnings.

              As a result of the initial public offering, the amounts classified as temporary equity are reclassified as part of share capital.

19. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED):

     (d) Supplementary information:

        Under United States GAAP, separate disclosure is required of the following income statement and balance sheet items. There is no similar requirement under Canadian GAAP.

                                            JANUARY 3,     JANUARY 4,    OCTOBER 4,     OCTOBER 5,     SEPTEMBER 29,
                                               1999           1998          1998           1997            1996
                                            -----------    ----------    -----------    -----------    -------------
                                                   (UNAUDITED)
            STATEMENTS OF INCOME:
              Rental expenses.............  $ 1,382,550     $488,051     $ 2,798,000    $ 1,876,000     $1,208,000
              Foreign exchange gains
                (losses)..................     (262,759)     456,889         902,000        158,000         61,000
              Advertising expense.........      502,266      373,779       3,693,000      1,463,000      1,321,000
            BALANCE SHEETS:
              Accounts payable............   37,577,774                   38,640,000     14,968,000
              Accrued liabilities.........   10,359,802                    6,670,000      2,366,000

------------------------------------------------------
------------------------------------------------------

PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER GILDAN ACTIVEWEAR INC. NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES AND CANADA TO PERMIT A PUBLIC OFFERING OF THE CLASS A SUBORDINATE VOTING SHARES OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES AND CANADA ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE THE RESTRICTIONS OF THAT JURISDICTION RELATED TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS.

                             ---------------------

                               TABLE OF CONTENTS

                             ---------------------

                                         PAGE
                                         ----
Presentation of Financial
  Information..........................       i
Cautionary Statement Regarding
  Forward-looking Statements...........      ii
Prospectus Summary.....................       1
Risk Factors...........................       8
Use of Proceeds........................      16
Dividends..............................      16
Exchange Rates.........................      17
Capitalization.........................      18
Price Range of Our Shares..............      19
Selected Consolidated Financial
  Information..........................      20
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................      22
Business...............................      29
Management.............................      43
Certain Relationships and Related
  Transactions.........................      52
Principal Shareholders.................      55
Description of Share Capital...........      56
Description of Certain Indebtedness....      63
Shares Eligible for Future Sale and
  Escrow Arrangements..................      65
Taxation...............................      67
Exchange Controls......................      72
Underwriting...........................      73
Legal Matters..........................      74
Experts................................      75
Where You Can Find More Information....      75
Index to Consolidated Financial
  Statements...........................     F-1

------------------------------------------------------
------------------------------------------------------
                          ------------------------------------------------------
                          ------------------------------------------------------

                                      LOGO

                  3,000,000 CLASS A SUBORDINATE VOTING SHARES

                             ---------------------
                                   PROSPECTUS
                             ---------------------

                            BEAR, STEARNS & CO. INC.

                         NESBITT BURNS SECURITIES INC.

                         THE ROBINSON-HUMPHREY COMPANY

                      WASSERSTEIN PERELLA SECURITIES, INC.

                                          , 1999
                          ------------------------------------------------------
                          ------------------------------------------------------

                                    PART II.

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

     The following sets forth the expenses, other than underwriting discounts and commissions, expected to be incurred by Gildan Activewear Inc. (the "Company" or "Gildan") in connection with the issuance and distribution of the securities registered under this Registration Statement. All expenses are estimated except for the Securities and Exchange Commission's (the "Commission") registration fee and the National Association of Securities Dealers filing fee.

DESCRIPTION                                                        AMOUNT
-----------                                                     ------------
Securities and Exchange Commission Registration Fee.........    $
Filing Fees for Canadian Provinces..........................
Blue Sky Fees and Expenses..................................
National Association of Securities Dealers Filing Fee.......
Listing Fees................................................
Printing and Engraving Expenses.............................
Legal Fees and Expenses.....................................
Accounting Fees and Expenses................................
Registrar and Transfer Agent's Fee..........................
Miscellaneous...............................................
                                                                ------------
  Total.....................................................    $
                                                                ============

---------------
*   To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Administrative Resolutions of the Company provide as follows:

     Subject to the limitations contained in the Canada Business Corporations Act (the "CBCA"), as amended, but without limit to the right of the Corporation to indemnify any person under such Act or otherwise, the Corporation shall indemnify a Director or Officer, a former Director or former Officer, or a person who acts or acted at the Corporation's request as the director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by and in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a Director or Officer of the Corporation or of such body corporate, if (a) he acted honestly and in good faith with a view to the best interest of the Corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

     The CBCA provides that directors and officers may be indemnified by the Company generally, as follows:

     "Except in respect of an action by or on behalf of the Corporation to procure a judgement in its favor, the Corporation shall indemnify any director or officer, any former director or former officer, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer if:

     (a) he acted honestly and in good faith with a view to the best interests of the Corporation; and

     (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

     The Corporation shall, with the approval of the court, indemnify any person referred to in the immediately preceding paragraph in respect of an action by or on behalf of the Corporation to procure a judgement in its favor, to which he is made a party by reason of being or having been a director or officer, against all costs, charges and expenses reasonably incurred by him in connection with such action, if he fulfills the conditions set out in sub-paragraphs (a) and (b) above.

     Notwithstanding anything herein above contained, the Corporation shall indemnify any person referred to in the first paragraph of this by-law XXII who has been substantially successful in the defence of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer against all costs, charges and expenses reasonably incurred by him in respect of such action or proceeding."

     Except in the case of an action taken by the Company or of a derivative action taken by a shareholder on behalf of the Company, the CBCA provides that a director or officer may be indemnified by the Company against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment if (a) he acted honestly and in good faith with a view to the best interests of the Company; and (b) in the case of a criminal or administrative action, he had reasonable grounds for believing that his conduct was lawful. The right of indemnification is more limited under the CBCA where directors or officers are sued by the Company or on its behalf by a shareholder (a derivative action). In those cases, the Company may, with the approval of a court, indemnify directors and officers against all costs, charges and expenses but not the amount of the judgment or settlement of an action, provided he fulfills the conditions of (a) and (b) above. A director or officer must be indemnified for costs, charges and expenses if he was substantially successful on the merits of his defense and fulfills the conditions of (a) and (b) above.

     The Company maintains a Directors & Officers Indemnity Insurance Policy, which indemnifies the Company's directors and officers for wrongful acts. Among certain restrictions, the Company's policy limits liability coverage to $50.0 million. In addition, Mr. Daniel Laporte is covered by a $5.0 million directors and officers liability insurance policy maintained by Le Fonds de solidarite des travailleurs du Quebec (F.T.Q.) (the "Fund").

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since January 1, 1996, the Company issued and sold the following unregistered securities:

     On January 31, 1996, Gildan issued to the Fund an unsecured and subordinated debenture in an aggregate principal amount of $3.0 million.

     On May 9, 1997, Gildan issued to the Fund an unsecured and subordinated debenture in an aggregate principal amount of $6.0 million.

     On August 7, 1997, in exchange for the 10,000,000 common shares of Gildan held by the Fund and Harco, Gildan issued 3,000,000 Class "A" preferred shares and 300 Class "A" common shares of Gildan to the Fund and 7,000,000 Class "A" preferred shares to Harco.

     On the same date, Gildan issued the following shares in exchange for the retirement of the following loans owed by Gildan:

                                                                NUMBER OF
                                                                CLASS "A"
                                                              COMMON SHARES     AMOUNT OF
NAME OF SHAREHOLDER                                              ISSUED        LOAN RETIRED
-------------------                                           -------------    ------------
H. Gregory Chamandy Family Trust............................       305          $4,357.14
Glenn Chamandy Family Trust.................................       305          $4,357.14
Shirley Chamandy Family Trust...............................        20          $  285.72
Tisch Family Trust..........................................        70          $1,000.00

     On January 28, 1998, Gildan issued to the Fund an unsecured and subordinated debenture in an aggregate principal amount of $6.0 million.

     On June 17, 1998, in connection with the initial public offering and to effect the recapitalization of the Company, Gildan issued 3,903,000 Class A Subordinate Voting Shares and 3,047,000 Class B Multiple Voting Shares.

     On June 25, 1998, Gildan issued to the Fund an unsecured and subordinated debenture due 2003 in an aggregate principal amount of $15.0 million which replaced Gildan's three then outstanding debentures held by the Fund.

     On January 4, 1999, Gildan issued to the Fund an unsecured and subordinated debenture due 2004 in an aggregate principal amount of $15.0 million.

     On February 1, 1999, Gildan issued to Capital d'Amerique CDPQ Inc. an unsecured and subordinated debenture due 2004 in an aggregate principal amount of $15.0 million. In connection with this issuance, Capital d'Amerique CDPQ Inc. purchased 444,444 Class A Subordinate Voting Shares at Cdn$11.25 per share for an aggregate purchase price of $5.0 million.

     Each of the securities listed above was sold to persons who were neither nationals nor residents of the United States and no facilities or instrumentalities of U.S. interstate commerce were used in connection with any offer or sale thereof. No underwriter or underwriting discount or commission was involved in any of such sales.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits:

     The following exhibits are filed pursuant to Item 601 of Regulation S-K.

    EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
    -----------                      ----------------------
         ** 1     Form of Underwriting Agreement.
        * 3.1     Restated Certificate and Articles of Incorporation, dated
                  January 8, 1999.
        * 3.2     By-Law One.
        * 3.3     Administrative Resolutions.
            4     Form of certificate of the Company's Class A Subordinate
                  Voting Shares (incorporated by reference to Exhibit 4 to the
                  Company's Registration Statement on Form F-1 No. 333-8770).
         ** 5     Opinion of Ogilvy Renault.
       ** 8.1     Opinion of Simpson Thacher & Bartlett.
       ** 8.2     Opinion of Ogilvy Renault.
         ** 9     Agreement between Harco and the Fund.
         10.1     Trust Agreement between the Company, Harco Holdings Ltd., H.
                  Greg Chamandy, Glenn J. Chamandy, Edwin B. Tisch and
                  Montreal Trust Company, dated June 16, 1998 (incorporated by reference to Exhibit 10.1 to the Company's Registration
                  Statement on Form F-1 No. 333-8770).
         10.2     Amended and Restated Loan Agreement with Bank of America
                  Canada, dated August 6, 1997 (incorporated by reference to
                  Exhibit 10.2 to the Company's Registration Statement on Form
                  F-1 No. 333-8770).
         10.3     Amendment No. 1 to the Amended and Restated Loan Agreement
                  with Bank of America Canada (incorporated by reference to
                  Exhibit 10.3 to the Company's Registration Statement on Form
                  F-1 No. 333-8770).
         10.4     Amendment No. 2 to the Amended and Restated Loan Agreement
                  with Bank of America Canada (incorporated by reference to
                  Exhibit 10.4 to the Company's Registration Statement on Form
                  F-1 No. 333-8770).
         10.5     Amendment No. 3 to the Amended and Restated Loan Agreement
                  with Bank of America Canada (incorporated by reference to
                  Exhibit 10.5 to the Company's Registration Statement on Form
                  F-1 No. 333-8770).
         10.6     Amendment No. 4 to the Amended and Restated Loan Agreement
                  with Bank of America Canada (incorporated by reference to
                  Exhibit 10.6 to the Company's Registration Statement on Form
                  F-1 No. 333-8770).
         10.7     Amendment No. 5 to the Amended and Restated Loan Agreement
                  with Bank of America Canada (incorporated by reference to
                  Exhibit 10.7 to the Company's Registration Statement on Form
                  F-1 No. 333-8770).
       **10.8     Amendment No. 6 to the Amended and Restated Loan Agreement
                  with Bank of America Canada.
       **10.9     Amendment No. 7 to the Amended and Restated Loan Agreement
                  with Bank of America Canada.

    EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
    -----------                      ----------------------
      **10.10     Amendment No. 8 to the Amended and Restated Loan Agreement
                  with Bank of America Canada.
      **10.11     Amendment No. 9 to the Amended and Restated Loan Agreement
                  with Bank of America Canada.
        10.12     Employment Agreement with H. Gregory Chamandy (incorporated by reference to Exhibit 10.8 to the Company's Registration
                  Statement on Form F-1 No. 333-8770).
        10.13     Change of Control Agreement with H. Gregory Chamandy
                  (incorporated by reference to Exhibit 10.9 to the Company's
                  Registration Statement on Form F-1 No. 333-8770).
        10.14     Employment Agreement with Glenn J. Chamandy (incorporated by reference to Exhibit 10.10 to the Company's Registration
                  Statement on Form F-1 No. 333-8770).
        10.15     Change of Control Agreement with Glenn J. Chamandy
                  (incorporated by reference to Exhibit 10.11 to the Company's
                  Registration Statement on Form F-1 No. 333-8770).
        10.16     Employment Agreement with Edwin B. Tisch (incorporated by
                  reference to Exhibit 10.12 to the Company's Registration
                  Statement on Form F-1 No. 333-8770).
        10.17     Change of Control Agreement with Edwin B. Tisch
                  (incorporated by reference to Exhibit 10.13 to the Company's
                  Registration Statement on Form F-1 No. 333-8770).
      **10.18     Employment Agreement with Ken Cieply.
      **10.19     Change of Control Agreement with Ken Cieply.
      **10.20     Employment Agreement with George Sam Yu Sum.
      **10.21     Change of Control Agreement with George Sam Yu Sum.
      **10.22     Employment Agreement with Francois Vinette.
      **10.23     Change of Control Agreement with Francois Vinette.
      **10.24     Registration Rights Agreement.
      **10.25     Escrow Agreement between the Company, Harco Holdings Ltd,
                  Fonds de solidarite des travailleurs du Quebec (F.T.Q.), H.
                  Gregory Chamandy Family Trust, Glenn Chamandy Family Trust
                  and Montreal Trust Company, dated June 16, 1998
                  (incorporated by reference to Exhibit 10.15 to the Company's
                  Registration Statement on Form F-1 No. 333-8770).
      **10.26     Annual Incentive Plan (SCORES).
      **10.27     Gildan Stock Option Plan.
      **10.28     Debenture dated as of June 25, 1998 between the Company and
                  Le Fonds de solidarite des travailleurs du Quebec (F.T.Q.).
      **10.29     Debenture dated as of January 4, 1999 between the Company
                  and Le Fonds de solidarite des travailleurs du Quebec
                  (F.T.Q.).
      **10.30     Share Subscription and Debenture Purchase Agreement dated as of February 1, 1999 between the Company and Capital
                  d'Amerique CDPQ Inc.
      **10.31     Lease dated as of March 9, 1998 among the Company,
                  Confecciones el Porvenir and Parque Industrial el Porvenir,
                  S.A.
      **10.32     Lease dated as of August 25, 1998 between the Company and
                  Fleming Companies Inc.

    EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
    -----------                      ----------------------
          *21     Subsidiaries of the Company.
       **23.1     Consent of Simpson Thacher & Bartlett (included in Exhibit
                  8.1).
       **23.2     Consent of Ogilvy Renault (included in part in Exhibits 5
                  and 8.2).
        *23.3     Consent of KPMG LLP, Chartered Accountants.
           24     Power of Attorney (included in Part II of this Registration
                  Statement).

-------------------------
 *  Filed herewith.

**  To be filed by amendment.

     (b)  Attached hereto are the following statement schedules:

None.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the U.S. Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the U.S. Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the U.S. Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the U.S. Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act"), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Montreal, Quebec, Canada, March 17, 1999.

                                          GILDAN ACTIVEWEAR INC./LES VETEMENTS
                                          DE SPORTS GILDAN INC.

                                          By: /s/  H. Greg Chamandy

                                            ------------------------------------

                                            H. Gregory Chamandy, Chairman of the
                                            Board and Chief Executive Officer


                               POWER OF ATTORNEY

     Each of the undersigned officers and directors of Gildan Activewear Inc./Les Vetements de Sports Gildan Inc., a Canadian company, and its Authorized Representative in the United States, Puglisi & Associates, hereby constitute and appoint H. Gregory Chamandy and Ken Cieply, as his attorney-in-fact and Agent, with full power of substitution and resubstitution, in his name and on his behalf, to sign in any and all capacities this Registration Statement and any and all amendments (including post-effective amendments) and exhibits to this Registration Statement, any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) under the U.S. Securities Act and any and all amendments (including post-effective amendments) and exhibits thereto, and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

     Pursuant to the requirements of the U.S. Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                    NAME                                      TITLE                        DATE
                    ----                                      -----                        ----
/s/  H. Greg Chamandy                          Chairman of the Board and Chief      March 17, 1999
---------------------------------------------  Executive Officer (principal
H. Gregory Chamandy                            executive officer)

/s/  Glenn J. Chamandy                         Director                             March 17, 1999
---------------------------------------------
Glenn J. Chamandy

/s/  Edwin B. Tisch                            Director                             March 17, 1999
---------------------------------------------
Edwin B. Tisch

/s/  William H. Houston III                    Director                             March 17, 1999
---------------------------------------------
William H. Houston III

                    NAME                                      TITLE                        DATE
                    ----                                      -----                        ----
/s/  Daniel Laporte                            Director                             March 17, 1999
---------------------------------------------
Daniel Laporte

/s/ Norman M. Steinberg                        Director                             March 17, 1999
---------------------------------------------
Norman M. Steinberg
/s/  Robert M. Baylis                          Director                             March 17, 1999
---------------------------------------------
Robert M. Baylis

/s/  Richard P. Strubel                        Director                             March 17, 1999
---------------------------------------------
Richard P. Strubel

/s/  Ken Cieply                                Vice President--Finance and          March 17, 1999
---------------------------------------------  Administration (principal financial
Ken Cieply                                     and accounting officer)

Authorized Representative in the United
States: Puglisi & Associates

By: /s/  Gregory F. Lavelle                                                         March 17, 1999
----------------------------------------
Gregory F. Lavelle
Vice President

                                 EXHIBIT INDEX

     Exhibits identified in parentheses below are on file with the Securities and Exchange Commission and are incorporated herein by reference to such previous filings.

    EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
    -----------                      ----------------------
    **1           Form of Underwriting Agreement.
     *3.1         Restated Certificate and Articles of Incorporation, dated
                  January 8, 1999. (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form F-1 No.
                  333-8770).
     *3.2         By-Law One.
     *3.3         Form of Administrative Resolutions.
      4           Form of certificate of the Company's Class A Subordinate
                  Voting Shares (incorporated by reference to Exhibit 4 to the
                  Company's Registration Statement on Form F-1 No. 333-8770).
    **5           Opinion of Ogilvy Renault.
    **8.1         Opinion of Simpson Thacher & Bartlett.
    **8.2         Opinion of Ogilvy Renault.
    **9           Agreement between Harco and the Fund.
      10.1        Trust Agreement between the Company, Harco Holdings Ltd., H.
                  Greg Chamandy, Glenn J. Chamandy, Edwin B. Tisch and
                  Montreal Trust Company, dated June 16, 1998 (incorporated by reference to Exhibit 10.1 to the Company's Registration
                  Statement on Form F-1 No. 333-8770).
      10.2        Amended and Restated Loan Agreement with Bank of America
                  Canada, dated August 6, 1997 (incorporated by reference to
                  Exhibit 10.2 to the Company's Registration Statement on Form
                  F-1 No. 333-8770).
      10.3        Amendment No. 1 to the Amended and Restated Loan Agreement
                  with Bank of America Canada (incorporated by reference to
                  Exhibit 10.3 to the Company's Registration Statement on Form
                  F-1 No. 333-8770).
      10.4        Amendment No. 2 to the Amended and Restated Loan Agreement
                  with Bank of America Canada (incorporated by reference to
                  Exhibit 10.4 to the Company's Registration Statement on Form
                  F-1 No. 333-8770).
      10.5        Amendment No. 3 to the Amended and Restated Loan Agreement
                  with Bank of America Canada (incorporated by reference to
                  Exhibit 10.5 to the Company's Registration Statement on Form
                  F-1 No. 333-8770).
      10.6        Amendment No. 4 to the Amended and Restated Loan Agreement
                  with Bank of America Canada (incorporated by reference to
                  Exhibit 10.6 to the Company's Registration Statement on Form
                  F-1 No. 333-8770).
      10.7        Amendment No. 5 to the Amended and Restated Loan Agreement
                  with Bank of America Canada (incorporated by reference to
                  Exhibit 10.7 to the Company's Registration Statement on Form
                  F-1 No. 333-8770).
    **10.8        Amendment No. 6 to the Amended and Restated Loan Agreement
                  with Bank of America Canada.
    **10.9        Amendment No. 7 to the Amended and Restated Loan Agreement
                  with Bank of America Canada.

    EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
    -----------                      ----------------------
    **10.10       Amendment No. 8 to the Amended and Restated Loan Agreement
                  with Bank of America Canada.
    **10.11       Amendment No. 9 to the Amended and Restated Loan Agreement
                  with Bank of America Canada.
      10.12       Employment Agreement with H. Gregory Chamandy (incorporated by reference to Exhibit 10.8 to the Company's Registration
                  Statement on Form F-1 No. 333-8770).
      10.13       Change of Control Agreement with H. Gregory Chamandy
                  (incorporated by reference to Exhibit 10.9 to the Company's
                  Registration Statement on Form F-1 No. 333-8770).
      10.14       Employment Agreement with Glenn J. Chamandy (incorporated by reference to Exhibit 10.10 to the Company's Registration
                  Statement on Form F-1 No. 333-8770).
      10.15       Change of Control Agreement with Glenn J. Chamandy
                  (incorporated by reference to Exhibit 10.11 to the Company's
                  Registration Statement on Form F-1 No. 333-8770).
      10.16       Employment Agreement with Edwin B. Tisch (incorporated by
                  reference to Exhibit 10.12 to the Company's Registration
                  Statement on Form F-1 No. 333-8770).
      10.17       Change of Control Agreement with Edwin B. Tisch
                  (incorporated by reference to Exhibit 10.13 to the Company's
                  Registration Statement on Form F-1 No. 333-8770).
    **10.18       Employment Agreement with Ken Cieply.
    **10.19       Change of Control Agreement with Ken Cieply.
    **10.20       Employment Agreement with George Sam Yu Sum.
    **10.21       Change of Control Agreement with George Sam Yu Sum.
    **10.22       Employment Agreement with Francois Vinette.
    **10.23       Change of Control Agreement with Francois Vinette.
    **10.24       Registration Rights Agreement.
    **10.25       Escrow Agreement between the Company, Harco Holdings Ltd,
                  Fonds de solidarite des travailleurs du Quebec (F.T.Q.), H.
                  Gregory Chamandy Family Trust, Glenn Chamandy Family Trust
                  and Montreal Trust Company, dated June 16, 1998
                  (incorporated by reference to Exhibit 10.15 to the Company's
                  Registration Statement on Form F-1 No. 333-8770).
    **10.26       Annual Incentive Plan (SCORES).
    **10.27       Gildan Stock Option Plan.
    **10.28       Debenture dated as of June 25, 1998 between the Company and
                  Le Fonds de solidarite des travailleurs du Quebec (F.T.Q.).
    **10.29       Debenture dated as of January 4, 1999 between the Company
                  and Le Fonds de solidarite des travailleurs du Quebec
                  (F.T.Q.).
    **10.30       Share Subscription and Debenture Purchase Agreement dated as of February 1, 1999 between the Company and Capital
                  d'Amerique CDPQ Inc.

    EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
    -----------                      ----------------------
    **10.31       Lease dated as of March 9, 1998 among the Company,
                  Confecciones el Porvenir and Parque Industrial el Porvenir,
                  S.A.
    **10.32       Lease dated as of August 25, 1998 between the Company and
                  Fleming Companies Inc.
     *21          Subsidiaries of the Company.
    **23.1        Consent of Simpson Thacher & Bartlett (included in Exhibit
                  8.1).
    **23.2        Consent of Ogilvy Renault (included in part in Exhibits 5
                  and 8.2).
     *23.3        Consent of KPMG LLP, Chartered Accountants.
      24          Power of Attorney (included in Part II of this Registration
                  Statement).

-------------------------

*   Filed herewith.

**  To be filed by amendment.